UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Designer Brands Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Designer Brands Inc.
810 DSW Drive
Columbus, Ohio 43219
(614) 237-7100

Notice of 2023 Annual Meeting of Shareholders
and Proxy Statement

WE INSPIRE
SELF-EXPRESSION
IT'S OUR MISSION
db
DESIGNER
BRANDS

April 28, 2023
Dear Designer Brands Shareholder:
You are cordially invited to attend the 2023 Annual Meeting of Shareholders of Designer Brands Inc. (the “Company”) at 11:00 a.m. Eastern Time on June 15, 2023. The Annual Meeting will be held in a virtual-only format via live audio cast at www.virtualshareholdermeeting.com/DBI2023. All holders of shares of our outstanding common stock as of the close of business on April 21, 2023, are entitled to vote at the meeting. Details of the business to be conducted at the meeting are given in the Notice of 2023 Annual Meeting of Shareholders and the Proxy Statement, which are included on the following pages. Instructions for accessing the virtual meeting audio cast online are also included in the Proxy Statement.
Fiscal 2022 was a year of notable strategic progress on our multi-year journey from retailer to brand builder. In April 2022, we hosted our first Investor Day since 2019, highlighting the milestones we have reached so far in our transformation, along with our long-term strategic objectives. This included our goal of doubling the net sales of our Owned Brands by 2026 (using 2021 net sales as a baseline), while maintaining our net sales from our National Brand partners. We also provided long-term financial guidance through 2026.
We posted a healthy 4.4% increase in comparable sales for fiscal 2022, and saw Owned Brand net sales growth of 32.1% and Owned Brand Direct-to-Consumer (“DTC”) net sales growth of 35.2% for the full year. These advancements were all made amidst a challenging economic environment with increasing pressure on consumer discretionary spending, and we continued to make marked progress on our initiatives. On the Owned Brands front, during the fiscal year, we expanded our relationship with Hush Puppies and welcomed Topo Athletic and Le Tigre into our Owned Brands portfolio, with Keds following closely behind at the start of fiscal 2023. These acquisitions will enable us to accelerate our DTC capabilities and build our Owned Brands portfolio across the retail landscape. We also grew our DTC channels and today, we now operate e-commerce sites for DSW, The Shoe Company, Vince Camuto, Keds, and Topo Athletic. As we move forward and our portfolio continues to grow, we are reimagining the way we work, reorganizing our operations to find efficiencies, and making strategic investments to foster growth. Importantly, we are also delivering structurally improved profitability, with gross margin for fiscal 2022 up 400 basis points over fiscal 2019. The transformation of our organization is one that excites us and gives us a strong foundation for a long runway of growth into the future.
Your vote is important. Whether or not you plan to attend the Annual Meeting virtually, please vote as soon as possible. As an alternative to voting during the Annual Meeting, you may vote in advance via the internet, by telephone, or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting by any of these methods will ensure you have a say on the important issues to be voted on at the Annual Meeting.
I would like to thank you personally for your continued support of Designer Brands Inc.

Douglas M. Howe
Chief Executive Officer

i

Designer Brands Inc.
810 DSW Drive
Columbus, Ohio 43219
(614) 237-7100

Notice of 2023 Annual Meeting of Shareholders

When	Where	Record Date
Thursday, June 15, 2023 at 11:00 a.m. Eastern Time	Via live audio cast: www.virtualshareholdermeeting.com/DBI2023	Shareholders as of the close of business on April 21, 2023, are entitled to vote at the 2023 Annual Meeting

Items of Business – 2023 Annual Meeting

Proposal	Board Voting Recommendation	Page Reference (for more detail)
1.Election of four Class I directors, each to serve until the 2026 Annual Meeting of Shareholders	FOR each director nominee	13
2.Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2023	FOR	43
3.Approval of a non-binding, advisory resolution on the compensation paid to our named executive officers in fiscal 2022	FOR	76
4.Vote on a non-binding, advisory basis on the frequency of shareholder votes on the compensation paid to our named executive officers	ONE YEAR	77
Shareholders will also transact such other business as may properly come before the 2023 Annual Meeting or any adjournment, continuation, or postponement thereof.

Who Can Vote	How to Virtually Attend the 2023 Annual Meeting

Only the holders of record of our Class A and Class B Common Shares as of the close of business on April 21, 2023, our record date for the 2023 Annual Meeting of Shareholders (the “2023 Annual Meeting”), are entitled to notice of and to vote at the 2023 Annual Meeting.
Each shareholder is entitled to one vote for each Class A Common Share held as of the record date, and eight votes for each Class B Common Share held as of the record date.

To virtually attend the 2023 Annual Meeting at www.virtualshareholdermeeting.com/DBI2023, you must enter the control number on your proxy card, voting instruction form, or Notice of Internet Availability you previously received.
Whether or not you plan to virtually attend the 2023 Annual Meeting, we encourage you to vote and submit your proxy in advance of the 2023 Annual Meeting by one of the methods described below. You may also vote online and examine our shareholder list during the 2023 Annual Meeting by following the instructions provided on the meeting website during the 2023 Annual Meeting.
To vote online during the meeting, visit www.virtualshareholdermeeting.com/DBI2023.

Important Voting Information: We will provide the Notice of Internet Availability, electronic delivery of the 2023 Proxy Statement, the 2022 Annual Report on Form 10-K, and a proxy card to shareholders beginning on or about April 28, 2023.

Your Vote is Important: Even if you plan to virtually attend the 2023 Annual Meeting, please cast your vote as soon as possible, following the instructions on your proxy card or voting instruction form (“VIF”):

By internet Go to www.proxyvote.com	By toll-free telephone Dial 1-800-690-6903	By mail If you received a proxy card or VIF by mail, please mark, date, sign, and return it in the postage-paid envelope furnished for that purpose	By QR code Scan the QR code (located on your voting document) using your smart phone

Please consider the issues presented in this Proxy Statement and vote your shares, by internet or telephone, or sign, date, and return your proxy card, as promptly as possible.
Submitting your proxy now will not prevent you from voting your shares online during the 2023 Annual Meeting, as your proxy is revocable at your option. Whether or not you virtually attend the 2023 Annual Meeting, it is important that your shares be part of the voting process. You may log on to www.proxyvote.com and enter your control number to vote your shares. You can also vote in advance of or during the 2023 Annual Meeting. If you attend the virtual annual meeting, please follow the instructions at www.virtualshareholdermeeting.com/DBI2023 to vote or submit questions during the meeting.

Michelle C. Krall
Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer
Designer Brands Inc.
April 28, 2023

Important Notice Regarding the Availability of Proxy Materials for the
2023 Annual Meeting of Shareholders to be held on June 15, 2023:

Our Proxy Statement follows this Notice of Annual Meeting. Financial and other information concerning the Company is contained in our Annual Report on Form 10-K (the “Annual Report”) for the fiscal year ended January 28, 2023 (“fiscal 2022”). The Proxy Statement and Annual Report are available on our Investor Relations website at investors.designerbrands.com. Additionally, you may access our proxy materials at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site.

This Notice of Annual Meeting, the accompanying Proxy Statement, and our Annual Report are all available, free of charge, at www.proxyvote.com.

Forward-Looking Statements
Certain statements in this Proxy Statement may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that involve risks and uncertainties and on information available to the Company as of the date hereof. The Company’s actual results could differ materially from those stated or implied, due to risks and uncertainties associated with its business, which include the risk factors disclosed in its latest Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the section entitled “Risk Factors” contained therein. Forward-looking statements include statements regarding the Company’s expectations, beliefs, intentions, or strategies regarding the future, and can be identified by forward-looking words such as “plans,” “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. Except as may be required by applicable law, the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statement is based.
Websites
Website addresses referenced in this Proxy Statement are provided for convenience only, and the content on the referenced websites does not constitute a part of, and is specifically not incorporated by reference into, this Proxy Statement.

PROXY STATEMENT SUMMARY
This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Designer Brands Inc., an Ohio corporation, for use at the 2023 Annual Meeting of Shareholders (the “2023 Annual Meeting”) to be held on June 15, 2023, at 11:00 a.m. Eastern Time via live audio cast at www.virtualshareholdermeeting.com/DBI2023. It is first being mailed to the shareholders on or about April 28, 2023. This summary does not contain all of the information you should consider, and you should read the entire Proxy Statement carefully before voting. (“We,” “our,” “us,” “Designer Brands,” “DBI,” and the “Company” refer to Designer Brands Inc.)
2023 Annual Meeting of Stockholders

Time and Date Thursday, June 15, 2023 11:00 a.m., Eastern Time	Place Virtual-only meeting via live audio cast, www.virtualshareholdermeeting.com/DBI2023	Record Date April 21, 2023

How to Attend

To participate in the virtual meeting, please visit www.virtualshareholdermeeting.com/DBI2023 and enter the 16-digit control number included in your Notice, on your proxy card, or on the instructions that accompanied your proxy materials.

How to Vote

BY TELEPHONE	BY INTERNET	BY QR CODE	BY MAIL	VIRTUALLY
Call toll-free 24/7 1-800-690-6903	Visit 24/7 www.proxyvote.com	Scan the QR code (located on your voting document) using your smart phone	Complete, date, and sign your proxy card and send by mail in the enclosed postage-paid envelope	Cast your ballot online during the virtual meeting

Proposals Requiring Your Vote
Your vote is very important! Please cast your vote immediately on all the proposals to ensure that your shares are represented.

PROPOSAL 1: Election of Four Class I Director Nominees
The four Class I director nominees possess the necessary qualifications and range of experience and expertise to provide effective oversight and advice to management.
The Board recommends a vote FOR all Class I director nominees.

PROPOSAL 2: Ratification of Appointment of Deloitte & Touche LLP
The Audit Committee approved the appointment of Deloitte & Touche LLP as the Company’s independent auditor for fiscal 2023. As a matter of good corporate governance, shareholders are being asked to ratify the Audit Committee’s appointment of the independent auditor.
The Board recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP.

PROPOSAL 3: Advisory Approval of Named Executive Officer 2022 Compensation
The Company’s executive compensation program is designed to create a direct linkage between shareholders’ interests and management, with incentives specifically tailored to the achievement of short- and long-term goals.
The Board recommends a vote FOR the Company’s 2022 Named Executive Officer compensation.

PROPOSAL 4: Advisory Vote on the Frequency of Shareholder Votes on the Compensation of Named Executive Officers
Section 14A of the Securities Exchange Act of 1934, as amended, requires the Company to include in this Proxy Statement a vote regarding the frequency with which the vote on named executive officer compensation should be held. An annual advisory vote on executive compensation provides shareholders with the opportunity to vote on the compensation decisions made by the Human Capital and Compensation Committee, and it provides the most direct communication and clarity and avoids delays.
The Board recommends a vote for 1 YEAR as the frequency with which the Company should conduct future advisory shareholder votes on named executive officer compensation.

Business Overview – 2022 Highlights
We are pleased with the Company’s fiscal 2022 results amidst a challenging economic backdrop. Specifically, as the Company moved into the third and fourth quarters, the retail industry was significantly over inventoried – particularly in the athletic space – resulting in an increased level of markdowns and promotions. We elected to be less promotional with respect to our athletic product, as we had taken proactive actions earlier in the year to manage and position ourselves well in our athletic inventory levels, and we were supported by the continued resurgence of our clearance business. Therefore, even with these challenges, our team was able to drive healthy growth for the year, including substantial growth in our Owned Brands and DTC channels. Our omnichannel model continues to provide an expanded level of touchpoints with consumers as we grow and diversify our portfolio, which we believe positions us well for future growth.
Some fiscal 2022 highlights included:
1.Net sales of $3.3 billion, representing a 3.7% increase year-over-year;
2.Comparable sales increase of 4.4% year-over-year;
3.Owned Brand sales growth of 32.1% year-over-year;
4.Owned Brand DTC net sales growth of 35.2% year-over-year; and
5.Gross margin of 32.6%, representing a 400 basis point increase compared to fiscal 2019.
Our fiscal 2022 results demonstrate the continued successful execution of the strategy we laid out at our Investor Day in early 2022. This strategy continues to be supported by a world-class executive team, complemented by the efforts of all Company associates. We will continue to navigate these headwinds with an eye towards the future.
Some key elements of our long-term strategy that were communicated at Investor Day – and that continue to drive our organization forward – include:
1.Doubling the net sales from our Owned Brands by 2026 (using 2021 net sales as a baseline);
2.Maintaining our net sales from National Brands;
3.Targeting $4.0 billion in net sales by 2026;
4.Targeting 35% gross margin by 2026; and
5.Generating $1 billion of cash from operating activities over the next 5 years.
Chief Executive Officer (“CEO”) Succession Process
In January 2023, the Company announced a planned CEO transition process whereby the Board appointed Douglas Howe to succeed Roger Rawlins as the Company’s CEO, effective April 1, 2023 (the “CEO Transition”). Following the effective date, Mr. Rawlins has served as a valuable strategic advisor, and will continue in that role until April 2024.
The Board thanks Mr. Rawlins for his leadership and unparalleled commitment to the Company over the past 17 years.

Your Board of Directors
The following table provides summary information about each director currently serving on our Board. Our Board is divided into three classes, with each class to consist, as nearly as possible, of one-third of the total authorized number of directors. In November 2022, the Board rebalanced the classes of the Board, increased the size of the Board from ten to eleven members, and appointed two new directors. Accordingly, the Board is currently composed of four Class I directors, four Class II directors, and three Class III directors. Directors serve for three-year terms with one class of directors elected by our shareholders at each annual meeting. Your Board recommends that you vote “FOR” the election of each of the four Class I director nominees. See “Proposal 1 – Election of Directors.”

Name & Principal Occupation	Age	Director Since	Independent	Committee Memberships
Class I – Term Expires 2023
Harvey L. Sonnenberg Former Partner of Weiser, LLP	81	2005		•AC† •TC
Allan J. Tanenbaum Of Counsel to Taylor English Duma, LLC	76	2005		•AC •NCGC
Peter S. Cobb Founder and Former Executive Vice President of eBags	65	2017		•NCGC† •HCCC •TC
Douglas M. Howe CEO of Designer Brands Inc.	62	2023
Class II – Term Expires 2024
Jay L. Schottenstein Executive Chairman of Designer Brands Inc. and CEO of American Eagle Outfitters, Inc.	68	2005
Joanne Zaiac Former Chief Client Officer of Dentsu International	61	2016		•HCCC •TC
Tami J. Fersko Chief Operations and Supply Chain Officer of Centric Brands	52	2022		•AC •NCGC
Richard A. Paul CEO and Founder of KLUTCH Sports Group	42	2022
Class III – Term Expires 2025
Elaine J. Eisenman Managing Director of Saeje Advisors LLC	74	2008		•HCCC† •AC
Joanna T. Lau Former Chief Executive Officer of Lau Technologies Inc.	64	2008		•TC† •CC •NCGC
Joseph A. Schottenstein Chief Operating Officer and Executive Vice President of Acquisitions and Leasing at Schottenstein Property Group (“SPG”) and Schottenstein Realty LLC	43	2012

AC	Audit Committee
HCCC	Human Capital and Compensation Committee
NCGC	Nominating and Corporate Governance Committee
TC	Technology Committee
†	Committee Chair

Current Board Snapshot*
*Based on self-identification information that was provided by the directors and to which each such director consented to the public disclosure of.

Summary of Director Skills
Our directors bring to our Board a wide variety of skills, qualifications, experiences, and viewpoints that strengthen the Board’s ability to carry out its oversight role on behalf of our shareholders. The table below is a summary of some of the skills and experience that each director brings to the Board, and which we currently find to be relevant to our business. Because it is a summary, it does not include all of the skills, experience, and qualifications that each director offers, and the fact that a particular experience, skill, or qualification is not listed does not mean that a director does not possess it. All of our directors exhibit high integrity, an appreciation for diversity of background and thought, innovative thinking, a proven record of success, and deep knowledge of corporate governance requirements and best practices.

Attributes, Experience, and Skills	Harvey L. Sonnenberg	Allan J. Tanenbaum	Peter S. Cobb	Jay L. Schottenstein	Douglas M. Howe	Joanne Zaiac	Elaine J. Eisenman	Joanna T. Lau	Joseph A. Schottenstein	Richard A. Paul	Tami J. Fersko
Leadership Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Retail Industry Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Financial Expertise	✓	✓	✓	✓		✓	✓	✓	✓		✓
Audit Committee Financial Expert	✓							✓			✓
International Experience			✓	✓	✓	✓	✓	✓	✓		✓
Marketing and Consumer Insight		✓	✓	✓	✓	✓	✓		✓	✓
Technology and Digital Expertise			✓	✓	✓	✓		✓
Strategic Growth and Business Development Expertise		✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Human Capital/Talent Management Experience		✓	✓	✓	✓	✓	✓	✓	✓	✓
Risk Management Expertise	✓	✓	✓	✓		✓	✓	✓	✓		✓
Corporate Governance Expertise	✓	✓	✓	✓			✓	✓
Real Estate Experience	✓	✓	✓	✓	✓			✓	✓		✓
Mergers & Acquisitions Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Crisis Management Experience		✓	✓	✓	✓		✓		✓		✓
Corporate Social Responsibility Experience		✓	✓	✓	✓		✓		✓		✓
Other Public Company Board Experience	✓	✓	✓	✓			✓	✓
Cybersecurity Experience			✓					✓

Corporate Governance Highlights
The Board remains committed to strong corporate governance and the protection of long-term shareholder value. Please see “Other Director Information, Board Committees, and Corporate Governance Information” for a description of our corporate governance practices. Some of our corporate governance best practices include, but are not limited to:
•Separate CEO and executive chairman roles
•More than two-thirds of the Board is currently composed of independent directors
•100% of committee members are independent
•Robust annual Board and committee evaluation process
•Annual say-on-pay vote
•Stock ownership guidelines for non-employee directors and executive officers
•Board risk oversight (including, without limitation, with respect to cybersecurity and environmental, social, and governance (“ESG”) risks)
•Independent directors meet without management present
•Anti-hedging and anti-pledging policy
•Code of Conduct for directors and employees (including executive officers)
•Annual review of committee charters and governance policies

2022 Shareholder Engagement
Engaging with our shareholders is critically important to our Board and management team. During fiscal 2022, we conducted shareholder outreach to our 25 largest non-affiliate shareholders, whose combined ownership represented approximately 63% of our outstanding Class A Common Shares (as of March 31, 2022).

Sustainability, Social Impact, and Human Capital
At Designer Brands, we are putting our Best Foot Forward toward a more sustainable and inclusive future for footwear — a future where we use less resources and do more to reduce waste and our impact on the planet.
With a long history of giving back to the communities where we live and work, we continuously strive to serve our neighbors, strengthen our communities, and provide support for those in the footwear industry.
Our investment in our people fosters a culture of belonging, empowering individual development and potential. We are passionate about our associates and continue our ongoing focus on creating a more diverse, equitable, and inclusive workplace and industry.

Sustainability	Social Impact	Human Capital
We strive to make sustainable and responsible decisions every day — from energy use and waste to materials and suppliers.	We aim to strengthen the local communities where we live and work through financial support, community engagement, and volunteer service.	We invest in and support our associates to differentiate our products and experiences in the competitive footwear market.

Sustainability

We believe in the importance of helping to create a future where we use less resources and reduce our impact on the planet, making sustainable footwear more attainable. We are proud of our steps forward in this space with the following achievements:
•Since 2018, we have diverted over seven million shoes from landfills by collecting post-consumer shoes in connection with our partnership with Soles4Souls.
•In 2021, we engaged a sustainability consultant to guide us toward public-facing goals and sustainability reporting.
•In 2022, we joined the Sustainable Apparel Coalition.
•In fiscal 2022, we reduced energy consumption by approximately 15% in our stores through our Energy Management System.
•As of January 31, 2023, 44% of our stores operate with LED lighting.

Social Impact

In step with our long-time partner Soles4Souls, we are helping to create sustainable jobs and provide relief through the distribution of shoes and clothing around the world, while giving shoes a second life and keeping them out of landfills. Our efforts and accomplishments in this space include:
•We have donated over seven million pairs of shoes, including more than 1.6 million pairs during fiscal 2022, diverting them from landfills.
•Through point-of-sale donations, we have collected and donated over $600,000 to Soles4Souls.
•In 2022, 27 Designer Brands associates and 20 customers participated in Soles4Souls Global Experience trips where they had the opportunity to meet some of the incredible recipients of our shoe donations in person and experience firsthand the full cycle of the shoe donation process and the resulting impact of these donations.

Human Capital

Our associates are at the heart of everything we do. We are committed to being an exceptional place to work for our associates and continue to foster a diverse, equitable, and inclusive workplace, where associates can be their authentic selves.
In fiscal 2022, we achieved the following:
•100 score on the Human Rights Campaign’s (“HRC’s”) Corporate Equality Index.
•Named one of HRC’s “Best Places to Work for LGBT Equality Index.”
•Recognized by Forbes as one of “The Best Employers for Diversity,” “The World’s Best Employers,” and “The World’s Top Female-Friendly Companies.”
•Invested $2 million into advancing action-oriented Diversity, Equity, and Inclusion (“DE&I”) through a partnership with Pensole Lewis College of Business & Design.

Compensation Highlights and Say-on-Pay
Our executive compensation policies and practices reinforce our pay-for-performance philosophy and align with sound governance principles and shareholder interests. At the 2022 Annual Meeting of Shareholders, over 97% of the votes cast on the advisory “say-on-pay” vote on executive compensation were voted in favor of the proposal. We viewed the vote as a strong expression of our shareholders’ general satisfaction with the Company’s current executive compensation programs. We will continue to evaluate our executive compensation programs, taking into consideration shareholder feedback, including the results of this year’s say-on-pay vote.
Our Board recommends that shareholders vote to approve an advisory resolution on the compensation paid to the Company’s named executive officers (“NEOs”), as described in this Proxy Statement. For additional information regarding the compensation paid to the Company’s NEOs and our annual say-on-pay vote, see “Compensation Discussion and Analysis” and “Proposal 3 – Advisory Vote on the Compensation of Named Executive Officers.”
Compensation Objectives
We aim to attract and retain highly qualified, experienced executive officers who can make significant contributions to our long-term business success; reward executive officers for achieving business goals and delivering strong performance; and align executive officer incentives with shareholder value creation.
Strong Governance Standards and Best Practices
The Human Capital and Compensation Committee of our Board is fully engaged to respond to the dynamic business environment in which we operate. As discussed in the Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement, the Human Capital and Compensation Committee:
•Adapts our compensation programs as needed to match the needs of our business and the industry in which we operate;
•Fosters long-term shareholder value creation and pay-for-performance alignment;
•Focuses on attracting and retaining the top talent that is crucial to our business;
•Mitigates undue compensation-related risks;
•Conducts an annual “say-on-pay” advisory vote; and
•Regularly engages with shareholders on executive compensation.

Effective Program Design
•We emphasize “at-risk” pay by heavily weighting variable over fixed pay, with a significant portion of NEOs’ collective fiscal 2022 target compensation considered to be “at-risk.”	We don’t guarantee annual salary increases or guarantee bonuses.
•We require the CEO to retain meaningful stock ownership, which serves to align the CEO’s interests with those of shareholders.	We don’t set performance metrics that the Committee believes would create undue risk.
•We mitigate undue risk by using caps on potential bonus payments, having a clawback policy applicable to compensation granted under our long-term incentive plan, and maintaining active oversight and risk management systems.
We don’t grant stock options with an exercise price below 100% fair market value or reprice underwater stock options.
•The Committee retains an independent compensation consultant on matters surrounding executive and non-employee director pay and governance.
We don’t provide supplemental executive retirement plans or other retirement benefits to NEOs, other than a tax-qualified 401(k) plan available to all employees and a deferred compensation plan available to highly compensated employees.

•We apply conservative post-employment and change in control provisions. NEOs are subject to the same provisions as the rest of the employee population that participates in long-term incentives.
We don’t permit pledging, hedging, or short-sale transactions. All executive officers, Board members, and associates are prohibited from using financial instruments designed to hedge or offset a decrease in market value of Company stock.

•We subject all executive officers to pre-clearance requirements and restrictions relating to transactions in Company stock.	We don’t include favorable impact from changes in tax law or stock buybacks when determining actual performance against financial measures in incentive plans, where applicable.
•Management and the Board regularly evaluate share utilization levels by reviewing cost and the dilutive impact of stock compensation.	We don’t gross up taxes for perquisites or benefits, except in the case of standard relocation benefits. We don’t gross up for excise taxes upon a change-in-control.
•We provide only limited perquisites to NEOs. During fiscal 2022, perquisites were limited to security arrangements for Mr. Schottenstein and relocation costs for Mr. Howe.
•Since fiscal 2021, all performance share grants are subject to a “double trigger” change in control provision.

Pay for Performance
We pay for performance. To incentivize our executive team to achieve our short- and long-term goals, we allocate total direct compensation (salary, short- and long-term incentives) to achieve (and pay for) superior performance. To this end, the total direct compensation of our NEOs is allocated as follows among pay elements:

86% VARIABLE PAY
CEO Compensation Mix
14%
21%
65%
SALARY
TARGET ANNUAL INCENTIVE
TARGET LONG-TERM EQUITY
76% VARIABLE PAY
Other NEOs Compensation Mix
24%
27%
49%

2023 Proxy Statement
This Proxy Statement is provided in connection with the solicitation on behalf of our Board of Directors (the “Board”) for proxies to be voted at our 2023 Annual Meeting of Shareholders to be held at 11:00 a.m. Eastern Time on Thursday, June 15, 2023, and any postponements, continuations, or adjournments thereof (the “2023 Annual Meeting”). The 2023 Annual Meeting will be a virtual only meeting. Shareholders may participate online by logging onto www.virtualshareholdermeeting.com/DBI2023. There will not be a physical meeting location, and you will not be able to attend the meeting in person. Please see “Virtual Meeting Information” for important information. This Proxy Statement, including the Notice of Annual Meeting, is being made available electronically (or is first being mailed to shareholders) on or about April 28, 2023.

Voting Information
Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials via the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record and beneficial owners. If your shares are registered directly in your name with our transfer agent, Computershare Limited (“Computershare”), then you are considered a registered shareholder with respect to those shares. If you hold your shares through an intermediary, such as a bank or broker, then you are considered the beneficial holder of those shares. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice or to request to receive a printed set of the proxy materials, at no charge. Instructions on how to access the proxy materials via the internet or to request a printed copy may be found on the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis by following the instructions on the website referred to in the Notice.
We have two classes of securities outstanding and entitled to vote at the 2023 Annual Meeting: our Class A Common Shares, no par value, and our Class B Common Shares, no par value (together, the “Common Shares”). Only shareholders of record at the close of business on April 21, 2023, our record date for the 2023 Annual Meeting, are entitled to notice of and to vote at the 2023 Annual Meeting or any adjournments, continuations, or postponements thereof. As of the record date, the total number of outstanding Class A Common Shares entitled to vote at the 2023 Annual Meeting was 57,630,592 and the total number of Class B Common Shares entitled to vote at the meeting was 7,732,743. Each outstanding Class A Common Share is entitled to one vote with respect to each matter to be voted on at the meeting and each outstanding Class B Common Share is entitled to eight votes with respect to each matter to be voted on at the meeting. Class A Common Shares and Class B Common Shares vote together as a single class with respect to all matters submitted to a vote of shareholders.
Without affecting any vote previously taken, a proxy may be revoked by a shareholder by giving a written notice of revocation to us in writing (Designer Brands Inc., 810 DSW Drive, Columbus, Ohio 43219, Attention: Corporate Secretary). A holder of record may also revoke or change his, her, or its vote by executing and returning to us a later-dated proxy or by virtually attending the 2023 Annual Meeting and voting online during the meeting. If your Common Shares are held in street name, you must follow the instructions of your broker, bank, or other nominee to revoke your voting instructions.
All properly executed and returned proxies will be voted as directed by the shareholder. All properly executed and returned proxies that do not specify how shares should be voted will be voted in accordance with the recommendations of the Board: “FOR” the election of each of the Class I director nominees listed below under “Proposal 1 – Election of Directors,” “FOR” “Proposal 2 – Ratification of the Appointment of Independent Registered Public Accounting Firm,” “FOR” “Proposal 3 – Advisory Vote on the Compensation of Named Executive Officers,” “ONE YEAR” with respect to “Proposal 4 – Advisory Vote on the Frequency of Shareholder Votes on the Compensation of Named Executive Officers,” and in the discretion of the named proxies on any other business properly brought before the 2023 Annual Meeting.
The presence, by virtual participation or by proxy, of the holders of a majority of the outstanding Common Shares entitled to vote is necessary to constitute a quorum for the transaction of business at the 2023 Annual Meeting. Abstentions, votes to withhold, and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Broker non-votes occur when brokers holding shares on behalf of beneficial owners do not receive voting instructions from the beneficial holders and are not permitted to vote on the matter without voting instructions. If a broker does not receive voting instructions, the broker may vote those shares only on matters deemed “routine” by the New York Stock Exchange (“NYSE”). We believe that Proposal 2 – Ratification of the Appointment of Independent Registered Public Accounting Firm is a “routine” matter. We believe that Proposal 1 – Election of Directors, Proposal 3 – Advisory Vote on the Compensation of Named Executive Officers, and Proposal 4 – Advisory Vote on the Frequency of Shareholder Votes on the Compensation of Named Executive Officers are “non-routine” matters and therefore, brokers cannot vote on such proposals unless they receive voting instructions from beneficial holders.

Solicitation of proxies may be made in person, in writing, by telephone, text message, email, or facsimile, or otherwise by our directors and employees, including executive officers. We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of shares.

PROPOSAL 1 — ELECTION OF DIRECTORS
Our Board currently consists of eleven members and is divided into three classes, designated as Class I, Class II, and Class III. The members of the three classes are elected to serve for staggered terms of three years. Pursuant to Article II, Section 2.02 of our Code of Regulations, the number of directors constituting each class will, as nearly as practicable, be equal. As such, we currently have four Class I directors, four Class II directors, and three Class III directors.
At the 2023 Annual Meeting, four Class I director nominees are standing for election to the Board, each to serve a three-year term expiring at the 2026 annual meeting of shareholders. Each of the Class I director nominees currently serves as a director of the Company.
We are committed to strong corporate governance, and our Board regularly reviews our governance structure, including our classified board structure. Our Articles of Incorporation, as amended (the “Articles”), divides our Board into three classes, with each class elected to serve a three-year term. As a result, at each annual meeting of shareholders, approximately one-third of our directors are elected to serve for a three-year term. Our Board periodically considers the continued appropriateness of this classified board structure and believes that our classified board structure provides important benefits, including:
•Promoting Stability and Continuity. Our classified board structure enhances stability and continuity of leadership because our Board will always include directors with prior experience and knowledge of our operating and regulatory environment, business, strategic goals, competition, trends, and risks. We believe that these experienced directors help our Board maintain a long-term perspective, leading to decisions that are both in the long-term interests of our Company and our shareholders and responsive to short-term needs and objectives.
•Maximizing Shareholder Value. We believe that a classified board enhances our ability to achieve value for our shareholders in the event of an unsolicited takeover. Without a classified board, a potential acquirer could gain control of our Board at a single annual meeting by replacing a majority of our directors with its own nominees without paying a premium to our shareholders.
•Enhancing Director Independence. We believe that a classified board with three-year terms enhances non-employee directors’ independence from special interest groups or other parties whose goals may not be in the best interests of all of our shareholders.
The names and ages of the “Class I Director Nominees” and the “Class II and Class III Continuing Directors,” their principal occupations during the past five years, and certain other information regarding our directors are provided below.

Class I Director Nominees for a Term to Expire in 2026:

Name	Age	Our Directors and Their Positions with Designer Brands Inc. / Principal Occupations / Business Experience	Director Since	Committees
Harvey L. Sonnenberg Independent Director	81

Mr. Sonnenberg was a partner in the certified public accounting firm Weiser, LLP from 1994 to 2009. Mr. Sonnenberg served in the United States Army and National Guard from 1964 to 1970. In addition, Mr. Sonnenberg has been active in a number of professional organizations, including the American Institute of Certified Public Accountants, where he served as a member of Council, and the New York State Society of Certified Public Accountants, where he served as Vice President and as Chairman of numerous committees, including the Retail Accounting Committee, and has long been involved in rendering audit, accounting, and consulting services to the retail, apparel, and consumer products industries. Mr. Sonnenberg was a director of Retail Ventures, Inc. from 2001 until 2011. Mr. Sonnenberg is a certified public accountant and was the partner-in-charge of his firm’s Sarbanes-Oxley and Corporate Governance practice. Mr. Sonnenberg’s strong accounting background and his deep knowledge of the changing retail environment and its impact on our Company provide significant accounting and related financial management experience to the Board.

			2005	AC (Chair) TC
Allan J. Tanenbaum Independent Director	76	Mr. Tanenbaum has been Of Counsel to Taylor English Duma, LLC, an Atlanta-based law firm, since 2014, and General Counsel and Managing Partner of Equicorp Partners, LLC, an Atlanta-based private investment and advisory firm, since 2006. From 2001 to 2005, Mr. Tanenbaum served as Senior Vice President, General Counsel and Corporate Secretary for AFC Enterprises, Inc., a franchisor and operator of quick-service restaurants. From 1996 to 2001, Mr. Tanenbaum was a shareholder in Cohen Pollock Merlin Axelrod & Tanenbaum, P.C., an Atlanta-based law firm, where he represented corporate clients in connection with mergers and acquisitions and other commercial transactions. Mr. Tanenbaum has been a member of the board of directors of Medallion Financial Corporation (Nasdaq: MFIN) since 2017, and currently serves as Chair of its nominating and governance and compensation committees. With his legal background and service as general counsel of a public company, Mr. Tanenbaum brings valuable board governance experience to our Board.	2005	NCGC AC
Peter S. Cobb Independent Director	65	Mr. Cobb co-founded eBags in 1998, which grew to become the largest online retailer of luggage, handbags, backpacks, and travel products. Prior to its acquisition by Samsonite International S.A. (“Samsonite”) in 2017, Mr. Cobb served as Executive Vice President and a member of the board of directors of eBags. In 2003, Mr. Cobb co-founded 6pm.com, a full-scale footwear and accessories retail website that was subsequently acquired by Zappos.com. From 1990 to 1996, Mr. Cobb was Director of Marketing at Samsonite, and from 1984 to 1990, Mr. Cobb was the Director of Marketing at Ben Hogan Golf. Mr. Cobb previously served on the board of directors at the National Retail Federation and as the Chairman of Shop.org. Mr. Cobb has been a member of the board of directors of PetMed Express, Inc. (Nasdaq: PETS) since 2021. Additionally, Mr. Cobb is a frequent speaker on trends in the retail industry. Mr. Cobb is an accomplished executive who brings over 35 years of experience in digital marketing, business development, and merchandising to the Board.
			2017	NCGC (Chair) HCCC TC
Douglas M. Howe	62	Mr. Howe has served as our CEO and as Interim President of DSW Shoe Warehouse, Inc., our wholly-owned subsidiary, since April 1, 2023. Prior to his appointment, Mr. Howe was the Executive Vice President of Designer Brands Inc. and President of DSW Shoe Warehouse, Inc. since 2022. Prior to joining Designer Brands, Mr. Howe served as the Chief Merchandising Officer at Kohl’s Corporation from 2018 to 2022. From 2015 to 2018, Mr. Howe served as Global Chief Merchandising Officer at Qurate Retail Group. Mr. Howe has also held various leadership positions in merchandising, design, product development, and planning at Old Navy, Walmart Inc., and May Department Stores Company.	2023	-

Continuing Class II Directors for a Term to Expire in 2024:

Name	Age	Our Directors and Their Positions with Designer Brands Inc. / Principal Occupations / Business Experience	Director Since	Committees
Jay L. Schottenstein	68
		Mr. Schottenstein has served as the Executive Chairman of our Board since 2005. Mr. Schottenstein previously served as our CEO from 2005 to 2009. Mr. Schottenstein currently serves as Chairman of the board of directors of Schottenstein Realty LLC. Mr. Schottenstein has also served as CEO of American Eagle Outfitters, Inc. (NYSE: AEO) (“American Eagle”) since 2015, as Executive Chairman or Chairman of American Eagle since 1992, and as a director of American Eagle since 1992. Mr. Schottenstein has served as Chairman and CEO of Schottenstein Stores Corporation (“SSC”), our affiliate, since 1992. He also served in various capacities, such as Chairman, CEO, Vice Chairman, director, and various executive roles, at SSC and Retail Ventures, Inc. since 1976. Mr. Schottenstein also serves as the manager of Schottenstein RVI, LLC, our affiliate. From 2006 to 2022, Mr. Schottenstein served as a member of the board of directors for Albertsons Companies, Inc. Mr. Schottenstein’s extensive experience as a chairman and CEO of numerous companies brings strong leadership skills to our Board. Additionally, Mr. Schottenstein’s tenure with the Company provides the Board with valuable institutional knowledge.	2005	-
Joanne Zaiac Independent Director	61	In 2021, Ms. Zaiac started a consulting project with Grace Blue Partnership, an executive search firm that focuses on the marketing, marketing services, advertising, and communications sector. From 2017 to 2021, she served in several client leadership roles at Dentsu International (“Dentsu”), including Chief Client Officer from 2020 to 2021 and Client Development Officer in 2019. Between 2017 and 2019, Ms. Zaiac was Chief Client Officer and Executive Vice President of Merkle Inc., a global data driven, technology-enabled performance marketing agency and subsidiary of Dentsu. Prior to that, Ms. Zaiac was the Chief Operating Officer of Digitas North America, a leading global digital advertising agency, until 2017. Ms. Zaiac also served as President of Digitas New York region from 1999 to 2016. From 1985 to 1999, Ms. Zaiac was Executive Vice President and Senior Vice President at Wunderman Worldwide/Young & Rubicam. Ms. Zaiac brings a depth of brand-building, marketing expertise, digital media, consumer insights, and leadership and talent development to the Board.	2016	HCCC TC
Tami J. Fersko Independent Director	52	Ms. Fersko currently serves as the Chief Operations and Supply Chain Officer for Centric Brands, a global leading lifestyle brand collective. Previously, from 2015 to 2020, Ms. Fersko served as President of LF Americas, a division of Li & Fung Limited, a $10 billion dollar Hong Kong based global supply chain corporation encompassing a dual-gender, multi-classification private label portfolio servicing department store, mass, club, and off-price channels, where she managed a team of 250 professionals across six countries. Prior to her role at Li & Fung, from 1997 to 2014 Ms. Fersko was the Executive Vice President, Finance and Operations of The Jones Group, where she managed a team of more than 100 finance and operations professionals, and was responsible for management reporting, M&A/divestitures, five-year strategic plan, annual budgeting process, monthly forecasting, retail planning/allocation, inventory purchasing controls, and licensee contract negotiations.	2022	NCGC AC
Richard A. Paul Independent Director	42	Mr. Paul is the CEO and founder of KLUTCH Sports Group, an agency representing some of the biggest athletes across major professional sports. Mr. Paul also serves as United Talent Agency’s (“UTA’s”) Head of Sports and is an agency partner and was appointed to UTA’s Board of Directors in 2020. In 2021, Mr. Paul co-founded a company called ADOPT, a creative agency focused on sport, wellness, nutrition, technology and other consumer facing products. Mr. Paul joined the Board of Trustees of the Los Angeles County Museum of Art (LACMA) in 2022 and has been a member of the board of directors of Funko, Inc. (Nasdaq: FNKO) since 2022. Mr. Paul is also a minority partner of The SpringHill Company.	2022	-

Continuing Class III Directors for a Term to Expire in 2025:

Name	Age	Our Directors and Their Positions with Designer Brands Inc. / Principal Occupations / Business Experience	Director Since	Committees
Elaine J. Eisenman Independent Director	74
Since August 2016, Dr. Eisenman has served as Managing Director of Saeje Advisors LLC, an advisory firm for high-growth companies. In this role, Dr. Eisenman provides strategic advisory services to companies from a wide variety of industries and global locations. From July 2005 through August 2016, Dr. Eisenman served as Dean of Executive and Enterprise Education at Babson College. Prior to that, in 2004 and 2005, she served as Senior Vice President of Human Resources and Administration of The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE). Dr. Eisenman has also held senior executive positions at American Express Company, between 1995 and 1998, Enhance Financial Services Co., between 1999 and 2003, and private companies such as PDI International, a global consulting firm, between 1990 and 1995. Dr. Eisenman serves as the President of the New England chapter of the Private Directors Association, a national firm focused on creating governance excellence for private company boards. Dr. Eisenman is also a founding member, advisory board member and Co-Chair of the Boston chapter of the Women Corporate Directors Foundation, the preeminent global organization for women who sit on public boards. Dr. Eisenman previously served on the board and as Chairperson of the compensation committee of Harvard Vanguard Medical Associates. With a background in human resources, a deep expertise in executive selection, compensation, and succession planning, and experience consulting with many companies and boards regarding executive succession as well as the selection and successful integration of their key executives, Dr. Eisenman brings valuable experience to our Board and Human Capital and Compensation Committee.
			2008	HCCC (Chair) AC
Joanna T. Lau Independent Director	64	Ms. Lau currently serves as a coach and consultant and has over three decades of experience in the technology, investment, and consulting industries. She is also the founder of the Women for Women Summit, a program dedicated to empowering and supporting women in business. Throughout her career, Ms. Lau has demonstrated a strong track record of success in managing and growing companies, as well as a deep understanding of the complex financial and operational issues that companies face. In addition to her work as a coach and consultant, Ms. Lau has held leadership positions with major corporations such as General Electric and Digital Equipment Company. She has extensive experience in the areas of IPO, M&A, cybersecurity, and risk management, and has been instrumental in helping companies navigate these complex issues. Ms. Lau’s experience also extends to the biometric security and software industries. Her company was the first to bring facial recognition technology to the driver’s license industry, and she has a deep understanding of the unique challenges and opportunities facing this dynamic and rapidly growing sector. Ms. Lau is also highly regarded for her expertise in corporate governance and risk management, as demonstrated by her current and prior services on the boards of RPT Realty, Info Soft, FSI International, ITT Education Services and TD Banknorth. She brings a wealth of knowledge and experience to help ensure that companies are adhering to the highest standards of financial and operational transparency.
			2008	TC (Chair) NCGC HCCC
Joseph A. Schottenstein	43	Mr. Schottenstein is a director, Chief Operating Officer, and Executive Vice President of Acquisitions and Leasing at SPG and Schottenstein Realty LLC. Mr. Schottenstein has held various positions with the Schottenstein family of companies and currently holds a position on the board of directors and as an Executive Vice President in SSC. Mr. Schottenstein is also involved in the management of Raconteur Fine Wines LLC dba Company Fine Wine. In addition, he holds a position on the board of directors of American Signature, Inc. Mr. Schottenstein assisted with special acquisitions for SPG from 2003 to 2006, served in the property management group of SPG from 2006 to 2008, and served as the Vice President of Leasing at SPG from 2008 through 2010. From June 2004 until 2006, Mr. Schottenstein served as the Co-Manager of Indigo Nation, LLC, a specialty denim retailer. Since its acquisition in 2013, Mr. Schottenstein has served on the board of directors and in an executive capacity of Mayacamas Vineyards, a Napa Valley winery. Mr. Schottenstein brings business expertise in real estate and business development to our Board.	2012	-

Unless otherwise directed, the persons named in the proxy will vote the proxies “FOR” the election of the above-named director nominees as Class I director nominees. While it is contemplated that all director nominees will stand for election, in the event any person nominated fails to stand for election, the proxies will be voted for such other director nominee(s) as may be designated by the Board. We have no reason to believe that any of the above-mentioned Class I director nominees will not stand for election or serve as a director. Proxies cannot be voted for a greater number of persons than the number of nominees named herein.

Vote Required
Under Ohio law and our Code of Regulations, directors are elected by a plurality of the votes cast. This means that the director nominees receiving the greatest number of votes voted “FOR” their election will be elected as directors. Withheld and broker non-votes will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the election.
Your Board of Directors unanimously recommends a vote “FOR” each of the Class I director nominees.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS
Our executive officers are appointed annually by our Board and serve at the pleasure of the Board. In addition to Jay Schottenstein and Douglas Howe, whose information is provided above under “Proposal 1 – Election of Directors,” the following individuals are our executive officers.
Deborah L. Ferrée, age 69, has served as Chief Product Officer of Designer Brands since February 2023 and as the Vice Chair of the Company since January 2006. Since joining us in November 1997, Ms. Ferrée has served in numerous leadership roles. Prior to being appointed Chief Product Officer, she previously served as President of Camuto LLC (from June 2021 to February 2023), President of Designer Brands (from February 2019 until June 2021), Vice Chair and Chief Merchandising Officer (from January 2006 until February 2019), President and Chief Merchandising Officer (from November 2004 until January 2006), and Executive Vice President and Chief Merchandising Officer (from March 2002 until November 2004). Prior to that, she served as Senior Vice President of Merchandising beginning in September 2000, and Vice President of Merchandising beginning in November 1997. Prior to joining us, Ms. Ferrée worked in the retail industry for more than 20 years in various positions, including serving as Divisional Merchandising Manager of Shoes, Accessories and Intimate Apparel for Harris Department Store, women’s buyer for Ross Stores, and Divisional Merchandise Manager of the May Company.
William L. Jordan, age 51, has served as our President since June 2021 and as the President of Camuto LLC since February 2023. Since joining us in January 2006, Mr. Jordan has served in numerous leadership roles, including Executive Vice President and Chief Growth Officer (from February 2020 until June 2021), Executive Vice President of Designer Brands and President of DSW Shoe Warehouse, Inc. (from February 2019 until February 2020), President of Town Shoes Limited (now known as Designer Brands Canada Inc., our Canadian business) (from May 2018 to January 2019), and Executive Vice President, Chief Administrative Officer, and Chief Legal Officer (from February 2017 to February 2019). In addition, from February 2015 to February 2017, he was our Executive Vice President, Chief Administrative Officer, General Counsel and Secretary. Mr. Jordan was our Executive Vice President, General Counsel, Secretary, and Chief Compliance Officer (from March 2009 to January 2015), Senior Vice President, General Counsel, and Secretary (from May 2008 to March 2009), and Vice President, General Counsel, and Secretary (from January 2006 to May 2008). Prior to joining us, he served as Corporate Counsel for Lancaster Colony Corporation (from 2005 to 2006) and was with the law firm Porter, Wright, Morris & Arthur LLP (from 1997 to 2005), where he specialized in corporate securities and mergers & acquisitions.
Jared A. Poff, age 50, has served as our Executive Vice President, Chief Financial Officer since October 2018 and as Chief Administrative Officer since March 2023. From November 2016 to October 2018, he was our Senior Vice President and Chief Financial Officer, and from June 2016 to November 2016, he was our Senior Vice President, Finance, Treasurer, and Interim Chief Financial Officer. Mr. Poff joined us as Vice President of Finance, Business Development, and Treasurer in January 2015. Prior to joining the Company, Mr. Poff served as Vice President, Treasurer at Big Lots, Inc. (from February 2004 to January 2015).
Mary Turner, age 64, has served as our Executive Vice President and as President of Designer Brands Canada Inc., our wholly-owned subsidiary, since March 2020. Ms. Turner leads the Shoe Company and Shoe Warehouse banners, as well as DSW’s merchandising and operations in Canada. Previously, Ms. Turner served as Senior Vice President of Designer Brands and President of Designer Brands Canada Inc. (from February 2019 to March 2020). Prior to our acquisition of Town Shoes Limited (now known as Designer Brands Canada Inc.) in May 2018, Ms. Turner served as the Chief Merchant of Town Shoes Limited (from January 2017 to July 2017) before she was promoted to Chief Operating Officer for Town Shoes Limited in July 2017. She led merchandising, planning, marketing, stores, and e-commerce functions of Town Shoes, Shoe Company, Shoe Warehouse and DSW Canada until February 2019. Prior to that, she was an executive with Hudson’s Bay Company for nearly 20 years and held a variety of merchandising roles with Holt Renfrew earlier in her career.
James Weinberg, age 61, has served as our Executive Vice President, and as Executive Vice President, Chief Merchandising Officer of DSW Shoe Warehouse, Inc. since January 2022. Previously, Mr. Weinberg served as our Senior Vice President, Chief Merchandising Officer of DSW Shoe Warehouse, Inc. (from 2019 to January 2022) and Senior Vice President, GMM Women’s (from 2017 to 2019). Prior to joining the Company in 2015 as its Senior Vice President, GM Affiliated Business Group, Mr. Weinberg was the President of Beyond the Rack (from 2010 to 2015), Senior Vice President, GMM Ladies Apparel and Coats of Burlington Coat Factory (from 2008 to 2010), Group President Designer Alliance of Kellwood Co. (from 2006 to 2008), and held other positions with Robinsons-May (from 1996 to 2006), most recently serving as its Senior Vice President (from 2002 to 2006).

OTHER DIRECTOR INFORMATION, BOARD COMMITTEES, AND CORPORATE GOVERNANCE INFORMATION
Board Leadership Structure
Pursuant to our Corporate Governance Principles, the Company does not have a policy with respect to the separation of the offices of Executive Chairman and CEO. The Board believes that the determination of whether these roles should be separated should be part of the succession planning process and that the Board should have the flexibility to determine the best leadership structure for the Company and its shareholders when it elects a new CEO or at any other given point in time.
Since 2009, the Company has had separate CEO and Executive Chairman roles. Our Board periodically assesses these roles and the Board leadership structure to ensure the interests of the Company and its shareholders are best served. The Board believes that the current leadership structure, with a separated Executive Chairman and CEO structure, allows the Executive Chairman to focus on Board responsibilities and the CEO to concentrate on the Company’s administrative and operating functions. Furthermore, this structure supports the efficient allocation of oversight responsibilities between the Board and management.
Mr. Jay Schottenstein has served as our Executive Chairman since 2005. As discussed below, Mr. Schottenstein is not an independent director. While the Board does not have a lead independent director, the independent members of the Board meet in regularly scheduled executive sessions (without management or the Executive Chairman present). Additionally, the Board does not have a designated director who leads executive sessions; instead, the independent directors alternate as the chair of such executive sessions in alphabetical order by last name. The Board believes that the current structure ensures that the independent directors provide sufficient independent oversight of management.
The Executive Chairman and CEO set the agenda for Board meetings with an understanding of their responsibility to ensure that certain items pertinent to the advisory and monitoring functions of the Board be brought to it for review and/or decision. The Executive Chairman is responsible for presiding at regular sessions of the Board. Materials, information, and data that is important to the Board’s understanding of the Company’s businesses and meeting agenda items is distributed to the Board before meetings to ensure directors are adequately informed and prepared for discussion of the items at the meeting. It is the general policy of the Company that all major decisions be considered by the Board as a whole.
The chairs of our Board committees play an active role in leading our committees by working with management to ensure each committee discusses crucial risks and opportunities of the Company. Agenda items that fall within the scope of responsibilities of a Board committee are set by the chair of that committee. Any member of the Board may request that an item be included on the agenda and is free to raise subjects that are not on the agenda for a particular meeting at any Board or committee meeting. The Board and each committee have the power to hire independent legal, financial, or other advisors as they may deem necessary, without consulting or obtaining the advanced approval of any officer of the Company, and the Company shall be responsible for paying the fees and other costs associated with any such services rendered to the Board or any committee thereof.
Corporate Governance Principles
The Board has adopted Corporate Governance Principles that address Board structure, membership (including director nominee qualifications), performance, operations, and management oversight. A current copy of our Corporate Governance Principles can be found at our corporate and investor website at investors.designerbrands.com/governance-documents and is available in print (without charge) to any shareholder upon written request to 810 DSW Drive, Columbus, Ohio 43219, Attn: Corporate Secretary.
Director Independence
Our director independence standards are set forth in our Corporate Governance Principles. Pursuant to our Corporate Governance Principles, a majority of our directors must be independent. For a director to be considered an “independent director,” the Board must annually determine that he or she satisfies the independence requirements under the NYSE listing standards and any other applicable laws, rules, and regulations. During its annual review of director independence, the Board considered whether there were any transactions or relationships between the Company and any director or any member of his or her immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner, or significant equity holder) that would impact a director’s independence.
As a result of its annual review, the Board affirmatively determined that the following directors are independent under our independence standards:
•Peter S. Cobb
•Elaine J. Eisenman
•Tami J. Fersko
•Joanna T. Lau
•Rich A. Paul

•Harvey L. Sonnenberg
•Allan J. Tanenbaum
•Joanne Zaiac
As Messrs. Howe and Jay Schottenstein are executives of the Company, the Board determined that they are not independent. Additionally, Mr. Joseph Schottenstein is not independent, as he is an immediate family member of an executive officer of the Company. Accordingly, the Board is currently approximately 73% independent.
Each of the Nominating and Corporate Governance Committee, Human Capital and Compensation Committee, and Audit Committee are composed entirely of independent directors as defined under applicable SEC rules and the NYSE listing standards. Our Board also has a Technology Committee composed entirely of independent directors.
Family Relationships
Other than Messrs. Jay and Joseph Schottenstein, who are father and son, there are no family relationships among our directors and executive officers.
Meetings
A total of seven meetings of the Board were held during fiscal 2022. With the exception of Mr. Joseph Schottenstein, each director attended 75% or more of the aggregate of (i) the total number of meetings of the Board held during the time in which such director was a member of the Board and (ii) the total number of committee meetings on which such director served. Overall average attendance at such meetings was over 92%.
Our Corporate Governance Principles provide that all incumbent directors and director nominees are encouraged to attend our Annual Meeting of Shareholders. All of the Company’s then-serving directors virtually attended our 2022 Annual Meeting of Shareholders.
Board Committees
We have four standing committees of the Board: (1) Nominating and Corporate Governance Committee; (2) Human Capital and Compensation Committee, formerly known as the Compensation Committee; (3) Audit Committee; and (4) Technology Committee. Each standing committee is governed by a committee charter. A current copy of each committee’s charter can be found on our corporate and investor website at investors.designerbrands.com/governance-documents and is available in print (without charge) to any shareholder upon written request to 810 DSW Drive, Columbus, Ohio 43219, Attn: Corporate Secretary.
The following chart sets forth the responsibilities and duties and current members of each committee, as well as the number of meetings held by each committee in fiscal 2022.

Committee	Responsibilities	Members	Meetings in Fiscal 2022
Nominating and Corporate Governance Committee
The purpose of the Nominating and Corporate Governance Committee is to provide oversight on the broad range of issues surrounding the composition and operation of the Board, including:
•identifying individuals qualified to become Board members consistent with criteria approved by the Board;
•recommending to the Board director nominees for the next annual meeting of shareholders;
•developing and recommending to the Board a set of corporate governance principles applicable to the Company;
•making recommendations to the Board and the Executive Chairman of the Board in the areas of committee selection, including:
ocommittee chairs;
orotation practices;
oevaluation of the overall effectiveness of the Board and management; and
oreview and consideration of developments in corporate governance practices;
•developing and periodically reviewing a continuing education program for directors and an orientation program for new directors that meets applicable NYSE requirements;
•reviewing service by directors on any additional for-profit boards or public company audit committees;
•granting waivers, in its discretion, of the Company’s Global Code of Conduct;
•annually reviewing the Company’s charitable giving practices; and
•regularly reviewing the Company’s sustainability and corporate responsibility practices.
		Mr. Cobb (Chair) Ms. Fersko Ms. Lau Mr. Tanenbaum	Four

Human Capital and Compensation Committee
The Human Capital and Compensation Committee is responsible for:
•discharging the Board’s responsibilities relating to compensation of the Company’s executive officers and non-employee directors;
•overseeing the Company’s compensation programs and plans, including incentive compensation plans and equity-based plans;
•producing a committee report on executive compensation as required by the SEC to be included in the Company’s Proxy Statement or Annual Report on Form 10-K;
•reviewing and monitoring the Company’s strategies and policies relating to human capital management;
•reviewing the Company’s succession planning policies, including succession planning for executive officers, including in the event of an emergency;
•reviewing and discussing with management the Company’s strategies and policies relating to human capital management; and
•overseeing the Company’s risk management related to the Company’s executive compensation program and practices to ensure they align with shareholder interests and satisfy the Company’s overall performance objectives and risk management and risk mitigation policies.
Pursuant to its Charter, and subject to applicable laws, rules, and regulations, the Human Capital and Compensation Committee may form and delegate authority to a subcommittee or subcommittees consisting of one or more committee members as the Human Capital and Compensation Committee in its sole discretion deems appropriate. To the extent permitted by applicable laws, rules, and regulations and as may be permitted by the Company’s incentive-compensation plans and equity-based compensation plans, the Human Capital and Compensation Committee may also delegate to management the administration of such incentive-compensation plans and equity-based compensation plans with respect to non-executive officers and other employees of the Company and its subsidiaries.
	Ms. Eisenman (Chair) Mr. Cobb Ms. Lau Ms. Zaiac	Nine

Audit Committee
The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to:
•the integrity of the Company’s financial statements;
•the Company’s compliance with legal and regulatory requirements and with the Company’s Global Code of Conduct;
•the independent auditor’s qualifications and independence;
•the performance of the Company’s internal audit function and independent auditor;
•the review and approval of related party transactions, including the review of reports and disclosures of related party transactions; and
•the review and response to complaints regarding accounting, internal accounting controls, and auditing or other compliance matters.
The Audit Committee is also responsible for:
•the appointment, compensation, retention, termination, and oversight of the work of our independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting;
•annually reviewing the Company’s operating and capital budgets;
•annually reviewing the Company’s investment policy;
•granting waivers, in its discretion, of provisions of the Company’s Global Code of Conduct relating to accounting, internal accounting controls, or auditing matters.
	Mr. Sonnenberg (Chair) †♦ Ms. Eisenman † Ms. Fersko †♦ Mr. Tanenbaum †	Nine
Technology Committee
The purpose of the Technology Committee is to assist the Board in fulfilling its oversight responsibilities of effective technology governance, including management of cybersecurity, privacy, and information technology risks, and to ensure that the Company’s technology endeavors are effectively managed and that the performance of the Company’s technology meets the following objectives:
•aligns with the Company’s business strategy;
•enables the Company’s business to maximize the benefits that technology can provide;
•uses resources responsibly; and
•manages risks appropriately. To meet this objective, the Technology Committee regularly reviews with management any significant cybersecurity, privacy, and information technology risks or exposures and the Company’s policies and processes with respect to risk assessment and risk management of the same and an assessment of the steps management has taken to monitor and control such risks.
	Ms. Lau (Chair) Mr. Cobb Mr. Sonnenberg Ms. Zaiac	Four
† Financially literate under applicable NYSE rules
♦ Audit Committee Financial Expert under applicable SEC rules

Board’s Role in the Risk Management Process
Our Board and its committees play an important role in overseeing the identification, assessment, and mitigation of material risks. In fulfilling this responsibility, the Board and its committees regularly consult with management to evaluate and, when appropriate, modify our risk management strategies.

Board
While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed about such risks through committee reports.
Audit Committee	Nominating and Corporate Governance Committee	Human Capital and Compensation Committee	Technology Committee
Our Audit Committee assists the Board in fulfilling its oversight responsibilities relating to:
•the performance of our system of internal controls;
•legal and regulatory compliance;
•our audit, accounting, and financial reporting processes; and
•the evaluation of enterprise risk issues, particularly those risk issues not overseen by other committees.
The Audit Committee also reviews periodically with our General Counsel legal matters that may have a material adverse impact on our financial statements, compliance with laws, and any material reports received from regulatory agencies.

Our Nominating and Corporate Governance Committee oversees risks associated with:
•corporate governance;
•business conduct and ethics; and
•compliance.
The Chief Compliance Officer provides periodic reports to the Nominating and Corporate Governance Committee describing updates to the Company’s Ethics and Compliance Program, including new policies, procedures, and trainings, maintenance of the Company’s anonymous reporting hotline, and oversight of the Global Code of Conduct. The report is shared with the Board as part of the Nominating and Corporate Governance Committee report to the Board.

Our Human Capital and Compensation Committee is responsible for overseeing the management of risks relating to our compensation programs, including:
•discharging the Board’s responsibilities relating to compensation of the Company’s executive officers and non-employee directors;
•overseeing the Company’s compensation programs and plans, including incentive compensation plans and equity-based plans; and
•reviewing and monitoring the Company’s policies relating to human capital management.

The Technology Committee assists the Board in fulfilling its oversight responsibilities with respect to technology and cybersecurity. Each quarter, management provides a report to the Technology Committee describing cybersecurity risks and the Company’s mitigation activities. Such mitigation activities include:
•regularly upgrading our systems and software;
•conducting regular e-mail phishing testing;
•engaging in cybersecurity crisis tabletop exercises; and
•monitoring industry trends.
Additionally, Ms. Lau, as Chair of the Technology Committee, provides an annual cybersecurity report to the full Board, which addresses cybersecurity trends in the retail industry and the Company’s policies and practices in comparison with the retail industry.

The Company implemented an enterprise risk management program (“ERM Program”) in fiscal 2010. Our CEO, who reports to our Board, is the sponsor of the ERM Program. As part of the ERM Program, management provides an annual report to the Board regarding our significant risks and what management is doing to mitigate such risks. Management also updates the Board on significant new risks that are identified on a quarterly basis and reports on actions the Company is taking to mitigate such risks. Additionally, the ERM Program’s annual report provides an update on calls received to our Ethics Hotline, an anonymous reporting hotline available to our United States (“U.S.”) and international subsidiaries. The Company believes that its leadership structure supports the risk oversight function of the Board.
Director Nominee Selection
The Nominating and Corporate Governance Committee is responsible for identifying and evaluating potential candidates for nomination as a director. Candidates may come to the attention of the Nominating and Corporate Governance Committee from a variety of sources, including current Board members, shareholders, and management. All candidates (including shareholder nominees) are reviewed in the same manner, regardless of the source of the recommendation. The Nominating and Corporate Governance Committee will consider the recommendations of shareholders regarding potential director candidates. For additional information regarding how to submit a director nominee for the Company’s 2024 Annual Meeting of Shareholders, see “Shareholder Director Nominees.”

Although there are no specific minimum qualifications that a director candidate must possess, potential candidates are identified and evaluated according to the qualification criteria set forth in the Nominating and Corporate Governance Committee charter, including:
•independence;
•judgment;
•skill;
•diversity;
•strength of character;
•age;
•experience with businesses and organizations of comparable size and scope;
•experience as an executive of, or advisor to, a publicly traded or private company;
•experience and skill relative to other Board members;
•specialized knowledge or experience;
•service on other boards; and
•desirability of the candidate’s membership on the Board or any committees of the Board.
The Nominating and Corporate Governance Committee values diversity and believes that directors with different backgrounds and perspectives enhance the effectiveness of the Board. Accordingly, the Nominating and Corporate Governance Committee may take into account various attributes, including background, age, gender, ethnicity, skill set, or viewpoint. Additionally, in 2021, the Company formalized its diversity policy in its Corporate Governance Principles by requiring any search firm engaged by the Board and/or the Nominating and Corporate Governance Committee to include diverse candidates, including but not limited to candidates that identify with a particular race, color, national origin, religion, disability, marital status, age, sexual orientation, gender, or gender identity and expression, who possess the requisite skills and characteristics in the pool from which director candidates are selected. Currently, approximately 36% of our Board self-identifies as female, approximately 27% self-identifies as racially/ethnically diverse, and approximately 55% of our Board is under the age of 65.
* Based on self-identification information that was provided by the directors and to which each such director consented to the public disclosure of.

Term/Age Limits
As set forth in our Corporate Governance Principles, the Board does not believe that it should establish arbitrary director term or age limits. While we are committed to Board refreshment, we believe that term or age limits hold the disadvantage of losing the contribution of directors with institutional knowledge, who have been able to develop, over a period of time, increasing insight into the Company and its operations, and who have an understanding of the Company’s long-term strategy and direction. As part of its responsibilities, the Nominating and Corporate Governance Committee evaluates each incumbent director’s qualifications, performance, and ability to continue to contribute productively before recommending the nomination of that director for an additional term.
Annual Board and Committee Evaluations
The Board and its committees conduct annual self-evaluations to determine whether they are functioning effectively. As part of the Board’s annual self-evaluation, the Nominating and Corporate Governance Committee receives and reviews comments from each director and then reports to the Board with a summary of the Board’s performance. The annual assessment focuses on the Board’s effectiveness and contributions to the Company, with the primary goal of identifying any areas in which the Board could improve. To the extent improvements are warranted, the Nominating and Corporate Governance Committee establishes a plan to ensure that the improvements are made in a timely and meaningful manner. The annual assessment is also used as a means to identify, and foster robust discussion on, the need for specific director skill sets that would support the Company’s strategic and long-term plans and provide opportunities for growth. For example, in connection with the Board’s self-evaluation in fiscal 2021, the Board identified the need for director experience to support its athleisure strategy, as well as additional financial expertise. Accordingly, in fiscal 2022, the Board appointed Mr. Paul, the CEO and founder of KLUTCH Sports Group, and Ms. Fersko, the current Chief Operations and Supply Chain Officer for Centric Brands and the former Executive Vice President of Finance and Operations of The Jones Group, to the Board.
Global Code of Conduct and Corporate Governance Information
We have adopted a Global Code of Conduct that applies to all our employees and executive officers, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and an additional Code of Ethics for Senior Financial Officers that applies to senior financial officers. Additionally, the Board adopted a Director Code of Conduct applicable to our Board members. Our Global Code of Conduct, Code of Ethics for Senior Financial Officers, and Director Code of Conduct are each available on our corporate and investor website at investors.designerbrands.com/governance-documents and are available in print (without charge) to any shareholder upon written request to 810 DSW Drive, Columbus, Ohio 43219, Attn: Corporate Secretary. We intend to disclose any amendment to, or waiver from, any provision of the Global Code of Conduct, Code of Ethics for Senior Financial Officers, or Director Code of Conduct applicable to executive officers and directors by posting such information on our corporate and investor website at investors.designerbrands.com.
Anti-Hedging Policy
Our Insider Trading Policy prohibits all directors, executive officers (including our NEOs), associates, advisors and consultants of Designer Brands and its subsidiaries from engaging in transactions in financial instruments (including, for example, prepaid variable forward contracts, equity swaps, collars, or exchange funds) or otherwise engaging in transactions that are designed to hedge or offset any decrease in the market value of Designer Brands stock. Our Insider Trading Policy also prohibits covered persons from holding our stock in a margin account or pledging our stock as collateral for a loan; provided, that individuals who had pledged Designer Brands stock prior to the adoption of this provision are exempt from this requirement. As disclosed in the “Security Ownership of Certain Beneficial Owners and Management” section of this Proxy Statement, Mr. Tanenbaum pledged 27,746 shares of Designer Brands stock as security for a line of credit in fiscal 2016. Our Insider Trading Policy is posted on our internal website or available upon request for all directors, executive officers (including our NEOs), associates, advisors, and consultants of Designer Brands and its wholly owned subsidiaries.
2022 Shareholder Engagement
Engaging with our shareholders is critically important to our Board and management team. The goal of our outreach efforts is to solicit feedback and identify issues of importance to our shareholders. Additionally, we proactively communicate with the investment community and shareholders about our financial performance, operations, and strategic developments through the following:
1.Quarterly earnings releases, investor presentations, and conference calls;
2.In-person and telephonic meetings with investors and stakeholders, including our 2022 Investor Day;
3.Proactive outreach to our largest shareholders; and
4.Our annual shareholders meeting that includes a Q&A session.
During fiscal 2022, we conducted shareholder outreach to our 25 largest non-affiliate shareholders, whose combined ownership represented approximately 63% of our outstanding Class A Common Shares (as of March 31, 2022). Additionally, on April 8, 2022, we hosted an Investor Day at the NYSE that featured presentations by our senior management team on, among other things, our long-range plan, overall vision, strategy, and growth opportunities.

SUSTAINABILITY, SOCIAL IMPACT, AND HUMAN CAPITAL
“BEST FOOT FORWARD”

At Designer Brands, we are taking steps in the right direction and putting our best foot forward for a more sustainable and inclusive future for footwear – a future that starts with design and materials and finding better ways to create, and where we use fewer resources and do more to reduce waste and our impacts on the planet.
We continue to work hard to create a diverse, equitable, and inclusive workplace. We strive to make an impact beyond our doors and are taking action to help change the industry so more people can put their best foot forward without barriers.
We want what we create to last and what we do to create a lasting legacy. We strive to extend the life of our products and to work with our people, partners, vendors, and suppliers to change the future of footwear. We believe that sustainable choices should not come at the cost of style.

ESG Steering Committee
As part of our ongoing commitment to evolve and enhance our ESG practices, in 2021, we formed our ESG Steering Committee, which is charged with overseeing and advancing our ESG policies, practices, and initiatives. Chaired by our General Counsel and Chief Compliance Officer, the ESG Steering Committee is comprised of three leaders spanning across multiple teams.
Our ESG Steering Committee helped us accomplish the following in 2022:
*We hired an expert Sourcing and Supply Chain consultant to provide recommendations on ways that we can improve our sustainable practices. The consultant provided recommendations on building a culture of sustainability, establishing sustainability targets, and creating a product integrity team to address product quality, carbon footprint, supply chain compliance, and engagement. We plan to continue to implement the consultant’s recommendations during the fiscal year ending February 3, 2024 (“fiscal 2023”), and beyond.
*In January 2022, we became a proud member of the Sustainable Apparel Coalition (“SAC”), the apparel, footwear, and textile industry’s leading alliance for sustainable production.
*We strive to continuously improve our due diligence policies, procedures, and efforts to meet ever-changing local and global ESG risk and compliance issues. The ESG Steering Committee reports to the full Board on an as-needed basis to ensure that the Board is fully apprised of any significant ESG-related endeavors and risks.
We have organized our ESG efforts around three pillars: Sustainability, Social Impact, and Human Capital.

SUSTAINABILITY – We strive to make sustainable and responsible decisions every day — from energy use and waste to materials and suppliers.

We believe in the importance of helping to create a future where we use less resources and reduce our impact on the planet, making sustainable footwear more attainable. We are proud of our steps forward in this space the following achievements:
*Since 2018, we have diverted over seven million shoes from landfills by collecting post-consumer shoes in connection with our partnership with Soles4Souls.
*In 2021, we engaged a sustainability consultant to guide us toward public-facing goals and sustainability reporting.
*In 2022, Designer Brands joined the Sustainable Apparel Coalition.
*In fiscal 2022, we reduced energy consumption by approximately 15% in our stores through our Energy Management System.
*As of January 31, 2023, 44% of our stores operate with LED lighting.

As a global leader in the footwear industry, we have an opportunity and the responsibility to create sustainable value for all our shareholders, making sustainable footwear more attainable. We are focused on making ethical business decisions, caring about the environment, and acting sustainably as an organization.
It is what we expect of ourselves and what we expect of our partners, vendors, and entire supply chain.
Designer Brands believes in fashion with integrity, and we want our customers to feel good about shopping with us. As a result, we are focused on reducing our consumption of resources, sourcing products responsibly, and being transparent about our efforts.
Recent steps we have taken and are taking to reduce and reuse include:
*Launching shoebox recycled content goals in September 2022 relating to the use of environmentally-preferred materials in shoebox packaging developed by Designer Brands.
*Participating in the Footwear Distributors and Retailers of America’s (“FDRA”) waste program to divert materials from landfills.
*Maintaining an active fixture salvaging and redeployment strategy, with the majority of merchandise display fixture packages needed in 2023 expected to be composed predominately of salvaged fixtures.
*Reusing existing infrastructure, such as storefront glazing, where possible.
*Recycling vendor cartons and reusing them to ship merchandise where possible and recycle all cartons not reused.
*Implementing a shrink-wrap solution in September 2022 for our direct-to-consumer packaging to reduce corrugate and dunnage use.
*Retrofitting 15 stores with LED lighting for an average annual reduction in energy consumption of about 25% per store (as of January 31, 2023, 44% of our stores operate with LED lighting).
*Reducing energy consumption by approximately 15% in our stores in fiscal 2022 through our Energy Management System, which is an enterprise-class solution that combines on-site control hardware, software, and commissioning services, web-based data services, and a 24/7 call center.
*Using daylight harvesting and dimming panels as required and low-flow faucets and toilets in our locations.

*Using timers and occupancy sensors to control lighting, signage, and HVAC equipment at all store locations.
Recent steps we have taken and are taking to responsibly source include:
*Adopting a fur policy, pursuant to which DBI will not purchase products that contain animal fur.
*Continuing to work towards the goal of having all of our vendors sign our Vendor Code of Conduct, which is based on international labor standards, to help us ensure that our vendors adhere to responsible sourcing, enforce human rights, and prevent human trafficking.
*Joining the American Apparel & Footwear Association and the Fair Labor Association’s Commitment to Responsible Recruitment in 2021.
*Ongoing development and implementation of an enhanced strategy and process for identifying and monitoring our critical third-party vendors.
*Partnering with Elevate to monitor performance of suppliers against our Vendor Code of Conduct, with supplier audits beginning in May 2022.
*Deploying forced labor screening tools in August 2022.

SOCIAL IMPACT – We aim to strengthen the local communities where we live and work through financial support, community engagement, and volunteer service.
With a long history of giving back to the communities where we live and work, we continuously strive to serve our neighbors, strengthen our communities, and provide support for those in the footwear industry.
Not only do we strive to create positive impacts within our organization, but we aim to better the communities in which we conduct business through DBI Gives, our philanthropic community interest group. DBI Gives’ mission is to inspire community involvement and enhance associate engagement and has three main areas of focus:
•Empowerment: Supporting organizations that prioritize empowerment and build self-confidence without discrimination.
•Diversity, Equity, & Inclusion (“DE&I”): Supporting organizations whose key constituents align with the diversity dimensions represented by our Business Resource Groups.
•Community: We are committed to supporting and making an impact in the communities where our associates live and work. As a result, we support the organizations that put our local communities first and provide opportunities for our associates to give back through volunteering and donations.
Our DBI Gives Partners
DBI Gives has three primary areas of partnership – Soles4Souls, Two Ten Footwear Foundation, and United Way/American Red Cross – each of which is discussed below.

Soles4Souls creates sustainable jobs and provides relief through the distribution of shoes and clothing around the world, while giving shoes and garments a second life and keeping them out of landfills. In 2022, we focused our register donation efforts to support Soles4Souls, generating over $600,000 in customer-funded donations.

Since the inception of our partnership with Soles4Souls in 2018, we are proud to have donated over seven million pairs of shoes, including 1.6 million pairs donated in 2022.
A portion of the more than seven million pairs donated were new, directly from Designer Brands. Taking that one step further, we designed and produced a durable shoe solely for the purpose of donating to Soles4Souls. The remaining pairs of shoes were from customers donating their gently worn shoes via the donation boxes in each of our DSW and Shoe Company stores. Customers are encouraged to donate by having the opportunity to earn loyalty rewards points for their donations.
Encouraging customers to donate their shoes also advances our efforts to meet our environmental and sustainability goals. By repurposing donated shoes, we are helping to keep them out of landfills and extend their lifespan. Since 2018, with our help Soles4Souls has kept over 8.75 million pounds of textiles out of U.S. landfills.

Additionally, through the travel program, associates and customers have the opportunity to join Soles4Souls Global Experience trips to serve the communities in one of our partner countries. In 2022, 27 Designer Brands associates and 20 customers participated in Soles4Souls Global Experience trips.

Helping to create jobs and distribute shoes that enable kids to thrive in school.
Supporting female entrepreneurs with financial empowerment and access to business education.
Repurposing unwanted textiles to keep them out of landfills and extend their lifespan.

Two Ten Footwear Foundation provides scholarships and financial aid to people working in the footwear industry, as well as free counseling and community resources. Many of our own associates have been beneficiaries of Two Ten’s programs. We support Two Ten Footwear Foundation with corporate financial donations and subject matter expertise to continue to enrich their community program offerings.

In 2022, Designer Brands donated $60,000 to Two Ten Footwear Foundation.

With annual United Way fundraisers, American Red Cross blood drives, local nonprofit partnerships, and associate volunteering efforts, we always look for ways to support and better the communities in which we operate. During the 2022 holiday season, with the cost of food on the rise, our associates helped address hunger and food insecurity by collecting and donating food items to their local food banks and packing meals for those in need. Altogether, our associates collected/packed over 74,000 meals.

In 2022, Designer Brands donated $147,000 and associates donated $157,000 to United Way
Additionally, we support and encourage our associates to better their communities by providing volunteering opportunities. For associates who elect to volunteer outside of Designer Brands-sponsored opportunities, we may offer donations and gift cards to the charities of their choice.

HUMAN CAPITAL – We invest in and support our associates to differentiate our products and experiences in the competitive footwear market.

We believe that the strength of our workforce is critical to our success. Our associates strive every day to create a welcoming and inclusive environment for our customers. One of our core strategies is to invest in and support our associates who are key to differentiating our products and experiences in the competitive footwear market. We monitor and adapt as necessary to maintain our competitive position, including the following areas of focus:
Workforce
Our key objectives when it comes to our associates are to attract, develop, advance, and retain the highest quality talent. To support these objectives and make sure that our associates are at the heart of everything we do, our human resources programs are designed to:
*Develop associates to prepare them for critical roles and leadership positions for the future.

*Reward and support associates through competitive pay, benefit, and perquisite programs.
*Enhance our culture through efforts aimed at making the workplace more engaging and inclusive.
*Attract talent and facilitate internal talent mobility to create a high-performing, diverse workforce.
*Embrace hybrid and remote work arrangements where possible to utilize flexibility as a competitive advantage.
*Evolve and invest in technology, tools, and resources to support our associates at work.
Diversity, Equity, and Inclusion
Designer Brands celebrates diversity, and we welcome all voices at the table so that every perspective can participate and add value to the dialogue. We believe it makes us a stronger, better, more innovative, and more successful Company. As such, we prioritize creating a Company culture that promotes DE&I and fosters a collaborative work environment where everyone’s contributions are valued and celebrated.

We stand for our associates and aspire to help them put their best foot forward. We are committed to being an exceptional place to work and continue to foster a diverse, equitable, and inclusive workplace, where all associates can be their authentic selves.
We continued to make great strides in our DE&I journey in 2022:
*100 score on HRC’s Corporate Equality Index.
*Named one of HRC’s Best Places to Work for LGBT Equality Index.
*Recognized by Forbes as one of “The Best Employers for Diversity,” “The World’s Best Employers,” and “The World’s Top Female-Friendly Companies.”
*Invested $2 million into advancing action-oriented DE&I through a partnership with Pensole Lewis College of Business & Design.

We continue to foster a culture of belonging, empowering individual development and potential in our DE&I journey. We are passionate about our associates and continue our ongoing focus on creating a more diverse, equitable, and inclusive workplace and industry.

We support diversity, equity, and inclusion and believe that:
*Diversity is the celebration of the ways we are alike and different, as well as unique.
*Equity compels us to be fair, while also recognizing the need to treat others differently to mitigate the risk of inadvertently perpetuating systemic barriers.
*Inclusion is the act of ensuring our differences are welcomed, valued, respected, and heard.
We strive to maintain a diverse and inclusive workforce. As of January 28, 2023:

Additionally, as of the end of fiscal 2022, 36% of the Company’s Board and 46% of executives in vice president and above positions self-identified as female.

Mr. Rawlins, our prior CEO, proudly signed the CEO Action for Diversity & Inclusion Pledge, the largest CEO-driven business commitment to advance diversity and inclusion in the workplace. Our current CEO, Mr. Howe, is also a proud signatory of the pledge. This demonstrates our top-down approach to furthering our goals of cultivating open dialogue, expanding diversity training, sharing best practices with other companies, and engaging our Board in the evaluation of our progress.

For the fourth consecutive year, Designer Brands has been recognized for its LGBTQ+ inclusion efforts with a 100 score on the HRC Corporate Equality Index, which places us on HRC’s “Best Places to Work for LGBT Equality” list. Designer Brands has also been recognized by Forbes as one of “The Best Employers for Diversity,” “The World’s Best Employers,” and “The World’s Top Female-Friendly Companies.”

We believe that paying associates fairly, regardless of gender, race, ethnicity, or any other status, enables us to deliver on our goal of creating an inclusive environment where we can all be ourselves, contribute ideas, and do our best work. To this end, we have invested in pay equity processes that allow us to assess whether associates with similar roles and experience earn equal pay for comparable work. Based on our belief that equality and diversity makes our organization stronger, we continue to focus on and invest in pay equity processes.

We are on a journey to promote greater levels of DE&I in everything we do and recognize that there is still a long way to go. We will continue to challenge our own biases, engage in difficult conversations in meaningful ways, foster diverse perspectives to drive innovation, and intentionally evolve our operating strategies to advance this important work, including through our BRGs, CIGs, and councils.

Business Resource Groups (“BRGs”)
Our BRGs are associate-led groups organized around a common diversity dimension to foster an inclusive, engaging work environment for all.
BRGs at Designer Brands
MySole: To build an awareness of the uniqueness of Black culture to attract, educate, and include diversity among associates, leaders, and customers.
MySelf: To inspire LGBTQ+ associates, partners, customers, and allies to live and work with pride.
MyFamily: To educate, inform, and promote resources which better the work experience for parents, caregivers, and allies at the Company.
MyLife: To inspire empowerment among female associates and their allies.
MyFuture: To engage early career professionals by helping them navigate work, life, and their community.
MiVoz: To establish a forum that promotes awareness of Hispanic/Latinx culture and activates its voice towards promoting diversity, impacting our communities, and influencing our business to be inclusive of our heritage.
MyService: To recruit, retain, and empower current and former service members through outreach, representation of the interests of veterans to the business, and by providing structure through which veterans can network, support one another, and build a cohesive community for those who have served, continue to serve and our allies.
Our Journey: To build a community of Asian and Pacific Islander associates and allies to share our stories, celebrate our culture, and promote awareness of our issues faced by our community.

Community Interest Groups (“CIGs”)
Our CIGs are associate-led groups organized around a common passion or interest to drive a sense of community and shared purpose.

CIGs at Designer Brands
TECHLYTICS: To create and foster a creative, collaborative learning space to allow associates who share interest in data analytics, data science, and technology to advance their skill and knowledge.
OUR PLANET: To educate and inspire the Company to make sustainable choices, both in and outside of the office.
DSWGives: To inspire community involvement and enhance associate engagement through volunteering.
SOLE CONNECTION: To enhance the associate experience to foster an engaged, thriving workforce, and to connect associates around the globe.

Councils at Designer Brands
Councils are associate-led groups organized to create a sense of inclusion and belonging for those who work in our stores, distribution and fulfillment centers.

2022 DE&I Highlights
*Held the 2nd Annual DBI Day of Understanding on June 3, 2022.
*Observed the DBI Day of Inclusion, an annual floating holiday that reinforces our mission to inspire self-expression.
*Conducted a pulse survey with specific DE&I questions to measure baseline.
*Implemented DE&I training opportunities across the entire DBI organization.
*Continued to identify and align our efforts to support philanthropic organizations that support our DE&I strategy.
*Hired a new Head of DE&I, Angel Colón, who brings a strong background in forming and developing corporate DE&I programs.

JEMS by PENSOLE Partnership

In 2022, Designer Brands announced a $2 million investment into advancing action-oriented DE&I through a partnership with Pensole and legendary footwear designer Dr. D’Wayne Edwards, President of Pensole Lewis College of Business and Design (“PLC”).
Located in Detroit, PLC is the first and only Historically Black College & University (“HBCU”) in Michigan and the first HBCU with a focus on design. In this new partnership, Designer Brands invested in the first Black-owned footwear factory in the U.S. – JEMS by Pensole – to produce shoes designed by PLC graduate students, to be sold exclusively at DSW. Together with Pensole, we will provide designers with opportunities to offer new products directly to consumers. Ultimately, the partnership is aimed at creating careers and investing in diverse, talented, aspiring designers to become the future of our industry.

Less than 10% of historically Black colleges and universities offer a design degree. Through this partnership, we're working to reshape the footwear industry and remove the barriers that Black students face.

Total Rewards
To remain an employer of choice and maintain the strength of our workforce, we continually assess the current business environment and labor market to refine our compensation practices, benefit programs, and other associate resources. We have a history of investing in our workforce and offer comprehensive, relevant, and innovative benefits to eligible associates in the U.S.
Compensation
•We strive to provide market competitive wages and salaries, targeting the middle of the market in most cases.
•We establish a minimum starting pay rate for each U.S. store that exceeds applicable minimum wage requirements.
•To compete for local distribution center talent, we provide a peak season incentive bonus and continually monitor local pay practices.
•Our incentive plans provide additional cash compensation upon the achievement of results that exceed defined Company goals and are available to eligible store management, distribution center, and corporate support center associates.
•We provide stock-based, long-term incentives for senior executives through the director level that align with the interests of shareholders.
Health & Wellness
At Designer Brands, we believe that our associates are our most important asset, and we will continue to invest in them to ensure their success and well-being.
Our inclusive approach ensures that every eligible associate in the U.S. receives a comprehensive and innovative benefits package, enabling us to attract and retain the talent necessary to achieve our goals. Offerings include, but are not limited to:
•Company-provided paid time off for all U.S. associates.
•Generous product discounts at DSW, American Eagle Outfitters, and American Signature/Value City Furniture available to all associates.
•Comprehensive health insurance plans (including medical, dental, prescription drug, vision, and 100% Company-paid virtual visits for mental health, general medicine, and dermatology through Teladoc).
•Free general education college courses, along with low- to no-cost college degree programs. Tuition reimbursement is also available.
•Access to voluntary benefits to protect associates financially, such as long-term disability, accident, hospital indemnity, and critical illness coverage.
•Company-paid life insurance.
•Company-provided short-term disability to protect you in the event you are unable to work.
•A 401(k) plan with a generous Company match to help associates save for retirement.
•Robust free legal/financial support, including free legal consultations, will/document preparation, and financial counseling.
Supporting eligible U.S. associates and their families is also important to Designer Brands. We understand that every family is unique, and our benefits package is designed to provide the support and resources that our associates need to care for their loved ones. Offerings include:
•Comprehensive fertility and family planning programs for all those enrolled in a DBI medical plan.
•Medical access travel benefits for all those enrolled in a DBI medical program who must travel greater than 100 miles from home to obtain access to covered medical care.
•Company-provided paid parental leave for moms and dads for childbirth, adoption, or foster care events.

•Paid adoption assistance.
•Seven days of complimentary back-up childcare per year.
•Discounts on childcare, pet care, tutoring services, and more.
•Complimentary counseling and support for all associates and their family members.
•A flexible paid bereavement policy for all associates.
Talent Development
To help our associates succeed in their roles, we emphasize continuous learning and development opportunities. Training provided through our online learning platform includes nearly 250 resources such as videos, self-paced on-demand learning, and virtual instructor-led sessions.
A wide variety of resources are designed to address the needs of our entire workforce, from entry-level associates to our most senior executives. During 2022, 11,500 associates completed approximately 100,000 learning experiences through our online learning platform. We invest resources in professional development and growth as a means of improving associate performance, engagement, and retention. As a result, we believe that our continued focus on frequent and constructive performance feedback, talent reviews, succession planning, and retention, have contributed to a strong internal promotion rate.
Associate Engagement
We provide all associates the opportunity to share their opinions and feedback on their employment experience through engagement surveys performed on a regular basis across all business segments. Results of the surveys are measured and analyzed with a goal of enhancing the associate experience, strengthening engagement and retention, and driving change.
In addition to Company-led surveys, leaders are encouraged to conduct “skip level” touch bases, host round table chats, and conduct follow-up activities to better understand associate feedback.
We are embracing a flexible work environment by providing the option for our corporate associates to work where they choose to, whether that be in the office, at home, or elsewhere, to best meet their individual needs. Upon exiting the Company, associates who voluntarily leave the business are provided an exit survey to help us measure satisfaction and engagement and identify the factors that may have contributed to pursuing another opportunity. We continue to develop opportunities for associate connection and engagement in the evolving workplace environment by listening to our associates and taking actions on what is most important and impactful to them.
For more information regarding our human capital management practices, see our 2022 Annual Report on Form 10-K.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Procedures for Review of Related Party Transactions
Our Board has adopted a written policy for approval of related person transactions by the Audit Committee (the “Policy”), which provides that our Audit Committee will review and approve potential related person transactions, arrangements, or relationships involving us and a related person, as described below. A copy of the Policy can be found at our corporate and investor website at investors.designerbrands.com/governance-documents and is available in print (without charge) to any shareholder upon request. The Policy provides for the review, approval, ratification, or rejection of any “related person transaction” that we are required to report under SEC rules and regulations.
For purposes of the Policy, a “related person transaction” is any transaction, or a series of similar transactions, which is currently proposed or has been in effect at any time since the beginning of the last fiscal year, in which (i) the Company or any of its subsidiaries, was, or is proposed to be, a participant, (ii) the amount of the transaction(s) exceeds $120,000, and (iii) any of the following persons (each, a “related person”) has or will have a direct or indirect material interest:
(1)    any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director, director nominee, or executive officer of the Company;
(2)    any shareholder of the Company known to the Company to be a beneficial owner of more than five percent (5%) of any class of the Company’s voting securities;
(3)    any immediate family member of any person described in (1) or (2) above; and
(4)    an entity in which any person described in (1), (2), or (3) above has a greater than ten percent (10%) equity interest.
In determining whether to approve a related person transaction, the Audit Committee considers any facts and circumstances that the Audit Committee may deem relevant. Based on an analysis of such facts and circumstances, the Audit Committee takes formal action to either approve, ratify, or reject the related person transaction.
Schottenstein Stores Corporation and Affiliates
General
As of March 31, 2023, Jay L. Schottenstein, the Executive Chairman of Designer Brands, beneficially owned approximately 14,552,709 Class A Common Shares in the aggregate. Included in the aggregate number of Class A Common Shares that Mr. Schottenstein beneficially owned as of that date are approximately 7,720,154 Class B Common Shares that may be converted into Class A Common Shares on a one-for-one basis at any time. Mr. Schottenstein serves as chairman of Schottenstein Stores Corporation (“SSC”) and other affiliated entities of SSC. For fiscal 2022, we paid approximately $12,087 million in total fees, rents, and expenses to SSC and its affiliates.
In the ordinary course of business, we have entered into a number of agreements with SSC and its affiliates relating to our business and our relationship with these companies, the material terms of which are described below. We believe that each of the agreements entered into with these entities is on terms at least as favorable to us as could be obtained in an arm’s-length transaction with an unaffiliated third party. In the event that we desire to enter into any agreements with SSC or any of our directors, officers, or other affiliates in the future, in accordance with Ohio law, any contract, action, or other transaction between or affecting us and one of our directors or officers or between or affecting us and any entity in which one or more of our directors or officers is a director, trustee, or officer or has a financial or personal interest, will either (i) be approved by the shareholders, a majority of the disinterested members of our Board, or a committee of our Board that authorizes such contracts, action, or other transactions or (ii) be fair to us as of the time our directors, a committee of our directors, or our shareholders approve the contract, action, or transaction. In addition, any transactions with directors, officers, or other affiliates will be subject to requirements of the Sarbanes-Oxley Act and other SEC rules and regulations, as well as to our written related person transactions policy described above.
Management Agreement
On November 1, 2012, we entered into a management agreement (the “Management Agreement”) with Schottenstein Property Group, LLC (“SPG”), an affiliate of SSC, pursuant to which SPG engages third-parties to provide management, operation, repair, maintenance, replacement, and supervision services (the “Services”) for DBI’s corporate headquarters and Columbus distribution center, which are contiguous to property owned by SPG. SPG previously managed the properties prior to Designer Brands’s purchase on November 1, 2012. The Company does not pay compensation to SPG under the Management Agreement, but the Company reimburses SPG for certain costs incurred in connection with the Services. Under this agreement, we incurred approximately $.05 million of expense for fiscal 2022. Mr. Joseph Schottenstein, a member of the Board, is an executive officer of SPG.

Leases and Subleases
Fulfillment Center. In fiscal 2007, we entered into a lease for a fulfillment center for dsw.com adjacent to our existing home office in Columbus, Ohio, and this agreement was amended in fiscal 2016. The landlord is an affiliate of SSC. Under the amended lease, the term expired in September 2022. Following expiration of the amended lease, we entered into two new leases for two sections within the building, which are being used as a fixture warehouse and a photo studio. Under the original amended lease agreement, we incurred approximately $1.8 million of expense for fiscal 2022, and under the two new leases we incurred an additional $0.1 million of expense, resulting in a total $1.9 million of expense for fiscal 2022 (includes rent, real estate taxes, insurance, and common area maintenance (“CAM”)). Additionally, following expiration of the amended lease, we paid approximately $0.9 million to the landlord for disposal costs related to equipment owned by the Company remaining in the fulfillment center.
Utilities. In connection with our lease for the fulfillment center (described above), we incurred approximately $0.8 million of expense related to the payment of utilities to the landlord in fiscal 2022. The landlord of this facility is an affiliate of SSC.
DSW stores. As of January 28, 2023, we leased or subleased 15 DSW stores from affiliates of SSC. We incurred approximately $6.8 million of rent and approximately $1.4 million of other expense (real estate taxes, maintenance, and insurance) related to these leases for fiscal 2022. In addition to these charges, for each lease, we also pay percentage rent equal to approximately 2% annually of gross sales that exceed specified breakpoints that increase as the minimum rent increases. These leases have terms expiring between October 2023 and November 2029 and generally have two or three renewal options of five years each.
Agreement for Media Services
We receive media services for our stores from Retail Entertainment Design (“RED”), an affiliate of SSC. The agreement provides for media services such as digital music, video services, and other related services. For fiscal 2022, we paid approximately $0.4 million to RED.
Consulting/Professional Services Agreement
We receive consulting/professional services from Charles Spicer, Inc., an affiliate of SSC. The consulting/professional services include, among other things, strategic planning, financial matters, risk analysis and management, mergers, acquisitions, business development, and general corporate, operational, and organizational matters. For fiscal 2022, we paid approximately $0.3 million to Charles Spicer, Inc.
Corporate Services Agreement with SSC
We receive services from SSC pursuant to a Corporate Services Agreement between us and SSC. The agreement sets forth the costs of shared services, including specified legal, travel expense, and administrative services. For fiscal 2022, our allocated portion of the amount we paid to SSC was approximately $0.3 million.
Provisions of Our Articles Governing Corporate Opportunities and Related Party Transactions
SSC is engaged in the same or similar activities or lines of business as we are and has interests in the same areas of corporate opportunities. Summarized below are provisions in our Articles that govern conflicts, corporate opportunities, and related party transactions.
Conflicts / Competition. SSC and its affiliates have the right to engage in the same businesses as we do, to do business with our suppliers and customers, and to employ any of our officers or employees.
Corporate Opportunities. In the event that SSC or any director or officer of SSC who is also one of our directors or officers learns about a potential transaction or business opportunity which we are financially able to undertake, which is in our line of business, which is of practical advantage to us and in which we have an interest or a reasonable expectancy, but which may also be appropriate for SSC, our Articles provide:
•If SSC learns about a corporate opportunity, it does not have to tell us about it and it is not a breach of any fiduciary duty for it to pursue such corporate opportunity for itself or to direct it elsewhere.
•If one of our directors or officers who is also a director or officer of SSC learns about a corporate opportunity, he or she shall not be liable to us or to our shareholders if SSC pursues the corporate opportunity for itself, directs it elsewhere, or does not communicate information about the opportunity to us, if such director or officer acts in a manner consistent with the following policy:
•If the corporate opportunity is offered to one of our officers who is also a director but not an officer of SSC, the corporate opportunity belongs to us unless it was expressly offered to the officer in writing solely in his or her capacity as a director of SSC, in which case it belongs to SSC.
•If the corporate opportunity is offered to one of our directors who is not an officer of Designer Brands Inc., and who is also a director or officer of SSC, the corporate opportunity belongs to us only if it was expressly offered to the director in writing solely in his or her capacity as our director.

•If the corporate opportunity is offered to one of our officers, whether or not such person is also a director, who is also an officer of SSC, it belongs to us only if it is expressly offered to the officer in writing solely in his or her capacity as our officer or director.
Related Party Transactions. We may, from time to time, enter into contracts or otherwise transact business with SSC, our directors, directors of SSC, or organizations in which any of such directors has a financial interest. Such contracts and transactions are permitted if:
•the relationship or interest is disclosed or is known to the Board or the committee approving the contract or transaction, and the Board or committee, in good faith reasonably justified by the facts, authorizes the contract or transaction by the affirmative vote of a majority of the directors who are not interested in the contract or transaction;
•the relationship or interest is disclosed or is known to the shareholders, and the shareholders approve the contract or transaction by the affirmative vote of the holders of a majority of the voting power of the Company held by persons not interested in the contract or transaction; or
•the contract or transaction is fair as to Designer Brands at the time it is authorized or approved by the Board, a committee of the Board, or the shareholders.

COMPENSATION OF DIRECTORS
Our Human Capital and Compensation Committee reviews and makes recommendations to our Board regarding non-employee director compensation. In making its recommendations, the Human Capital and Compensation Committee considers the overall size of the Board, the significant time committed by each of our directors to the performance of their duties, as well as peer data and input from the Human Capital and Compensation Committee’s independent compensation consultant. Messrs. Howe and Jay Schottenstein, who serve as the Company’s CEO and Executive Chairman, respectively, do not receive additional compensation for serving as directors.
During fiscal 2022, the Human Capital and Compensation Committee engaged Korn Ferry to conduct comprehensive reviews and competitive assessments of the Company’s non-employee director compensation program. DBI last modified its director pay program in 2016. As a result of this assessment and due to increased demands on these roles, it was recommended and approved that the Board make increases to the annual cash retainer (from $75,000 to $90,000) and the annual equity retainer (from $140,000 to $150,000) during fiscal 2022. The Board also increased the size of the retainer for each committee chair by $5,000. The foregoing increases were effective July 31, 2022.
Our current director compensation policy provides that each non-employee director will receive:

Annual Cash Retainer	$ 90,000
Annual Equity Retainer	$150,000
Audit Committee Member Retainer(1)	$ 20,000
Human Capital and Compensation Committee Member Retainer(1)	$ 15,000
Nominating and Corporate Governance Committee Member Retainer(1)	$ 15,000
Technology Committee Member Retainer(1)	$ 15,000
Audit Committee Chair Retainer(2)	$ 40,000
Human Capital and Compensation Committee Chair Retainer(2)	$ 35,000
Nominating and Corporate Governance Committee Chair Retainer(2)	$ 30,000
Technology Committee Chair Retainer(2)	$ 30,000
_______________________________
(1)Additional annual retainer for committee service for each committee on which such director serves (provided that the committee chairs do not receive such additional retainer).
(2)The chairs of the Audit Committee, Human Capital and Compensation Committee, Nominating and Corporate Governance Committee, and Technology Committee each receive an additional $40,000, $35,000, $30,000, and $30,000, respectively, in cash or stock (as they may elect) per year.
The annual retainers are paid as follows:
•The annual cash retainer and the additional annual retainer for committee service are payable in quarterly installments on the last day of each fiscal quarter; and
•The annual equity retainer is granted on the date of each annual meeting of the shareholders for the purpose of electing directors, determined by dividing the amount of the retainer by the per-share closing price of our Class A Common Shares on the grant date.
In addition, we pay attorneys’ fees related to the preparation and filing of director stock ownership forms with the SEC. We also reimburse reasonable travel expenses to attend Board and Board committee meetings and director continuing education expenses.
Directors do not receive any additional compensation for attending Board meetings or Board committee meetings. All members of our Board are reimbursed for reasonable costs and expenses incurred in attending meetings of our Board and its committees. Non-employee directors may elect to have any of the cash portion of their compensation paid in the form of stock units in lieu of cash. Employee directors do not receive any additional consideration for their service on the Board.
Nonqualified Deferred Compensation Plan
The Company sponsors a nonqualified retirement plan, amended and restated effective as of September 29, 2022 (the “Nonqualified Plan”), in which a select group of management and other highly-compensated associates, including NEOs, and Board members may participate. Board members may contribute up to 100% of the annual cash retainer paid by Designer Brands (as described in more detail in the fiscal 2022 Director Compensation table). Deferral elections are made annually related to future compensation, in compliance with §409A of the Code. In order to maintain the Nonqualified Plan’s tax-deferred status, Nonqualified Plan assets are subject to the claims of creditors of Designer Brands. Participants choose to invest their account in an array of investment alternatives that generally mirror the investment alternatives under the 401(k) Plan. The Nonqualified Plan allows for in-service distributions in a lump sum. The Nonqualified Plan also allows for retirement distributions which are permitted as a lump sum or in three (3), five (5), or ten (10) annual installments. Distribution elections are made when deferral elections are made in compliance with Code §409A.
Equity Compensation
Stock units issued to a director are fully vested on the date of grant. Directors may elect to have the stock units settled (i) 30 days following the grant date, (ii) on a specified future date more than 30 days following the grant date, (iii) when the director leaves the Board (for any reason), or (iv) in annual installments following the end of service to the Board. Stock units are settled in Designer Brands Inc. Class A Common Shares.
Directors have no voting rights in respect to the stock units, but they will have the power to vote the Designer Brands Class A Common Shares received upon settlement of the award. In general, directors have equivalent rights to receive dividends paid on Designer Brands Class A Common Shares. Each director is “credited” with the same dividend that would be issued if the stock unit was a Designer Brands Class A Common Share. The amounts associated with the dividend equivalent rights will not be distributed until the director’s stock unit award is settled.
Director Stock Ownership Guidelines
Board members have an ownership guideline of five times their annual cash retainer (excluding committee fees) to be achieved within five years of joining the Board. The following forms of equity interests count towards the stock ownership requirement: (i) shares purchased on the open market; (ii) shares obtained through stock option exercise; (iii) shares held as deferred stock units; (iv) shares held in benefit plans; (v) shares held in trust for the economic benefit of the director, his or her spouse, or his or her dependent children; (vi) shares owned jointly or separately by the director’s spouse or dependent children; and (vii) unvested restricted stock units. Unexercised stock options do not count. As of the last day of fiscal 2022, all Board members have either met the ownership guidelines or are still within the five-year compliance time frame.

FISCAL 2022 DIRECTOR COMPENSATION
The following table sets forth certain information regarding the compensation earned by or paid to each non-employee director who served on the Board in fiscal 2022.

Name	Fees Earned or Paid In Cash(1) (2)	Stock Awards(3)	Total
Peter S. Cobb(4)	$194,011	$150,000	$344,011
Elaine J. Eisenman	$189,011	$150,000	$339,011
Joanna T. Lau	$144,011	$150,000	$294,011
Joseph A. Schottenstein(5)	$85,508	$150,000	$235,508
Harvey L. Sonnenberg	$139,011	$150,000	$289,011
Allan J. Tanenbaum	$120,508	$150,000	$270,508
Joanne Zaiac	$115,508	$150,000	$265,508
Rich Paul	$18,049	$81,000	$99,049
Tami Fersko	$25,069	$81,000	$106,069
Ekta Singh-Bushell(6)	$33,242	-	$33,242
_______________________________
(1)This amount reflects the board fees paid to the director for fiscal 2022.
(2)The amounts for Mr. Cobb and Ms. Eisenman include a one-time payment of $50,000 each for the work they performed on the DSW Shoe Warehouse, Inc. (“DSW”) President Search Committee. The President Search Committee was charged with identifying, interviewing, and recommending the next President of DSW. The Committee held regular meetings over a two and a half year period, conducted various interviews, and identified Mr. Douglas Howe to serve as the President of DSW.
(3)Each non-employee director was granted stock units on May 19, 2022. The amounts reported in the “Stock Awards” column represent the full grant date fair value for financial statement reporting purposes, as provided by Financial Accounting Standards Board Accounting Standards Codifications Topic 718 (“ASC 718”) (determined by the closing price of Company Class A Common Stock on the date of grant). Messrs. Joseph Schottenstein, Sonnenberg, Tanenbaum, and Paul and Mses. Fersko, Lau, and Zaiac, elected to have the shares distributed within 30 days of the grant date. The remaining directors have elected to settle the units upon leaving the Board.
As of January 28, 2023, the current directors held the following number of stock units:

Name	Number of Stock Units Outstanding as of January 28, 2023*
Peter S. Cobb	65,617
Elaine J. Eisenman	123,363
Joanna T. Lau	49,607
Joseph A. Schottenstein	-
Harvey L. Sonnenberg	60,095
Allan J. Tanenbaum	149,245
Joanne Zaiac	5,528
Rich A. Paul	-
Tami J. Fersko	-
*Amounts listed include accumulated dividend equivalent units.
(4)For calendar year 2022, Mr. Cobb elected to defer his retainer into the Nonqualified Plan. The aggregate deferred compensation earnings in the fiscal year are not reflected in the above table because the earnings were neither preferential nor above-market. The amount is reflected in the “Fees Earned or Paid in Cash” column. The provisions of the Nonqualified Plan are described above in the section entitled Nonqualified Plan.
(5)Beginning in the first quarter of fiscal 2013, Mr. Joseph Schottenstein elected to receive payment of all fees in the form of stock awards and continued this election in fiscal 2022. The value of the awards is reflected in the “Fees Earned or Paid in Cash” column. The total number of shares granted were 6,477. The quarterly number of shares granted was based on the closing stock price on the day of grant rounded to the nearest whole share.
(6)Ms. Singh-Bushell’s service on the Board ended May 19, 2022. For calendar year 2022, Ms. Singh-Bushell elected to defer her retainer into the Nonqualified Plan. The aggregate deferred compensation earnings in fiscal 2022 are not reflected in the above table because the earnings were neither preferential nor above-market. The deferred amount for fiscal 2022 is reflected in the “Fees Earned or Paid in Cash” column. The provisions of the Nonqualified Plan are described above in the section entitled Nonqualified Plan.

AUDIT AND OTHER SERVICE FEES
Our Audit Committee has adopted a policy under which audit and non-audit services to be rendered by our independent registered public accounting firm are pre-approved. The pre-approval policy, which is available on our corporate and investor website at investors.designerbrands.com/governance-documents, is designed to, among other things, assure that the provision of such services does not impair the independence of our independent registered public accounting firm and is summarized below.
•Delegation – The Audit Committee may delegate pre-approval authority to one or more of its independent members, provided that the committee member(s) to whom such authority is delegated promptly reports any pre-approval decisions to the full Audit Committee. The Audit Committee has not delegated to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.
•Audit Services – Annual audit, review, and attestation engagement terms and fees are subject to the specific pre-approval of the Audit Committee. Any changes in the terms, conditions, or fees resulting from changes in the audit scope, Company structure, or other matters require the Audit Committee’s approval.
•Audit-Related Services – Confirmation that the provision of any audit-related services, including assurance and services reasonably related to the performance of the audit or review of the Company’s financial statements, does not impair the independence of the independent registered public accounting firm.
•Other Services – Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee.
•Tax Services – The Audit Committee believes that our independent registered public accounting firm can provide tax services to us such as tax compliance and certain tax advice without impairing its independence. In no event, however, will the independent registered public accounting firm be retained in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code of 1986, as amended (“Code”) and related regulations or similar regulations of other applicable jurisdictions.
No services were provided by the independent public accountants during fiscal 2022 or fiscal 2021 that were not approved by the Audit Committee.
The following table sets forth the aggregate fees for professional services rendered by Deloitte & Touche LLP, our independent registered public accounting firm, for each of the last two fiscal years.

	2022	2021
Audit fees	$1,984,389	$1,730,227
Audit-related fees(1)	$1,025,862	$1,196,292
Tax fees(2)	$21,530	$18,338
Total	$3,031,781	$2,944,857
_________________________
(1)Audit-related fees relate to assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under Audit Fees. This category includes fees related to audit and attest services not required by statute or regulations, due diligence related to mergers, acquisitions, and investments, and issuance of comfort letters.
(2)Tax fees relate to professional services for tax compliance and general tax advice.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee appointed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for fiscal 2023. Although we are not required to seek shareholder ratification of the appointment of Deloitte as our independent registered public accounting firm, we are doing so as a matter of good corporate governance. In the event that shareholders do not ratify the appointment of Deloitte, the Audit Committee will reconsider its appointment, but shall have no obligation to retain a new or different independent registered public accounting firm. In addition, even if the shareholders ratify the appointment of Deloitte, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that a change is in the best interest of the Company and our shareholders.
Representatives of Deloitte are expected to be present by virtual participation at the 2023 Annual Meeting to respond to appropriate questions and to make a statement if such representatives so desire.
Vote Required
Under our Code of Regulations, approval of this proposal requires the affirmative vote of the holders of the greater of (i) a majority of the shares required to constitute a quorum for such meeting, in which case abstentions and broker non-votes have the effect of votes “Against” the proposal, and (ii) a majority of the shares voted on such proposal, in which case abstentions and broker non-votes are disregarded and have no effect on the outcome of the vote.
Your Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of our independent registered public accounting firm.

AUDIT COMMITTEE REPORT
Our management is responsible for our internal controls and preparing our consolidated financial statements. Our independent registered public accounting firm, Deloitte, is responsible for performing an independent audit of the consolidated financial statements and issuing a report thereon. Their audit is performed in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee is responsible for overseeing the conduct of these activities. In performing its oversight function, the Audit Committee relies, without independent verification, on the information provided to it and on representations made by our management and our independent registered public accounting firm.
The Audit Committee met with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their audits, the evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee reviewed and discussed with each of management and Deloitte the audited financial statements for the fiscal year ended January 28, 2023. The Audit Committee reviewed and discussed with the independent registered public accounting firm its judgments as to the quality, not just acceptability, of our accounting principles and such other matters as are required to be discussed under the applicable requirements of the PCAOB and the SEC. In addition, the Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent accountant the independent accountant’s independence.
Based on its review of the audited consolidated financial statements and discussions with management and Deloitte referred to above, the Audit Committee recommended to the Board the inclusion of the audited financial statements for the fiscal year ended January 28, 2023, in our Annual Report on Form 10-K for filing with the SEC.
Respectfully submitted,
Audit Committee
Harvey L. Sonnenberg, Chair
Elaine J. Eisenman
Tami J. Fersko
Allan J. Tanenbaum
The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of the Company under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates the Report by reference therein.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) describes the goals and objectives of our executive compensation program, including our compensation philosophy, objectives, policies, and practices with respect to our named executive officers (“NEOs”).
Our NEOs for fiscal 2022 were:
1.Jay L. Schottenstein – Executive Chairman of the Board;
2.Roger L. Rawlins* – Former Chief Executive Officer;
3.Jared A. Poff** – Executive Vice President, Chief Financial Officer and Chief Administrative Officer;
4.Douglas M. Howe*** – Current Chief Executive Officer; and
5.Deborah L. Ferrée**** – Vice Chair and Chief Product Officer.
* Mr. Rawlins served as the Company’s Chief Executive Officer for the entirety of fiscal 2022 and until April 1, 2023.
** Mr. Poff served as Executive Vice President and Chief Financial Officer in fiscal 2022, and was appointed Chief Administrative Officer in addition to Chief Financial Officer of the Company effective March 12, 2023.
*** Mr. Howe joined the Company in May 2022 as President, DSW. Effective April 1, 2023, Mr. Howe was appointed Chief Executive Officer of the Company.
**** Ms. Ferrée served as the Company’s Vice Chair and as President, Camuto LLC in fiscal 2022. Effective February 1, 2023, Ms. Ferrée was appointed Chief Product Officer in addition to Vice Chair of the Company, and transitioned out of the role of President, Camuto LLC.
Fiscal 2022 Highlights
We are pleased with the Company’s fiscal 2022 results amidst a challenging economic backdrop. Specifically, as the Company moved into the third and fourth quarters, the retail industry was significantly over inventoried – particularly in the athletic space – resulting in an increased level of markdowns and promotions. We elected to be less promotional with respect to our athletic product, as we had taken proactive actions earlier in the year to manage and position ourselves well in our athletic inventory levels, and we were supported by the continued resurgence of our clearance business. Therefore, even with these challenges, our team was able to drive healthy growth for the year, including substantial growth in our Owned Brands and DTC channels. Our omnichannel model continues to provide an expanded level of touchpoints with consumers as we grow and diversify our portfolio, which we believe positions us well for future growth.
Some fiscal 2022 highlights include:
•Net sales of $3.3 billion, representing a 3.7% increase year-over-year;
•Comparable sales increase of 4.4% year-over-year;
•Owned Brand sales growth of 32.1% year-over-year;
•Owned Brand DTC net sales growth of 35.2% year-over-year; and
•Gross margin of 32.6%, representing a 400 basis point increase compared to fiscal 2019.
Our fiscal 2022 results demonstrate the continued successful execution of the strategy we laid out at our Investor Day in early 2022. This strategy continues to be supported by a world-class executive team, complemented by the efforts of all Company associates. We will continue to navigate these headwinds with an eye towards the future. For example, in fiscal 2022, we expanded our relationship with Hush Puppies and welcomed Topo Athletic and Le Tigre into our Owned Brands portfolio and, in early fiscal 2023, we acquired the Keds business.
In fiscal 2022, we organized our strategic efforts around three pillars:

Customer	Brand	Speed
•More than ever, our customers have a great desire for products and experiences.
•We are adding resources to our digital, IT, and analytics teams to understand precisely what customers want and what can be improved to provide the best possible experience.

•We continue to design and source some of the best brands in the industry – Vince Camuto, Crown Vintage, Kelly & Katie, Mix No. 6, Jessica Simpson, Lucky Brand, Le Tigre, and the recently-acquired Keds and Topo Athletic.
•Our growth strategy is centered on establishing ourselves as a builder and grower of brands, and we are seeing aggressive growth in our sales of our Owned Brands through our DTC channels of DSW, Shoe Company, and Vince Camuto.
•We are combining our brand expertise with our strong DTC distribution through our physical footprint in North America and our digital infrastructure.

•We are focused on developing processes to deliver products more quickly by optimizing our current infrastructure, expanding our delivery partnerships, and utilizing our east coast logistics center to reach our east coast customers faster.
•We are also working to improve collaboration through technology and processes across our organization and to gain additional efficiencies in our overall development cycle.

Key Elements of Executive Compensation and Changes to Compensation Program for Fiscal 2022
Our fiscal 2022 executive compensation program continued to focus on attracting and retaining the best executives for our business. A summary of the key elements of our executive compensation program, as well as fiscal 2022 actions and changes approved by the Human Capital and Compensation Committee of the Board (for purposes of this CD&A, the “Committee”), is summarized in the chart below:

Compensation Element	Summary of Fiscal 2022 Actions and Changes
Base Salary
•Mr. Schottenstein received a 7.5% merit-based increase.
•Messrs. Rawlins and Poff received 8.3% and 9.1% increases, respectively, in base salary based on merit and to better align their respective base salaries with market practices.

Short-Term Incentive Compensation	•The Committee determined that it was appropriate to return to a single, 12-month annual incentive plan in order to measure Company performance over a full fiscal year.
Long-Term Incentive Compensation
•Restricted stock unit (“RSU”) awards, including both performance-based RSUs and time-based RSUs, were granted to the NEOs.
•The performance-based RSUs cliff vest three years from the grant date subject to and based on the Company’s achievement of the predetermined performance goal during the one-year performance period that ended on January 28, 2023.
•The time-based RSUs cliff vest three years from the date of grant.
•At the end of fiscal 2022, Mr. Poff received a one-time grant of time-based RSUs in recognition of the critical role he would play while the Company transitioned CEOs (the “Poff Recognition Award” is described in the Fiscal 2022 Long-Term Equity Incentive Awards section).

Executive Corporate Governance Reinforces Our Compensation Program
Our compensation philosophy for the executive team, including our NEOs, is to attract and retain highly qualified leaders, drive performance by incentivizing our NEOs to attain short- and long-term goals, align the interests of our NEOs with those of our shareholders, and create long-term shareholder value. We continually review leading practices in corporate governance and executive compensation. As appropriate, we consider changes to our program in order to reflect and embrace best practices and remain competitive in our industry.

The following table highlights the Company’s best practices relating to our executive compensation program, and the practices in which the Company does not engage.

Effective Program Design
•We emphasize “at-risk” pay by heavily weighting variable over fixed pay, with a significant portion of NEOs’ collective fiscal 2022 target compensation considered to be “at-risk.”	We don’t guarantee annual salary increases or guarantee bonuses.
•We require the CEO to retain meaningful stock ownership, which serves to align the CEO’s interests with those of shareholders.	We don’t set performance metrics that the Committee believes would create undue risk.
•We mitigate undue risk by using caps on potential bonus payments, having a clawback policy applicable to compensation granted under our long-term incentive plan, and maintaining active oversight and risk management systems.
We don’t grant stock options with an exercise price below 100% fair market value or reprice underwater stock options.
•The Committee retains an independent compensation consultant on matters surrounding executive and non-employee director pay and governance.
We don’t provide supplemental executive retirement plans or other retirement benefits to NEOs, other than a tax-qualified 401(k) plan available to all employees and a deferred compensation plan available to highly compensated employees.

•We apply conservative post-employment and change in control provisions. NEOs are subject to the same provisions as the rest of the employee population that participates in long-term incentives.
We don’t permit pledging, hedging, or short-sale transactions. All executive officers, Board members, and associates are prohibited from using financial instruments designed to hedge or offset a decrease in market value of Company stock.

•We subject all executive officers to pre-clearance requirements and restrictions relating to transactions in Company stock.	We don’t include favorable impact from changes in tax law or stock buybacks when determining actual performance against financial measures in incentive plans, where applicable.
•Management and the Board regularly evaluate share utilization levels by reviewing cost and the dilutive impact of stock compensation.	We don’t gross up taxes for perquisites or benefits, except in the case of standard relocation benefits. We don’t gross up for excise taxes upon a change-in-control.
•We provide only limited perquisites to NEOs. During fiscal 2022, perquisites were limited to security arrangements for Mr. Schottenstein and relocation costs for Mr. Howe.
•Since fiscal 2021, all performance share grants are subject to a “double trigger” change in control provision.

Roles in Determining Compensation are Well Defined
Role of the Board of Directors and the Committee: The Committee makes all compensation decisions for our executive officers, including our CEO, the Executive Chairman of the Board, and the other NEOs. In fiscal 2022, the Committee did not delegate any of its authority with respect to decisions regarding the compensation of any NEO.
Advisory Vote on the Compensation Paid to Named Executive Officers: At the 2022 Annual Meeting of Shareholders, over 97% of the votes cast on the advisory vote on executive compensation were voted in favor of the proposal. The Committee viewed the vote as a strong expression of our shareholders’ general satisfaction with the Company’s current executive compensation programs. As a result, the Committee determined it was not necessary to implement material changes to our executive compensation programs, other than to return to our pre-pandemic annual bonus program. The Committee will continue to evaluate our executive compensation programs, taking into account shareholder feedback.
Role of Executive Officers in Compensation Decisions: The Committee makes all compensation decisions for our NEOs based upon input provided by the Executive Chairman of the Board, the CEO, the Committee’s independent compensation consultant, and certain members of Company management in Human Resources, except with respect to their own compensation. The Committee exercises its discretion and modifies any recommendations that may be provided by Company management and the independent compensation consultant.

Independent Compensation Consultant: The Committee retained Korn Ferry, a global human resources consulting firm, as its independent compensation consultant for fiscal 2022. Korn Ferry provides research, market data, survey data, proxy information, and design expertise in developing executive and director compensation programs. As requested by the Committee, Korn Ferry provided the Committee with market data from proprietary databases and publicly available information to consider when making compensation decisions for the NEOs. Korn Ferry also provided similar input to support compensation recommendations and decisions made for the Company’s executive officers who are not NEOs. Korn Ferry attended all Committee meetings in fiscal 2022 and advised the Committee on principal aspects of executive compensation, including the competitiveness of program design and award values and specific analyses for the NEOs and other executive officers. Korn Ferry reports directly to the Committee, and the Committee reserves the right to replace the independent compensation consultant or hire additional consultants or advisers at any time.
Management also engaged Korn Ferry for additional compensation services to the Company in fiscal 2022. The amount of these services was not material. The survey information was used by management for compensation recommendations and market practice assessment for management at all levels. In connection with the engagement of Korn Ferry, the Committee reviewed the services provided by Korn Ferry to management and determined that Korn Ferry was independent.
Setting Executive Compensation: The Committee takes into account market pay levels, Company performance, NEO performance, pay equity, and other factors to establish competitive pay for its executives. The majority of executive compensation is tied to well-defined, short- and long-term business and performance goals. In setting NEO compensation, the Committee takes into consideration that executives with the skills and experience necessary to drive long-term business success and intended growth pattern command a premium in the marketplace. Variations to this pay objective may occur as dictated by the experience level of the individual and market factors.
Executive Compensation Objectives
The Committee has developed the following key executive compensation objectives in order to support our business strategy and compensation philosophy:
1.Attract and retain highly qualified, experienced executives who can make significant contributions to our long-term business success. The Committee annually reviews the performance and succession of executive officers and typically provides input on the need for and addition of new executive officer talent.
2.Reward executives for achieving business goals and delivering strong performance. The Committee regularly reviews executive compensation to ensure a proper balance between fixed and variable compensation, heavily weighting at-risk compensation that is designed to incentivize and reward executives for achieving short- and long-term performance goals.
3.Align executive incentives with shareholder value creation. In light of the highly competitive nature of our business, the Committee believes that providing competitive long-term equity award levels is appropriate for attracting and retaining our NEOs. Such grants strongly align the NEOs’ interests with the interests of our shareholders, as each is focused on the same result, which is to create long-term shareholder value. As a result, the Committee annually awards equity, generally in the form of performance-based RSUs and time-based RSUs, to the NEOs.
Proxy Peer Group
The criteria used to select companies for the fiscal 2022 proxy peer group (the “Proxy Peer Group”) included:
•Companies with annual revenue between approximately one-half and two times that of the Company;
•Companies we compete against for business and talent;
•Companies with a fashion orientation and/or that operate as specialty retail;
•Retailers that operate larger square footage stores;
•Companies with similar business complexity (i.e., multiple brands, mix of retail and wholesale, design and manufacture of own brand, private label, global operations, etc.); and
•Companies that have a track record of growth in sales and profit.

The Committee evaluated the actual pay of the NEOs with pay data drawn from proxy-disclosed pay information for the following publicly traded companies, which comprised the Proxy Peer Group:

Fiscal 2022 Proxy Peer Group
Abercrombie & Fitch Co. (ANF)	Crocs, Inc. (CROX)	Tapestry, Inc. (TPR)
American Eagle Outfitters, Inc. (AEO)	Deckers Outdoor Corporation (DECK)	The Children’s Place, Inc. (PLCE)
Big Lots, Inc. (BIG)	Express, Inc. (EXPR)	Ulta Beauty, Inc. (ULTA)
Caleres, Inc. (CAL)	Genesco, Inc. (GCO)	Urban Outfitters, Inc. (URBN)
Carter’s, Inc. (CRI)	Skechers U.S.A., Inc. (SKX)	Wolverine World Wide, Inc. (WWW)
Chico’s FAS, Inc. (CHS)	Steve Madden, Ltd. (SHOO)

For fiscal 2022, Michaels Cos., Inc. was removed from the Proxy Peer Group because it is no longer a public company after being acquired in 2021. Crocs, Inc. was added to the Proxy Peer Group for fiscal 2022 because it met the aforementioned criteria used by the Committee. Other than these changes, the Proxy Peer Group remained unchanged from the 2021 proxy peer group.
For fiscal 2022, the compensation paid to the NEOs was reviewed relative to compensation paid by the Proxy Peer Group to executive officers of similar title and responsibility. By reviewing this publicly available information, as summarized for the Committee by Korn Ferry, the Committee was able to analyze and assess the market competitive pay for each NEO position. The Committee reviews each individual NEO’s compensation relative to the other NEOs’ compensation, taking into account each NEO’s scope of responsibility, performance, and impact on our business results. In addition to the Proxy Peer Group, the Committee reviewed data from the Korn Ferry 2022 Retail Industry Total Remuneration Report, which provides data on the compensation practices of key competitors, including fashion and specialty retailers. This survey provides information on all key executive positions at major retailers and is used to supplement the Proxy Peer Group data. This survey also provides the Committee with an understanding of the broader retail market and pay practices for jobs of similar scope and complexity, with the goal of allowing the Company to remain competitive in both attracting talented senior executives and retaining high performing executives.
Elements of Executive Compensation
For fiscal 2022, the total compensation of our NEOs generally consisted of the following principal components:

Compensation Element	Form of Compensation	Purpose
Salary	Guaranteed Cash
•Recognize position responsibilities and individual performance.
•Attract and retain individuals with superior talent.
•Provide a baseline compensation level to serve as a stable, fixed component of compensation.

Annual Cash Incentive Compensation	At-Risk Cash
•Provide “at-risk” compensation that is based on the attainment of short-term financial measures.
•Incentivize NEOs with the opportunity to earn a significant portion of their cash compensation in the form of annual cash bonuses.
•Reward contributions to annual operating performance and long-term business strategy.

Long-Term Equity Incentive Compensation	Performance-based RSUs and time-based RSUs
•Align the interest of NEOs with those of our shareholders.
•Incentivize NEOs to contribute to the continued growth of our business.
•Promote the maximization of shareholder value.
•Encourage NEO retention through time-based vesting of awards.

Fiscal 2022 Executive Compensation Mix
In fiscal 2022, aggregate compensation for Mr. Rawlins was approximately 14% fixed compensation (base salary) and 86% variable compensation (based on the target annual cash incentive compensation and grant date value of Mr. Rawlins’ long-term equity incentive compensation). Other NEOs’ compensation consisted of, on average, approximately 24% fixed compensation (base salary) and approximately 76% variable compensation (based on the target annual cash incentive compensation and grant date value of their long-term equity incentive compensation). The chart below reflects details of the compensation for Mr. Rawlins and the other NEOs (on average) in fiscal 2022. The Committee believes that the balance was appropriate given the current focus and goals of the Company.
About Our Compensation Elements
I.    Base Salary
Base salaries are determined based on position, responsibilities, and individual contributions with reference to the market data provided by Korn Ferry. As we use base salary as a means to attract and retain our NEOs, our executive compensation program aims to pay base salaries that are competitive with those of the Proxy Peer Group, supplemented with survey data from key competitors from the Korn Ferry 2022 Retail Industry Total Remuneration Report.
In the first quarter of each year, the Committee reviews and determines each NEO’s base salary. During its review, the Committee primarily considers:
•Overall financial performance of the Company during the prior year;
•The individual performance of the NEO during the prior year;
•Base salary data drawn from the market data; and
•The target total cash compensation level of the appropriate benchmark position(s) from the market data.

Base Salary Changes for Fiscal 2022
The following table sets forth the changes to the NEOs’ base salaries during fiscal 2022:

Base Salary Changes for Fiscal 2022
Name	Fiscal 2021 salary on last day of fiscal year	Fiscal 2022 salary on last day of fiscal year	% Increase	Rationale
Mr. Jay Schottenstein	$930,000	$1,000,000	7.5%	Merit
Mr. Rawlins	$1,200,000	$1,300,000	8.3%	Merit and market adjustment
Mr. Poff	$550,000	$600,000	9.1%	Merit and market adjustment
Mr. Howe*	N/A	$1,100,000	N/A	N/A
Ms. Ferrée	$1,030,000	$1,030,000	--	Determined to be competitive
*Mr. Howe joined the Company in May 2022.

In early fiscal 2022, the Executive Chairman of the Board met with the Committee and reviewed the accomplishments and contributions made by the Company’s CEO, Mr. Rawlins. The Committee also reviewed benchmarking information provided by Korn Ferry. In recognition of Mr. Rawlins’ leadership of the Company during fiscal 2021, the Committee approved an 8.3% increase to Mr. Rawlins’ base salary.
The CEO reviewed with the Committee the accomplishments and contributions made by each of the other NEOs under his supervision and recommended increasing Mr. Poff's base salary. After discussing the Company’s financial performance, and the recommendations of the Executive Chairman and the CEO, the Committee approved an 9.1% increase to Mr. Poff's base salary.
The Committee met with Korn Ferry and reviewed market information related to the pay of the Executive Chairman of the Board. After discussing the market information, the Executive Chairman’s role in the Company’s business, and other relevant factors, the Board approved a merit-based increase of 7.5% to the Executive Chairman’s base salary in light of the Company’s performance in fiscal 2021.
In reviewing Ms. Ferrée’s base salary, the Committee determined that her fiscal 2021 base salary remained competitive as compared to the Proxy Peer Group, and therefore, determined no changes were appropriate.
As previously noted, Mr. Howe joined the Company in May 2022. In setting his compensation, the Committee considered analysis and relevant market information provided by Korn Ferry.
II.    Performance-Based Short-Term Cash Incentive Plan
For fiscal 2022, the Committee determined that it was appropriate to return to an annual bonus plan, rather than adopt six-month incentive plans such as those implemented in fiscal 2021 and fiscal 2020 in response to the unpredictability of the COVID-19 pandemic. The Designer Brands Inc. 2005 Cash Incentive Compensation Plan (as amended and restated, the “ICP”) is designed to promote the achievement of annual performance goals and to focus the NEOs on the short-term objectives that the Committee believes will ultimately drive the attainment of long-term business objectives and increases in shareholder value. The NEOs are generally treated the same as all other eligible associates that participate in the ICP. Under the ICP, NEOs are eligible for annual cash incentive awards, the achievement of which is based upon well-defined, pre-established business objectives.
In light of their respective positions and responsibilities, Messrs. Schottenstein’s, Rawlins’, and Poff’s ICP performance metrics and payouts are solely based on the Company’s overall performance, as opposed to a specific business segment. The performance metrics relevant to Messrs. Schottenstein, Rawlins, and Poff are discussed below under the subsection entitled “2022 ICP – Company Performance Metric and Goals.”
Ms. Ferrée served as President of Camuto LLC in fiscal 2022; therefore, her ICP performance metrics and payout are also tied to the performance of the Camuto segment. The performance metrics and payout relevant to Ms. Ferrée are discussed below under the subsection entitled “Camuto Bonus Plan – Performance Goals and Actual Performance.”
During fiscal 2022, Mr. Howe served as President of DSW; therefore, his ICP performance metrics and payout were tied to the performance of the DSW segment. The performance metrics and payout relevant to Mr. Howe are discussed below under the subsection entitled “DSW Bonus Plan – Performance Goals and Actual Performance.”

2022 Incentive Levels
Early in fiscal 2022, the Committee established each NEO’s incentive bonus opportunity as a percentage of earnings during the annual performance period.
In determining the target incentive levels for each NEO, the Committee considered the individual’s position, their contributions to business performance, and specific circumstances facing the Company, as well as market data and recommendations from Korn Ferry. The Committee did not make any changes with respect to the target incentive levels of Messrs. Schottenstein, Rawlins, and Poff and Ms. Ferrée.
In determining Mr. Howe’s target level, the Committee considered analysis and relevant market information provided by Korn Ferry. Accordingly, the target levels ranged from 60% to 150% for the NEOs, as shown in the table below.

2022 NEO Target Cash Incentive Compensation
Name	Target Payout (as % of Salary)
Mr. Schottenstein	150%
Mr. Rawlins	150%
Mr. Poff	60%
Mr. Howe	150%
Ms. Ferrée	125%

Threshold, target, and maximum payouts are based on the Company’s achievement of the performance goals at the applicable level. We do not make payouts below the threshold level.
2022 ICP – Performance Goals and Actual Performance
In February 2022, the Committee approved using Adjusted Operating Income, a non-GAAP financial measure, as the performance metric for the 2022 ICP. The Committee selected this performance metric as it believes that Adjusted Operating Income provides a meaningful representation of our core financial operating performance and is a key financial metric used by management and other stakeholders.
The table below sets forth the performance ranges, corresponding payout goals, and actual performance achievement for the 2022 ICP:

2022 ICP Performance Goals and Actual Performance
	Threshold Payout	Target Payout	Maximum Payout	Actual Performance
Performance Range (Company Adjusted Operating Income*)	$195 million	$230 million	$253 million	$205.3 million
Payout Level	50%	100%	200%	64%

*Adjusted Operating Income is a non-GAAP financial measure that means GAAP Operating Income as reported, adjusted to exclude integration and restructuring expenses, impairment charges, and any other adjustments as separately identified in the Company’s quarterly earnings releases. Adjusted Operating Income excludes the intercompany segment, and the effect of changes in foreign currency exchange rates from the budgeted exchange rate.
Camuto Bonus Plan – Performances Goals and Actual Performance
As discussed above, Ms. Ferrée, as President of Camuto LLC, participated in the Camuto Bonus Plan. The following provides a summary of the Camuto Bonus Plan, as approved by the Committee:
•Company Adjusted Operating Income (weighted 50%);
•DSW Merchandise Margin on Camuto Produced Product sold at DSW (weighted 25%); and
•Camuto Gross Profit before Royalty expenses, excluding DSW sales (weighted 25%).

The table below sets forth the performance ranges, corresponding payout goals, and actual performance achievement for the Camuto Bonus Plan:

Camuto Bonus Plan Performance Goals and Actual Performance
Performance Range	Threshold Payout	Target Payout	Maximum Payout	Actual Performance	Payout as to % of Target
Company Adjusted Operating Income* (Weighted 50%)	$195 million	$230 million	$253 million	$205.3 million	64%
DSW Merchandise Margin on Camuto Produced Product Sold at DSW (Weighted 25%)	$184 million	$216 million	$250 million	$240.3 million	171%
Camuto Gross Profit (Weighted 25%)	$70 million	$80 million	$88 million	$75.9 million	80%
Payout Level	50%	100%	200%	95%

*Adjusted Operating Income is a non-GAAP financial measure that means GAAP Operating Income as reported, adjusted to exclude integration and restructuring expenses, impairment charges, and any other adjustments as separately identified in the Company’s quarterly earnings releases. Adjusted Operating Income excludes the intercompany segment, and the effect of changes in foreign currency exchange rates from the budgeted exchange rate.
DSW Bonus Plan – Performances Goals and Actual Performance
As discussed above, Mr. Howe served as the President of DSW during fiscal 2022 and therefore participated in the DSW Plan. The DSW Plan, which was approved by the Committee, provided for two performance metrics:
•Company Adjusted Operating Income (weighted 75%); and
•DSW Merchandise Margin on Camuto Produced Product Sold at DSW (weighted 25%).
The table below sets forth the performance ranges, corresponding payout goals, and actual performance achievement for the DSW Bonus Plan:

DSW Bonus Plan Performance Goals and Actual Performance
Performance Range	Threshold Payout	Target Payout	Maximum Payout	Actual Performance	Payout as to % of Target
Company Adjusted Operating Income* (Weighted 75%)	$195 million	$230 million	$253 million	$205.3 million	64%
DSW Merchandise Margin on Camuto Produced Product Sold at DSW (Weighted 25%)	$184 million	$216 million	$250 million	$240.3 million	171%
Payout Level	50%	100%	200%	91%

*Adjusted Operating Income is a non-GAAP financial measure that means GAAP Operating Income as reported, adjusted to exclude integration and restructuring expenses, impairment charges, and any other adjustments as separately identified in the Company’s quarterly earnings releases. Adjusted Operating Income excludes the intercompany segment, and the effect of changes in foreign currency exchange rates from the budgeted exchange rate.
Determining Payouts
Generally, achievement of performance goals is obtained by using actual performance to determine the corresponding level of payment, and with respect to determining Ms. Ferrée’s and Mr. Howe’s payouts, then taking into account the weighting allocated to each performance metric under the Camuto Bonus Plan and the DSW Bonus Plan, respectively. Payout levels between the threshold, target, and maximum amounts are determined based on linear interpolation.
As calculated above, the Company achieved $205.3 million in Adjusted Operating Income for fiscal 2022, resulting in a 64% payout for Messrs. Schottenstein, Rawlins, and Poff. For Ms. Ferrée, Company Adjusted Operating Income (weighted 50%) of $205.3, DSW Merchandise Margin on Camuto Produced Product (weighted 25%) of $240.3 million, and Camuto Gross Profit before Royalty expenses, excluding DSW sales (weighted 25%) of $75.9 million, resulted in a 95% payout under the Camuto Bonus Plan. For Mr. Howe, Company Adjusted Operating Income (weighted 75%) of $205.3 and DSW Merchandise Margin on Camuto Produced Product (weighted 25%) of $240.3 million, resulted in a 91% payout under the DSW Bonus Plan.
Fiscal 2022 NEO Payouts
Payouts were made in March 2023 to eligible participants, including the NEOs. The ICP amounts paid to the NEOs are reflected in the table below. Unless otherwise determined by the Committee, all associates who participate in the ICP (including the NEOs) are governed by the same plan parameters.

Fiscal 2022 NEO Cash Incentive Plan Payouts
Name	Payout Level Achieved	Actual Payout
Mr. Schottenstein	64%	$949,662
Mr. Rawlins	64%	$1,233,231
Mr. Poff	64%	$227,446
Mr. Howe	91%	$1,497,375
Ms. Ferrée	95%	$1,218,619

III.    Long-Term Equity Incentive Compensation
We believe that our executive officers are in a position to make substantial contributions to the long-term success of the Company and should have a significant portion of compensation tied to that success. Long-term compensation creates a pay-for-performance culture that provides an incentive to contribute to the continued growth and development of our business and aligns the interests of executive officers with those of our shareholders. Ultimately, this promotes the retention of our executive officers and creates the potential to maximize shareholder value. Our long-term incentive compensation utilized the following types of award grants to achieve these goals, with each award weighted equally (i.e., 50%):
•Performance-based RSUs; and
•Time-based RSUs.
Fiscal 2022 Long-Term Equity Incentive Awards
In determining the value of annual long-term equity incentive grants, the Committee’s overall objective is consistent with our executive compensation philosophy to provide competitive long-term incentive awards. Accordingly, in determining the grant date value for the fiscal 2022 long-term incentive awards, the Committee considered market data from Proxy Peer Group companies provided by Korn Ferry, as well as performance for each NEO. The Committee believes that the fiscal 2022 long-term incentive awards provide an appropriate incentive to the leadership team to focus on long-term shareholder value creation and, at the same time, sufficiently promote retention, which the Company believes is necessary in a competitive labor market. Except with respect to Mr. Howe’s annual long-term equity incentive award, which was granted upon his hire, the fiscal 2022 performance-based RSUs and time-based RSUs were granted in March 2022 as part of the annual performance review process. All of the NEOs’ long-term equity incentive awards granted in fiscal 2022 were made under the Designer Brands Inc. 2014 Long-Term Incentive Plan (as amended and restated, the “LTI Plan”), which was first approved by shareholders in 2014 and amended and restated in 2020.

The information below reflects the long-term equity incentive awards granted to the NEOs in fiscal 2022, which represented an equal split between performance-based RSUs and time-based RSUs.

Fiscal 2022 Annual Equity Grants (1)(2)(3)(4)
Name	# of Performance-Based RSUs Granted (at Target)	# of Time-Based RSUs Granted	Total Shares Granted (at Target)
Mr. Schottenstein	92,250	92,250	184,500
Mr. Rawlins	221,403	221,403	442,806
Mr. Poff	28,045	28,045	56,090
Mr. Howe	72,440	72,440	144,880
Ms. Ferrée	103,320	103,320	206,640
(1)The annual long-term equity incentive awards were granted on March 24, 2022, based on a grant date fair value of $13.55, with the exception of Mr. Howe.
(2)Mr. Howe’s annual long-term equity incentive award was granted on his date of hire on May 30, 2022, based on a grant date value of $15.53.
(3)The performance-based RSUs and time-based RSUs reported in the table above do not include dividend equivalent units earned in fiscal 2022.
(4)Performance-based RSUs vest 100% on the third anniversary of the grant date, subject to the achievement of the threshold performance goal during the one-year performance period that ended January 28, 2023. Time-based RSUs vest 100% on the third anniversary of the grant date.
In addition to the annual long-term equity incentive grants above, Mr. Howe received a one-time grant of 405,665 time-based RSUs in connection with his hiring in May 2022 (the “Howe Hire Award”). The Howe Hire Award was intended to incentivize Mr. Howe to join the Company and offset the value of forfeited stock from his previous employer. The Howe Hire Award was granted on May 30, 2022 under the LTI Plan, based on a grant date fair value of $15.53 that will vest one-third per year over three years, subject to his continued employment with the Company.
Additionally, at the end of fiscal 2022, Mr. Poff received a one-time grant of 62,630 time-based RSUs in recognition of the additional support he would be providing in connection with the CEO transition (the “Poff Recognition Award”). The Poff Recognition Award was granted on January 17, 2023 under the LTI Plan, based on a grant date fair value of $9.58 and will vest 100% on the one-year anniversary of the grant date.
Performance-Based RSUs
Performance-based RSUs reward NEOs in proportion to the Company’s financial performance based on the predetermined performance measure selected by the Committee during the one-year performance period. Following the conclusion of the one-year performance period, the performance-based RSUs are also subject to a subsequent two-year time-based vesting feature, such that performance-based RSUs cliff vest on the third anniversary of the grant date. Accordingly, the performance-based RSUs vest 100% on the third anniversary of the grant date subject to and based upon the achievement of the performance goal during the one-year performance period. If threshold performance is not achieved during the performance period, the performance-based RSUs are forfeited in their entirety.
For fiscal 2022, the Committee selected Adjusted Operating Income as the performance metric, as it believes that this metric provides a meaningful representation of our core financial operating performance and is a key financial metric used by management and other stakeholders.
In the first 90 days of the fiscal year, the Committee establishes the minimum, target, and maximum levels of performance used to determine the potential number of RSUs earned, as shown in the table below. In setting the threshold, target, and maximum Company financial performance goals, the Committee considered specific circumstances facing the Company, historical performance, and investor expectations, as well as input from Korn Ferry. The fiscal 2022 performance-based RSUs were granted on March 24, 2022 based on a grant date fair value of $13.55 per share.

The following table shows the minimum, target, and maximum levels, corresponding payout opportunities, and actual performance results for fiscal 2022 performance-based RSU awards.

Fiscal 2022 Performance-Based RSU Plan
	Minimum	Target	Maximum	Actual Results
One-Year Company Adjusted Operating Income*	$160 million	$230 million	$253 million	$205.3 million
Payout Range (as % of Target)	50%	100%	150%	82.1%
*Adjusted Operating Income is a non-GAAP financial measure that means GAAP Operating Income as reported, adjusted to exclude integration and restructuring expenses, impairment charges, and any other adjustments as separately identified in the Company’s quarterly earnings releases. Adjusted Operating Income excludes the intercompany segment, and the effect of changes in foreign currency exchange rates from the budgeted exchange rate.
Based on the Company’s achievement of $205.3 million of Adjusted Operating Income during the one-year performance period that ended January 28, 2023, and subject to the conclusion of the subsequent two-year time-based vesting period, the NEOs earned 82.1% of their target performance-based RSU grants, as follows:

Fiscal 2022 Performance-Based RSUs Earned
Name	# of Performance-Based RSUs Earned (82.1% of Target)
Mr. Schottenstein	75,737
Mr. Rawlins	181,772
Mr. Poff	23,024
Mr. Howe	59,474
Ms. Ferrée	84,826
The performance-based RSUs reported in the table above do not include dividend equivalent units earned in fiscal 2022.
Time-Based RSUs
Time-based RSUs provide retention value because they generally vest 100% at the end of three years from the grant date. Since the stock unit value is tied directly to the market value of the Company’s common stock, and not exclusively to an increase in the market value of the Company’s common stock, they provide retention value even when the stock price is stable or declining.
Vesting of Fiscal 2019 Awards
In fiscal 2019, the Committee granted long-term equity incentive awards to Messrs. Schottenstein, Rawlins, Poff, and Ms. Ferrée that consisted of performance-based RSUs and time-based RSUs. As disclosed in the Company’s definitive proxy statement for the 2020 Annual Meeting of Shareholders, Messrs. Schottenstein, Rawlins, Poff, and Ms. Ferrée earned 56% of the target grant for fiscal 2019 performance-based RSUs based on the Company’s Adjusted Operating Income during the one-year performance period that ended on February 1, 2020, which awards remained subject to time-based vesting requirements that lapsed in early fiscal 2022. See the Fiscal 2022 Option Exercises and Stock Vested table for more information about the vesting of the performance-based RSUs and time-based RSUs during fiscal 2022.
Benefits and Other Compensation Elements
401(k) Plan
The Company sponsors a tax-qualified 401(k) plan (the “401(k) Plan”), in which all eligible associates, including the NEOs, can elect to participate. Under the 401(k) Plan, participants are able to contribute up to 50% of their total eligible cash compensation (including base salary and annual cash incentive compensation) on a pre-tax or after-tax basis up to the limits imposed by the Code. The maximum allowable per participant deferral in 2022 under the Code was $20,500 ($27,000 if at least age 50). The Company provides a 100% match on the first 3% contributed by a participant and an additional 50% match on the next 2% contributed by a participant. All matching contributions are 100% vested. Matching contributions are not made by the Company until participants have completed at least six months of service with the Company. In light of the matching contribution for participants, and under § 401(a)(17) of the Code, the maximum allowable annual company matching contribution per participant in 2022 was $12,200. Participants can choose to invest their account balances in an array of investment alternatives (some of which are target date funds) as selected by plan fiduciaries. The Company’s stock fund is not among the investment alternatives available to plan participants. The 401(k) Plan allows multiple distribution options of all vested balances after termination of service. However, loans and in-service distributions under certain circumstances, such as a hardship, attainment of age 59-1/2, or a disability, are permitted for participants who are still active with the Company.
Nonqualified Plan
The Company sponsors the Nonqualified Plan, in which a select group of management and other highly-compensated associates, including NEOs, may participate. The Company does not provide a company matching contribution in the Nonqualified Plan. In fiscal 2022, none of the NEOs participated in the Nonqualified Plan.
Under the pre-amended Nonqualified Plan, eligible associates may contribute up to 80% of their base salary and 90% of their monthly and/or annual bonus on a pre-tax basis. Under the amended Nonqualified Plan, eligible associates may contribute up to 70% of their base salary and 80% of their monthly and/or annual bonus on a pre-tax basis. Deferral elections are made annually related to future compensation, in compliance with §409A of the Code. Participating associates who also participate in the 401(k) Plan may earn a 401(k) make-up contribution if their contributions to the Nonqualified Plan reduce the matching contributions they receive in the 401(k) Plan. In order to maintain the Nonqualified Plan’s tax-deferred status, Nonqualified Plan assets are subject to the claims of the Company’s creditors. Participants choose to invest their account in an array of investment alternatives that generally mirror the investment alternatives under the 401(k) Plan. The Nonqualified Plan allows for in-service distributions in a lump sum. The Nonqualified Plan also allows for retirement distributions which are permitted as a lump sum or in three (3), five (5), or ten (10) annual installments. Distribution elections are made when deferral elections are made in compliance with § 409A of the Code.
Termination and Change in Control Arrangements
The currently employed NEOs (other than Mr. Schottenstein and, as discussed below, Mr. Rawlins) have standard executive agreements that entitle them to receive certain benefits and payments if their employment terminates in specified separation scenarios. All of the currently employed NEOs (and all participants in the LTI Plan) are entitled to certain payments or benefits upon a change in control, including potential acceleration of the vesting of outstanding equity awards pursuant to the LTI Plan. These arrangements are described under the Potential Payments upon Termination and Change in Control section. The executive severance agreements do not include specific amounts of salary, bonus opportunities, or equity-based compensation for future years.
On January 5, 2023, the Company announced a planned succession process, whereby Mr. Rawlins stepped down from his role as CEO and as a member of the Board effective April 1, 2023, at which time Mr. Howe assumed the CEO role and joined the Board. To assist in facilitating a smooth transition, Mr. Rawlins will serve as a strategic advisor to the Company and the Board until April 1, 2024, pursuant to a Transition and Consulting Agreement, as described under the Potential Payments upon Termination and Change in Control section.
Other Benefits and Perquisites
Our NEOs receive limited perquisites and other benefits as part of a competitive compensation package. These benefits include a Company matching contribution under our 401(k) Plan (as discussed above), which is available to all employee participants. We provide our Executive Chairman with certain security services through the Company. Additionally, from time to time, we have paid for relocation costs. In fiscal 2022, Mr. Howe relocated to join Designer Brands and the Company provided certain relocation benefits in accordance with our relocation policy. The amount of Mr. Howe’s relocation benefit can be found in footnote (5) of the Summary Compensation Table. In the aggregate, these other benefits constitute only a small percentage of each NEO’s total compensation.
Executive Compensation Governance
Equity Grant Practices
Under the LTI Plan, the Committee approves all equity awards and has not delegated to management the authority to approve equity awards. The Chair of the Committee has authority to approve equity awards in situations where it is not practical to bring the Committee together for such a purpose.
The Committee has a longstanding methodology to determine the grant date on which annual equity awards would be granted to eligible associates. The Committee determined that the annual equity grant date would be the seventh calendar day following the Company’s fiscal year-end earnings release. The Committee also reviews and considers approval of off-cycle equity awards recommended by management. These off-cycle equity awards reflect commitments made by the Company, subject to approval by the Committee, and are for current associates (generally in the case of promotion or retention), new hires who have already become employees of the Company, or prospective hires who have agreed to a start date with the Company. The grant date for current associates, and for new hires who have already become employees of the Company, is the date set by the Committee. The grant date is the first (1st) or the fifteenth (15th) of the month, whichever is closest following the start date, promotion date, or other event date. Additionally, the Committee does not coordinate equity grants so that they are made before announcement of favorable information or after announcement of unfavorable information.

Compensation Risk Assessment
Annually, the Committee reviews the design and operation of our compensation policies and practices, including incentive compensation arrangements for our NEOs to determine whether the Company’s compensation policies and practices are reasonably likely to have a material adverse effect on the Company.
Based on the fiscal 2022 assessment, the Committee has determined that the risks arising from the Company’s compensation plans and policies are not reasonably likely to have a material adverse effect on the Company. Several factors contributed to this assessment, including the following:
•The Committee reviews the quality of our earnings prior to approving incentive payments;
•We provide a significant percentage of compensation based on performance, which is in turn based on short- and long-term incentives that require sustained value creation over several years to earn target incentives;
•For cash incentive payments made under our ICP, the Committee provides a maximum payout (typically, 200% of target);
•The same financial metric (historically, adjusted operating income), is used to determine short-term incentive payouts for all bonus eligible associates; and
•Certain payments to our NEOs are subject to recovery if we restate a financial statement due to material noncompliance with any financial reporting requirement under the securities laws and such noncompliance is a result of misconduct.
We will continue to monitor our compensation policies and practices to determine whether our risk management objectives are being met with respect to incentivizing the Company’s employees.
Stock Ownership Guidelines
The Company has implemented a stock ownership guideline for the CEO. Under this guideline, the CEO is encouraged to hold shares of the Company’s stock with a value at least equal to one (1) times the CEO’s annual base salary, to be achieved within three years of becoming CEO. Counting only directly-owned, fully-vested shares, Mr. Rawlins owned shares representing more than five times the ownership guideline as of January 28, 2023. Mr. Howe, who succeeded Mr. Rawlins as the Company’s CEO effective as of April 1, 2023, does not yet own shares in excess of the ownership guidelines, but has three years from the date of his promotion to CEO to satisfy the stock ownership guidelines.
Clawback Recoupment Policy
The LTI Plan includes a compensation recoupment, or “clawback,” provision that allows the Company to recover payment relating to awards granted under the LTI Plan in certain circumstances, including if a participant engages in fraudulent conduct or activities relating to the Company or a participant knew or should have known of such conduct or activities. Additionally, the LTI Plan gives the Committee the authority to recoup certain compensation in the event that the Company restates its financial statements and, as a result of such restatement, the amount of compensation that would have been paid or payable pursuant to an award granted under the LTI Plan would have been lower had the financial results been properly reported. This policy is in addition to any requirements that might be imposed pursuant to applicable law. In October 2022, the SEC adopted new Rule 10D-1 under the Exchange Act, which requires national securities exchanges, including the NYSE, to establish listing standards relating to executive officer incentive compensation clawback and disclosure rules. The Company intends to monitor the development of NYSE’s final listing standards and plans to amend its existing compensation recoupment policy, as appropriate, in accordance with requirements of NYSE’s final listing standards.
Tax Considerations
Section 162(m) of the Code generally limits deductibility of compensation that a publicly traded company pays to certain “covered employees,” up to $1 million per year. Covered employees for this purpose include the Company’s Chief Executive Officer, Chief Financial Officer, the next three most highly compensated executive officers, and any such “covered employee” for a year after 2016. While the Committee considers tax consequences to the Company as a factor when it makes compensation determinations, the Committee reserves discretion to award compensation that is not fully deductible under Code § 162(m) if the Committee believes that such compensation will best attract, retain, and reward executives and contribute to our business objectives.

REPORT OF THE HUMAN CAPITAL AND COMPENSATION COMMITTEE
The Human Capital and Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on the Human Capital and Compensation Committee’s review and discussion with management, the Human Capital and Compensation Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion and Analysis be included in this Proxy Statement.
Respectfully submitted,
Human Capital and Compensation Committee
Elaine J. Eisenman, Chair
Peter S. Cobb
Joanna T. Lau
Joanne Zaiac
The foregoing Human Capital and Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of the Company under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates the Report by reference therein.

COMPENSATION TABLES
SUMMARY COMPENSATION TABLE
The following table summarizes compensation earned by each of the NEOs during fiscal 2022, fiscal 2021, and fiscal 2020.

Name and Principal Position	Fiscal Year	Salary(1)	Bonus(2)	Stock Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Jay L. Schottenstein Executive Chairman of the Board	2022	$989,231	$0	$2,499,975	$949,662	$207,822	$4,646,690
	2021	$925,385	$0	$2,000,015	$2,776,154	$209,918	$5,911,472
	2020	$844,615	$0	$4,608,330	$1,143,731	$174,620	$6,771,296
Roger L. Rawlins Former Chief Executive Officer	2022	$1,284,615	$0	$6,000,021	$1,233,231	$12,838	$8,530,705
	2021	$1,180,769	$0	$5,000,038	$3,542,308	$12,315	$9,735,430
	2020	$1,008,846	$0	$9,695,004	$1,366,123	$11,730	$12,081,703
Jared A. Poff Executive Vice President, Chief Financial Officer and Chief Administrative Officer	2022	$592,308	$0	$1,360,015	$227,446	$12,684	$2,192,453
	2021	$546,154	$0	$599,974	$655,385	$12,007	$1,813,520
	2020	$492,692	$0	$1,334,655	$320,245	$11,924	$2,159,516
Douglas Howe Chief Executive Officer	2022	$740,385	$250,000	$8,549,964	$1,497,375	$192,867	$11,230,591
Deborah L. Ferrée Vice Chair, Chief Product Officer	2022	$1,030,000	$0	$2,799,972	$1,218,619	$12,530	$5,061,121
	2021	$1,030,000	$300,000	$2,800,021	$2,513,844	$11,930	$6,655,795
	2020	$966,615	$0	$4,052,000	$1,308,937	$11,730	$6,339,282
_______________________________
(1)This amount reflects the base salary paid to each NEO for the applicable fiscal year.
(2)The amount in the bonus column represents a cash sign-on incentive paid to Mr. Howe and a cash recognition bonus paid to Ms. Ferrée in recognition of her accomplishments as President of Camuto LLC during the Company’s fiscal 2021.
(3)This column represents the grant date fair value of performance-based and time-based RSUs granted in each fiscal year in accordance with ASC 718. The amounts reflected are based upon the aggregate grant date fair value of performance-based and time-based RSUs, computed in accordance with ASC 718. The awards do not necessarily correspond to the actual economic value that may be received by the NEOs. Assuming that the highest level of performance conditions would have been achieved, the grant date fair value of each NEO’s fiscal 2022 performance-based RSU would have been: $1,874,981 for Mr. Schottenstein, $4,500,016 for Mr. Rawlins, $570,015 for Mr. Poff, $1,687,490 for Mr. Howe, and $2,099,979 for Ms. Ferrée. For additional information on the valuation assumptions, refer to Note 6 of Designer Brands Inc.’s financial statements in the Annual Report on Form 10-K for the year ended January 28, 2023, as filed with the SEC on March 16, 2023 (the “Form 10-K”). For fiscal 2022, in addition to the annual performance-based and time-based RSUs, total award value for Mr. Howe and Mr. Poff included the Howe Hire Award and Poff Recognition Award, respectively. Additional details regarding these one-time grants are included in the section entitled “Fiscal 2022 Long-Term Equity Incentive Awards” on page 54 of the CD&A. See the Grants of Plan-Based Awards Table for additional information on equity awards made in fiscal 2022.
(4)This column represents the dollar amount awarded to each NEO pursuant to our ICP for fiscal 2022, 2021, and 2020. The incentive amount awarded for fiscal 2022 reflects a 64% payout under the 2022 ICP for Mr. Schottenstein, Rawlins, and Poff, a 91% payout under the DSW Bonus Plan for Mr. Howe, and a 95% payout under the Camuto Bonus Plan for Ms. Ferrée, based on a one-year performance period. See the CD&A section above and the Grants of Plan-Based Awards Table below for additional information on the 2022 ICP, DSW Bonus Plan and Camuto Bonus Plan.
(5)The following table sets forth detail about the amounts reported for fiscal 2022 in the “All Other Compensation” column of the Summary Compensation Table above:

Name	Security(a) ($)	Relocation(b) ($)	401(k) Matching Contributions(c)(d) ($)	Life Insurance Premium ($)	Total ($)
Jay L. Schottenstein	$207,492		–	$330	$207,822
Roger L. Rawlins	–		$12,508	$330	$12,838
Jared A. Poff	–		$12,354	$330	$12,684
Douglas M. Howe		$189,262	$3,385	$220	$192,867
Deborah L. Ferrée	–		$12,200	$330	$12,530
_______________________________
(a)    For Mr. Schottenstein, the amount represents the aggregate incremental cost to the Company of security arrangements in addition to those provided during working days and for business travel. We provide a comprehensive security benefit to the Chairman, a portion of which, based upon the disclosure rules, is deemed to be personal, although we believe there is a legitimate business reason for providing such a benefit. The incremental cost calculation for personal use security benefit includes driver overtime, fuel, tolls, driver public transportation and rental car use, maintenance, and other incidental costs incurred in connection with such personal use.
(b)    Amount represents Company-paid relocation expenses for Mr. Howe. In 2022, Mr. Howe relocated to join Designer Brands and the Company provided certain relocation benefits in accordance with our relocation policy.
(c)     Amounts represent the 401(k) company match contributions made during the fiscal 2022. All contributions were less than or equal to the Code’s maximum contribution limit for the calendar year ended December 31, 2022.
(d)     Mr. Schottenstein is not a participant in the Designer Brands Inc. 401(k) Plan.

FISCAL 2022 GRANTS OF PLAN-BASED AWARDS
The following table provides information on awards granted to each of our NEOs.

			Estimated Possible Payout Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Unit(3) (#)	Grant Date Fair Value of Stock and Option Awards(4)
	Approval Date	Grant Date	Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
Jay L. Schottenstein	N/A	N/A	$741,923	$1,483,847	$2,967,693
	03/09/2022	03/24/2022				46,125	92,250	138,375		$1,249,988
	03/09/2022	03/24/2022							92,250	$1,249,988

Roger L. Rawlins	N/A	N/A	$963,461	$1,926,923	$3,853,845
	03/09/2022	03/24/2022				110,702	221,403	332,105		$3,000,011
	03/09/2022	03/24/2022							221,403	$3,000,011

Jared A. Poff	N/A	N/A	$177,692	$355,385	$710,770
	03/09/2022	03/24/2022				14,023	28,045	42,068		$380,010
	03/09/2022	03/24/2022							28,045	$380,010
		01/17/2023							62,630	$599,995
Douglas M. Howe	N/A	N/A	$825,000	$1,650,000	$3,300,000
	03/4/2022	05/30/2022				36,220	72,440	108,660		$4,274,982
	03/4/2022	05/30/2022							478,105	$4,274,982

Deborah L Ferrée	N/A	N/A	$643,750	$1,287,500	$2,575,000
	03/09/2022	03/24/2022				51,660	103,320	154,980		$1,399,986
	03/09/2022	03/24/2022							103,320	$1,399,986

_______________________________
(1)These columns represent possible payouts for fiscal 2022 under the 2022 ICP for Messrs. Schottenstein, Rawlins, and Poff, the 2022 DSW Bonus Plan for Mr. Howe, and the 2022 Camuto Bonus Plan for Ms. Ferrée. See the CD&A for a discussion of the performance-based criteria applicable for these awards and the Summary Compensation Table for the actual amounts paid for fiscal 2022.
(2)Detailed in these columns are the number of shares underlying the performance-based RSUs granted under the LTI Plan on the dates indicated in the “Grant Date” column, excluding dividend equivalent units. Generally, units will be credited with the same dividend that would be issued if the unit was a Class A Common Share. The amounts associated with the dividend equivalent units will not be distributed unless and until the award is settled. These columns reflect the range of shares that may be potentially earned based on the Company’s achievement of the performance goals established for fiscal 2022. The threshold represents the minimum number of RSUs that could be awarded if the performance goal is achieved at the threshold level (50%). The target represents the number of RSUs that could be awarded upon 100% achievement of the performance goal, and the maximum represents the maximum number of RSUs that could be awarded if the performance goal is achieved at the maximum level (150%). Fiscal 2022 performance was attained resulting in an 82.1% payout based on the Company’s performance at fiscal year end and the performance-based RSUs remain subject to time-based vesting. Performance-based RSUs earned in fiscal 2022 will vest in full on the third anniversary of the grant date.
(3)Detailed in this column is the number of shares underlying the time-based RSUs granted under the LTI Plan on the dates indicated in the “Grant Date” column, excluding dividend equivalent units. Generally, units will be credited with the same dividend that would be issued if the unit was a Class A Common Share. The amounts associated with the dividend equivalent units will not be distributed unless and until the stock unit award is settled. RSUs granted in fiscal 2022 will vest 100% on the third anniversary of the grant date, with the exception of the Howe Hire Award, which will vest 25% on the first and second anniversary of the grant and the remaining 50% on the third anniversary, and the Poff Recognition Award, which will vest 100% on the one-year anniversary of the grant.
(4)Amounts reported in the “Grant Date Fair Value of Stock Options and Awards” column represent the grant date fair value of equity awards granted during fiscal 2022. For additional information on the valuation assumptions, refer to Note 6 in the Form 10-K.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2022
The following table provides information regarding outstanding equity awards held as of January 28, 2023 by each of the NEOs.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number Of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Unit of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)
Jay L. Schottenstein	43,470		N/A	$31.68	3/26/2023
	38,270		N/A	$35.55	3/25/2024
	95,690		N/A	$37.50	3/24/2025
	63,105		N/A	$23.21	12/15/2025
	106,340		N/A	$27.00	3/22/2026	851,508(3)	$8,940,834
	179,970		N/A	$19.02	3/21/2027

Roger L. Rawlins	13,580		N/A	$31.68	3/26/2023
	14,350		N/A	$35.55	3/25/2024
	25,900		N/A	$31.26	10/28/2024
	42,380		N/A	$37.50	3/24/2025
	118,320		N/A	$23.21	12/15/2025	1,963,505(4)	$20,616,803
	290,765		N/A	$21.16	1/31/2027

Jared A. Poff	8,545		N/A	$37.50	3/24/2025
	10,845		N/A	$23.21	12/15/2025	307,802(5)	$3,231,921
	9,875		N/A	$27.00	3/22/2026
	38,565		N/A	$19.02	3/21/2027
Douglas M. Howe	–	–	–	–	–	544,316(6)	$5,715,318
Deborah L. Ferrée	66,648		N/A	$31.68	3/26/2023
	79,725		N/A	$35.55	3/25/2024
	191,385		N/A	$37.50	3/24/2025
	212,680		N/A	$27.00	3/22/2026	949,534(7)	$9,970,107
	359,935		N/A	$19.02	3/21/2027

_______________________________
(1)Amounts shown are inclusive of accrued dividend equivalent units (DEUs). The one-year performance period for the performance-based RSUs has lapsed, and these RSUs are now only subject to time-based vesting.
(2)Represents the closing share price of the Company’s Class A Common Shares on the last day of the fiscal year ($10.50) multiplied by the number of shares not yet vested or earned.
(3)Performance-based RSU awards vest on March 23, 2024 (99,113) and March 24, 2025 (76,966). Time-based RSU awards vest on March 24, 2023 (303,889), September 8, 2023 (211,718), March 23, 2024 (66,075), and March 24, 2025 (93,747).
(4)Performance-based RSU awards vest on March 23, 2024 (247,784) and March 24, 2025 (184,723). Time-based RSU awards vest on March 24, 2023 (759,724), September 8, 2023 (381,088), March 23, 2024 (165,188), and March 24, 2025 (224,998).
(5)Performance-based RSU awards vest on March 23, 2024 (29,733) and March 24, 2025 (23,398). Time-based RSU awards vest on March 24, 2023 (75,970), September 8, 2023 (67,750), January 17, 2024 (62,630), March 23, 2024 (19,821), and March 24, 2025 (28,500).
(6)Performance-based RSU awards vest on May 30, 2025 (60,219). Time-based RSU awards vest on May 30, 2023 (136,913), May 20, 2024 (136,917), and May 30, 2025 (210,267).
(7)Performance-based RSU awards vest on March 23, 2024 (138,759) and March 24, 2025 (86,203). Time-based RSU awards vest on March 24, 2023 (425,445), September 8, 2023 (101,625), March 23, 2024 (92,505), and March 24, 2025 (104,997).

FISCAL 2022 OPTION EXERCISES AND STOCK VESTED
The following table provides information regarding the exercise of stock options and vesting of performance-based and time-based RSUs during fiscal 2022 for the NEOs.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1) (#)	Value Realized On Vesting(2) ($)
Jay L. Schottenstein	181,383	$2,804,320
Roger L. Rawlins	418,186	$6,303,104
Jared A. Poff	62,240	$954,842
Douglas M. Howe	-	$0
Deborah L. Ferrée	157,365	$2,308,493
_______________________________
(1)Reflects vesting of (i) performance-based RSU awards upon completion of both the (a) one-year performance period and (b) three-year time-based vesting period and (ii) time-based RSU awards upon completion of the three-year vesting period. Amounts represent the number of shares for stock awards that vested on applicable vesting dates, prior to the withholding of shares to satisfy taxes, and inclusive of dividend equivalent units that accrued during the performance period. After shares were withheld to satisfy taxes, the NEOs received the following number of shares: Mr. Schottenstein, 127,213; Mr. Rawlins, 226,245; Mr. Poff, 34,011; and Ms. Ferrée, 85,997.
(2)The amounts shown in the Value Realized on Vesting column are calculated based on the closing market price of the Company’s Class A common stock on the trading days before the dates that the awards vested.

FISCAL 2022 NONQUALIFIED DEFERRED COMPENSATION

Name	Plan	Aggregate Earnings in Last FY(1) ($)	Aggregate Balance at Last FYE(2) ($)
Jay L. Schottenstein	Designer Brands Inc. Nonqualified Deferred Compensation Plan	-	-
Roger L. Rawlins	Designer Brands Inc. Nonqualified Deferred Compensation Plan	$(8,077)	$99,966
Jared A. Poff	Designer Brands Inc. Nonqualified Deferred Compensation Plan	$1,342	$286,267
Douglas M. Howe	Designer Brands Inc. Nonqualified Deferred Compensation Plan	-	-
Deborah L. Ferrée	Designer Brands Inc. Nonqualified Deferred Compensation Plan	-	-
_______________________________

(1)Aggregate earnings in the last fiscal year are not reflected in the fiscal 2022 Summary Compensation Table because the earnings were neither preferential nor above-market. See the “Nonqualified Deferred Compensation Plan” subsection of the CD&A for a further description of the applicable plan.
(2)With respect to Mr. Rawlins, the balance listed is attributable to earnings and contributions made to the Nonqualified Deferred Compensation Plan in fiscal 2010 when he was not a named executive officer. Accordingly, no amounts were previously reported in the Summary Compensation Table. Mr. Poff was an active participant in the Nonqualified Deferred Compensation Plan in fiscal 2017, fiscal 2018, and fiscal 2019 and contributed an aggregate amount of $295,975, all of which was previously reported as compensation in the Summary Compensation Tables for each of fiscal 2017, fiscal 2018, and fiscal 2019.

Potential Payments Upon Termination and Change in Control
Standard Executive Agreements with Named Executive Officers
Mr. Rawlins, Mr. Poff, Ms. Ferrée, and Mr. Howe have standard executive agreements with the Company that provide for payments and benefits following termination of their employment without “cause.” The agreement with Ms. Ferrée also includes payments and benefits if she terminates employment for “good reason.” As discussed in greater detail below, Mr. Rawlins’ Executive Agreement was superseded by the Transition Agreement (each as defined below).
Generally, pursuant to the NEOs’ standard executive agreements (other than Mr. Schottenstein, who does not have an employment agreement), if the Company involuntarily terminates the NEO’s employment without “cause,” and in the case of Ms. Ferrée, if she terminates her employment for “good reason,” each NEO (other than Mr. Schottenstein) is entitled to receive the following:
(i)    salary continuation for a 12-month period (18 months in the case of Mr. Rawlins and, effective as of April 1, 2023, in the case of Mr. Howe) based on the executive’s salary as of the date of termination;
(ii)    a pro-rata share of any annual cash incentive bonus (or, in the case of Mr. Rawlins, 1.5 times his annual cash incentive bonus) paid for performance in the fiscal year in which the termination occurs;
(iii)    one year (18 months in the case of Mr. Rawlins and, effective as of April 1, 2023, in the case of Mr. Howe) of accelerated vesting with respect to outstanding stock options, performance-based and time-based RSUs; and
(iv)    reimbursement for the cost of maintaining continuing health coverage under Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for a period of no more than 12 months following the date of termination (18 months in the case of Ms. Ferrée and Mr. Rawlins, and, effective as of April 1, 2023, in the case of Mr. Howe), less the amount the executive is expected to pay as a regular employee premium for such coverage.
Also, pursuant to the ICP, if employment terminates as a result of death or disability, the NEO is entitled to receive a pro-rata share of any annual cash incentive bonus paid for performance in the fiscal year in which the termination occurs, but only if the performance criteria applicable to that performance period are met at the end of that performance period.
Each NEO’s standard executive agreement also contains confidentiality and non-disparagement provisions effective through the term of their agreement, a non-competition provision effective through the longer of one year following termination of employment or the period of any salary continuation (or, in the case of Mr. Rawlins, 18 months), and a non-solicitation provision effective through the longer of two years following termination of employment or the period of any salary continuation. Under these standard executive agreements, an NEO’s receipt of benefits is conditioned on their compliance with the above provisions. In addition, as a part of their standard executive agreements, NEOs are required to execute a release of any claims against the company the NEO may have related to their employment.
As previously disclosed, on January 4, 2023, the Board approved the CEO Transition, whereby the Company’s then-current CEO, Mr. Rawlins, stepped down from his role as CEO and as a member of the Board effective April 1, 2023 (the “Effective Date”), at which time Mr. Howe, the Company’s former Executive Vice President and President of DSW, assumed the CEO role and joined the Board. To assist in facilitating a smooth transition, Mr. Rawlins will serve as a strategic advisor to the Company and the Board for a 12-month period ending April 1, 2024. Specifically, Mr. Rawlins will provide consulting advice and assistance to the Board and the Company, in order to facilitate a seamless transition with respect to Mr. Howe’s succession as CEO. Mr. Rawlins will not receive any additional compensation for such services as a consultant and advisor.
In connection with the CEO Transition, the Board approved a Transition and Consulting Agreement (the “Transition Agreement”) between the Company and Mr. Rawlins, which provides for benefits that are consistent with those that Mr. Rawlins would be entitled to in the event of a termination by the Company without “cause” under the Amended and Restated Standard Executive Severance Agreement, by and between Mr. Rawlins and the Company, dated as of December 6, 2019 (the “Executive Agreement”). Pursuant to the terms of the Transition Agreement, which superseded the Executive Agreement, Mr. Rawlins will be entitled to the following payments:
•Cash payments in an aggregate amount of $1,950,000, payable in payroll installments over an 18-month period following the Effective Date (the “Payment Period”), provided that if Mr. Rawlins becomes employed by another company during the Payment Period, such cash payments will be reduced by 50% over the remaining term of the Payment Period;
•A cash payment amount equivalent to 1.5 times the cash incentive bonus that Mr. Rawlins would have received under the ICP for the performance period in which the Effective Date occurs, based on actual Company performance through the end of the performance period as determined by the Human Capital and Compensation Committee, payable on the date ICP awards are paid to active participants; and

•Reimbursement for the cost of continuing health coverage under COBRA for up to 18 months following the Effective Date, less the employee premium for health coverage, which shall cease if Mr. Rawlins becomes eligible for substantially comparable coverage under another benefit plan.
Consistent with the provisions of the Executive Agreement applicable to a termination by the Company without “cause,” the Transition Agreement sets forth the treatment of Mr. Rawlins’ outstanding equity awards, as follows:
•Any nonqualified stock options that are vested on the Effective Date will remain exercisable until the earlier of 90 days following the Effective Date or the original grant date expiration date, subject to the trading rules set forth in the Company’s policies and procedures, including the Designer Brands Inc. Insider Trading Policy; and
•Outstanding time-based restricted stock unit awards will become vested on the Effective Date with respect to the portion of the awards that have scheduled vesting dates occurring during the Payment Period.
The cash payments and equity award vesting described above are referred to collectively herein as the “Transition Amounts.”
Payment of the Transition Amounts is subject to Mr. Rawlins’ non-revocation of a release and waiver of claims in favor of the Company and his compliance with certain restrictive covenants, including, without limitation, non-competition, non-solicitation, confidentiality, intellectual property assignment, cooperation, and non-disparagement obligations.
Also in connection with the CEO Transition, on January 4, 2023, Mr. Howe and the Company entered into an Amended Executive Severance Agreement (the “Severance Agreement”) that provides for payments and benefits following termination of Mr. Howe’s employment without “cause.” Pursuant to the terms of the Severance Agreement, if the Company involuntarily terminates Mr. Howe’s employment without “cause,” he is entitled to receive: (i) salary continuation for an 18-month period (increased from the 12-month period provided in his prior Standard Executive Severance Agreement), based on his salary as of the date of termination; (ii) a pro-rata share of any annual cash incentive bonus paid for performance in the fiscal year in which the termination occurs; (iii) 18 months (increased from the 12-month period provided in his prior Standard Executive Severance Agreement) of accelerated vesting with respect to outstanding stock options, performance-based RSUs and time-based RSUs; and (iv) reimbursement for the cost of maintaining continuing health coverage under COBRA for a period of up to 18 months (increased from the 12-month period provided in his prior Standard Executive Severance Agreement) following the date of termination, less the employee premium for health coverage.
Equity Plans
Currently, the Company has two equity incentive plans in place under which awards are outstanding: the 2005 Designer Brands Inc. Equity Plan (the “2005 Equity Plan”) and the LTI Plan, which was approved by shareholders at the 2020 Annual Meeting of Shareholders. Pursuant to our 2005 Equity Plan, any applicable award agreement executed in accordance therewith, and applicable award agreements executed in accordance with the LTI Plan, prior to January 1, 2018, termination by reason of death, disability, or retirement (defined as termination after reaching age 65 and completing at least five years of employment) entitles each NEO to receive accelerated vesting with respect to all equity awards that are not vested as of the date of termination. For awards granted on or after January 1, 2018, there is no automatic right to full vesting of awards upon a participant’s retirement under the LTI Plan.
The LTI Plan provides for accelerated vesting of equity awards granted thereunder upon certain qualifying employment terminations following a change in control. In the event of a change in control (as defined in the LTI Plan) and to the extent that outstanding awards are not assumed by a successor entity or replaced with a replacement award: (i) all options and stock appreciation rights will immediately vest and become exercisable; (ii) the restrictions on all RSUs will lapse and all time-based RSUs will vest immediately; and (iii) all performance-based RSUs will immediately vest and be considered earned and paid in full “at target” as if the applicable performance goal had been achieved. Additionally, the Human Capital and Compensation Committee may provide in the applicable award agreement that if within two years of a change in control a plan participant is involuntarily terminated by the Company for reasons other than cause or good reason, then (i), (ii), and (iii) above shall occur. The Human Capital and Compensation Committee, as constituted before a change in control, may also provide for the cancellation of an award for an amount of cash equal to the difference between the exercise price and the then fair market value of the shares of Class A common stock had such award been currently exercisable, make any adjustment deemed appropriate to reflect the change in control, or cause an outstanding award to be assumed by the successor entity after the change in control.
Quantitative Information Upon a Change in Control
The estimated value of the benefits described above are presented in the following table and are calculated as if the respective termination or change in control event occurred on January 28, 2023 and our stock price was $10.50, the closing market price of our Class A Common Shares on January 27, 2023, the last trading day of fiscal 2022 in case of termination and, as applicable, $10.50 in the case of change in control based on the calculation methodology specified in our 2005 Equity Plan. The salary continuation amounts below are based on each NEO’s salary as of the end of fiscal 2022. The actual amounts to be paid will only be determinable at the time of actual payment.

FISCAL 2022 POTENTIAL TERMINATION AND CHANGE IN CONTROL PAYMENTS

	Value of Accelerated Equity Awards ($)
Named Executive Officer	Involuntary Termination Without Cause or Voluntary Termination for Good Reason(1)	Involuntary Termination Because of Death or Disability(2)	Voluntary Termination Because of Retirement(3)	Involuntary Termination due to Change in Control(4)
Jay L. Schottenstein
Salary Continuation	$0	$0	$0	$0
Cash Incentive(6)	$0	$1,500,000	$0	$1,500,000
Benefit Continuation	$0	$0	$0	$0
Accelerate Vesting of Equity	$0	$8,940,834	$0	$8,940,834
Total	$0	$10,440,834	$0	$10,440,834
Roger L. Rawlins
Salary Continuation(5)	$1,950,000	$0	$0	$0
Cash Incentive(6)	$2,925,000	$2,925,000	$0	$2,925,000
Benefit Continuation(7)	$23,246	$0	$0	$0
Accelerate Vesting of Equity	$16,314,732	$20,616,803	$0	$20,616,803
Total	$21,212,978	$23,541,803	$0	$23,541,803
Jared A. Poff
Salary Continuation(5)	$600,000	$0	$0	$0
Cash Incentive(6)	$360,000	$360,000	$0	$360,000
Benefit Continuation(7)	$15,498	$0	$0	$0
Accelerate Vesting of Equity	$2,166,675	$3,231,921	$0	$3,231,921
Total	$3,142,173	$3,591,921	$0	$3,591,921
Douglas M. Howe
Salary Continuation(5)	$1,100,000	$0	$0	$0
Cash Incentive(6)	$1,650,000	$1,650,000	$0	$1,650,000
Benefit Continuation(7)	$16,182	$0	$0	$0
Accelerate Vesting of Equity	$1,437,587	$2,840,040	$0	$2,840,040
Total	$4,203,768	$4,490,040	$0	$4,490,040
Deborah L. Ferrée
Salary Continuation(5)	$1,030,000	$0	$0	$0
Cash Incentive(6)	$1,287,500	$1,287,500	$0	$1,287,500
Benefit Continuation(7)	$8,392	$0	$0	$0
Accelerate Vesting of Equity	$5,534,235	$9,970,107	$0	$9,970,107
Total	$7,860,127	$11,257,607	$0	$11,257,607
_______________________________
(1)The amount reported for “Accelerated Vesting of Equity” reflects the intrinsic value of unvested stock options, performance-based and time-based RSUs that otherwise would have vested during the one year following the NEO’s date of termination.
(2)The amount reported for “Accelerated Vesting of Equity” reflects the intrinsic value of unvested stock options, performance-based and time-based RSUs that would vest immediately upon the NEO’s date of death or disability.
(3)The amount reported for “Accelerated Vesting of Equity” reflects the intrinsic value of all unvested stock options, performance-based and time-based RSUs that would vest immediately upon the NEO’s date of voluntary retirement under the terms of the applicable award agreement.
(4)The amount reported for “Accelerated Vesting of Equity” reflects the intrinsic value of all unvested stock options, performance-based and time-based RSUs that would vest immediately upon the change in control date based on the change in control price, which is represented by the highest closing stock price within 30 days of the fiscal year end only for awards granted under the 2005 Equity Plan. For all other awards, the amount represents the value of the unvested awards using the closing stock price on the last day of the fiscal year.
(5)The amount reported reflects the continued payment of base salary for a period of 12 months at the rate in effect on the NEO’s date of termination (or, in the case of Mr. Rawlins, 18 months).

(6)The amount reported for “Involuntary Termination Without Cause” reflects the pro-rata share of each NEO’s cash incentive bonus at target (and in the case of Mr. Rawlins, 1.5 times his cash incentive bonus at target). The amount reported for “Involuntary Termination Due to Death or Disability” and “Involuntary Termination Due to Change in Control” reflects the pro-rata share of each NEO’s annual cash incentive bonus at target, and assumes the applicable performance criteria has been achieved as of the end of the performance period. The amounts shown represent target awards under the 2022 ICP for Messrs. Schottenstein, Rawlins, and Poff, the DSW Bonus Plan for Mr. Howe, and the Camuto Bonus Plan for Ms. Ferrée; for additional information regarding the 2022 ICP, DSW Bonus Plan, and Camuto Bonus Plan, see the “Performance-Based Short-Term Cash Incentive Plan” subsection of the CD&A.
(7)The amount reported reflects the cost of maintaining health care coverage for a period of 12 months (or, in the case of Mr. Rawlins and Ms. Ferrée, 18 months) at the coverage level in effect as of the NEO’s date of termination. The cost of maintaining health care coverage is calculated as the difference between (i) the Company’s cost of providing the benefits and (ii) the amount the NEO paid for such benefits as of the NEO’s date of termination.

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following disclosure related to our Chief Executive Officer’s compensation as compared to the compensation of all of our other employees. In making this pay ratio disclosure, other companies may use assumptions, estimates, and methodologies different than ours; as a result, the following information may not be directly comparable to the information provided by other companies in our peer group or otherwise. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
Our median employee is a part-time store associate in one of our DSW stores, who worked, on average, approximately 27 hours per week. Due to the material changes in our associate population, we have selected a new median employee.
The median employee was determined using a consistently applied compensation measure. The method used to identify the median employee was to first rank-order all employees (including full-time, part-time, seasonal, and temporary, but excluding the Chief Executive Officer) employed as of January 28, 2023, based on total earnings, and then to select the middle employee. Total earnings included all wages reported to the IRS and Canadian Revenue Agency as taxable wages. For the purposes of the disclosure, we converted the compensation elements paid to our employees in Canada from Canadian dollars to U.S. dollars using the Bank of Canada’s fiscal 2022 average exchange rate of 0.75. Because the median employee was hired late in the fiscal year, we annualized the pay based on the average number of hours worked per week. No other adjustments were made to the total earnings.
In identifying the median employee using the method described above, we excluded approximately 32 employees in Brazil and approximately 176 employees in China because these employees represent less than 5% of our workforce, as permitted under the de minimis exemption to the SEC rules.
Mr. Rawlins had a 2022 annual total compensation of $8,530,705, as reflected in the Summary Compensation Table included in this Proxy Statement. Our median employee’s annual total compensation for fiscal 2022 determined on the same basis was $19,686. As a result, the ratio of the annual total compensation of the CEO to the annual total compensation of the median employee of the Company was approximately 433:1.

Pay Versus Performance Disclosure
As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive compensation actually paid (“CAP”), as calculated under applicable SEC rules, and our financial performance for each of the last three completed fiscal years. As required by SEC rules, the table presented below discloses CAP for (i) the Company’s principal executive officer (“PEO”) and (ii) the Company’s NEOs other than the PEO (the “non-PEO NEOs”), on an average basis.
The methodology for calculating amounts presented in the columns “CAP to PEO” and “Average CAP to Non-PEO NEOs,” including details regarding the amounts that were deducted from, and added to, the Summary Compensation Table (“SCT”) totals to arrive at the values presented for CAP, are provided in the footnotes to the table. A narrative discussion of the relationship between CAP and the Company performance measures (i) listed in the table below and (ii) that the Company has deemed most important in linking CAP during fiscal 2022 to Company performance is also presented below.
We have identified Adjusted Operating Income as our Company-Selected Measure that represents, in our view, the most important financial performance measure used to link CAP to our performance.
Pay Versus Performance Table

					Value of Initial Fixed $100 Investment Based On:
Year	SCT Total for PEO(1)	CAP to PEO(2)	Average SCT Total for Non-PEO NEOs(1)	Average CAP to Non-PEO NEOs(2)	Company TSR	Peer Group TSR(3)	Net Income (Loss)(4)	Adjusted Operating Income (Loss)(5)
Fiscal 2022	$8,530,705	$4,674,582	$5,786,341	$3,966,731	$76.07	$163.57	$162,676,000	$205,300,000
Fiscal 2021	$9,735,430	$11,931,817	$4,373,388	$5,214,144	$91.28	$176.79	$154,481,000	$214,156,000
Fiscal 2020	$12,081,703	$19,358,683	$4,723,649	$6,863,250	$87.43	$174.54	$(488,719,000)	$(424,200,000)

(1)The PEO for all reporting years was Roger Rawlins. The non-PEO NEOs in fiscal 2022 were Jay Schottenstein, Jared Poff, Douglas Howe, and Deborah Ferrée. The non-PEO NEOs in fiscal 2021 and fiscal 2020 were Jay Schottenstein, Jared Poff, Deborah Ferrée and William Jordan.
(2)CAP reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth in the following table. Equity values are calculated in accordance with FASB ASC Topic 718.
SCT Total for PEO to CAP to PEO Reconciliation and Average SCT Total for Non-PEO NEOs to CAP to Average CAP to Non-PEO NEOs Reconciliation:

Year	Executive	Reported SCT Total	Exclusion of Stock Awards and Option Awards(a)	Inclusion of Equity Values(b)	CAP
Fiscal 2022	PEO	$8,530,705	$(6,000,021)	$2,143,898	$4,674,582
	Non-PEO NEO Average	$5,786,341	$(3,802,481)	$1,982,871	$3,966,731
Fiscal 2021	PEO	$9,735,430	$(5,000,038)	$7,196,425	$11,931,817
	Non-PEO NEO Average	$4,373,388	$(1,612,501)	$2,453,257	$5,214,144
Fiscal 2020	PEO	$12,081,703	$(9,695,004)	$16,971,984	$19,358,683
	Non-PEO NEO Average	$4,723,649	$(3,061,750)	$5,201,351	$6,863,250

(a) Amounts in the “Exclusion of Stock Awards and Option Awards” column are based on the amounts set forth in the “Stock Awards” and “Option Awards” columns set forth in the SCT for the applicable fiscal year.
(b) The amounts in the “Inclusion of Equity Values” column of the table above are derived from the amounts set forth in the following table. The equity award adjustments set forth below for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year.

Year	Executive	Year-end Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year	Plus, Change in Fair Value of Prior Year to Last Day of Year of Unvested Equity Awards	Plus, Vesting Date Fair Value of Equity Awards Granted During Year that Vested During Year	Plus, Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year	Minus, Fair Value at Last Day of Prior Year of Equity Awards that Failed to Meet the Vesting Conditions in the Year	Plus, Value of Dividends or Other Earnings Paid on Outstanding Stock or Option Awards Not Otherwise Reflected in Fair Value or Other Compensation	Total Equity Award Adjustments
Fiscal 2022	PEO	$4,724,958	$(3,558,165)	$-	$977,106	$-	$-	$2,143,898
	Non-PEO NEO Average	$2,820,728	$(934,551)	$-	$96,694	$-	$-	$1,982,871
Fiscal 2021	PEO	$5,197,536	$825,780	$-	$1,173,109	$-	$-	$7,196,425
	Non-PEO NEO Average	$1,676,193	$257,512	$-	$519,552	$-	$-	$2,453,257
Fiscal 2022	PEO	$18,345,465	$(497,587)	$-	$28,417	$904,311	$-	$16,971,984
	Non-PEO NEO Average	$5,794,128	$41,029	$-	$(387,005)	$246,801	$-	$5,201,351

Stock option fair values, as of each measurement date, were determined using valuation assumptions and methodologies (including expected term, volatility, dividend yield, and risk-free interest rates) that are generally consistent with those used to estimate fair value at grant. The below valuation assumptions used to calculate option fair values differed materially from those at the time of grant:
•Risk-free rates range from 0.12% to 1.36% for the pay versus performance valuations versus a range of 1.39% to 2.04% for grant date valuations.
•The expected term estimate ranges from 0.56 years to 7 years for the pay versus performance valuations versus a range of 5.14 years to 5.56 years for the grant date valuations.

•All other valuation assumptions are not substantially different than the grant date assumptions and there were no changes in calculation methodology.
(3)We used the S&P MidCap 400 Retail Index as our peer group for purposes of Item 201(e) of Regulation S-K to calculate peer group total shareholder return. Total shareholder return (“TSR”) for both the Company and the peer group is based on an initial $100 investment, measured on a cumulative basis from the market close on January 28, 2020, through and including the end of the fiscal year for which TSR is being presented in the table. TSR calculations reflect reinvestment of dividends.
(4)Amounts shown are net income (loss) attributable to DBI, as reflected in the Form 10-K for each of fiscal 2022, 2021, and 2020.
(5)Adjusted Operating Income is a non-GAAP financial measure that means GAAP Operating Income as reported, adjusted to exclude integration and restructuring expenses, impairment charges, and any other adjustments as separately identified in the Company’s quarterly earnings releases. For fiscal 2022, Adjusted Operating Income, for performance pay purposes, also excludes the intercompany segment and the effect of changes in foreign currency exchange rates from the budgeted exchange rate.
Narrative Discussion of Relationship between CAP and Financial Performance Measures
One objective of the “Pay Versus Performance Table” is to illustrate how performance-based features in our executive compensation program operate to index pay to performance.
In addition to reviewing this discussion and the Pay Versus Performance Table above, we encourage you to read the CD&A section of this Proxy Statement, which explains our executive compensation philosophy and programs and compensation decisions relating to fiscal 2022 compensation for our NEOs.
Relationship between CAP and TSR
The graph below reflects the relationship between the CAP to PEO and Average CAP to Non-PEO NEO and the Company’s cumulative indexed and peer group TSR (assuming an initial fixed investment of $100) for fiscal 2020 - fiscal 2022.

Relationship between CAP and Net Income
The graph below reflects the relationship between the CAP to PEO and Average CAP to Non-PEO NEO and the Company’s net income (loss) for the applicable reporting years. As the table illustrates, net income (loss) in fiscal 2020 was materially negatively impacted by the COVID-19 pandemic, while CAP values were artificially inflated by the change in stock price from the beginning and end of fiscal 2020. Since long-term equity constitutes a substantial proportion of our NEOs’ compensation mix, the CAP calculation is heavily influenced by the change in stock price used to determine long-term equity values.

Relationship between CAP and Adjusted Operating Income
The graph below reflects the relationship between the CAP to PEO and Average CAP to Non-PEO NEO and the Company’s Adjusted Operating Income for the applicable years. As the table illustrates, adjusted operating income in fiscal 2020 was materially negatively impacted by the COVID-19 pandemic, while CAP values were artificially inflated by the change in stock price from the beginning and end of fiscal 2020. Since long-term equity constitutes a substantial proportion of our NEOs’ compensation mix, the CAP calculation is heavily influenced by the change in stock price used to determine long-term equity values.

The following table sets forth an unranked list of the most important financial performance measures, including the Company-Selected Measure, used by the Company to link CAP (for all NEOs) to Company performance for fiscal 2022, as further described in the CD&A within the sections titled “Annual Incentive Compensation” and “Long-Term Incentive Compensation.”

Most Important Financial Measures
Company Adjusted Operating Income *
DSW Merchandise Margin
Camuto Gross Profit on Non-DSW Products

* Adjusted Operating Income is a non-GAAP financial measure that means GAAP Operating Income as reported, adjusted to exclude integration and restructuring expenses, impairment charges, and any other adjustments as separately identified in the Company’s quarterly earnings releases. For fiscal 2022, Adjusted Operating Income, for performance pay purposes, also excludes the intercompany segment and the effect of changes in foreign currency exchange rates from the budgeted exchange rate.

PROPOSAL 3 — ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS
This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to express their views on the compensation of its named executive officers in accordance with Section 14A of the Exchange Act. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the Company’s compensation philosophy, policies, and practices described in this Proxy Statement.
At the 2022 Annual Meeting of Shareholders, approximately 97% of the votes cast on the advisory “say-on-pay” vote on executive compensation were voted in favor of the proposal. The Human Capital and Compensation Committee viewed the vote as a strong expression of our shareholders’ general satisfaction with the Company’s current executive compensation program. As a result, the Human Capital and Compensation Committee decided that it was not necessary to implement material changes to our executive compensation programs specifically in response to the 2022 “say-on-pay” vote.
In accordance with Section 14A of the Exchange Act, the Company asks that you indicate your approval of the compensation paid to our NEOs as described in this Proxy Statement in the CD&A, compensation tables, and narratives included elsewhere in this Proxy Statement.
Because your vote is advisory, it will not be binding on the Board. However, the Board and the Human Capital and Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.
For the reasons discussed in this Proxy Statement, the Board recommends that shareholders vote to approve the following resolution:
“RESOLVED, that the 2022 compensation of the Named Executive Officers of the Company, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this Proxy Statement, is approved.”
The Board has adopted a policy providing for annual say-on-pay advisory votes. The Company has included in this Proxy Statement a proposal regarding the frequency of the say-on-pay advisory vote (“say-on-frequency” vote) and the Board has recommended that the shareholders vote “one year” to approve an annual say-on-pay vote. Unless the Board modifies the Company’s policy, the next say-on-pay advisory vote will be held at our 2024 Annual Meeting of Shareholders and the next say-on-frequency advisory vote will be held at our 2029 Annual Meeting of Shareholders.
Vote Required
Under our Code of Regulations, approval of this proposal requires the affirmative vote of the holders of the greater of (i) a majority of the shares required to constitute a quorum for such meeting, in which case abstentions and broker non-votes have the effect of votes “Against” the proposal, and (ii) a majority of the shares voted on such proposal, in which case abstentions and broker non-votes are disregarded and have no effect on the outcome of the vote.
Your Board of Directors unanimously recommends a vote “FOR” the approval of the resolution relating to the compensation of our Named Executive Officers.

PROPOSAL 4 — ADVISORY VOTE ON THE FREQUENCY OF SHAREHOLDER VOTES ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS
The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that at least once every six years, companies ask their shareholders how often they would like to be presented with the “say-on-pay” advisory vote on named executive officer compensation: every year, every two years, or every three years. This non-binding, advisory vote is commonly referred to as a “say-on-frequency” vote. As such, we are asking you to vote on the frequency with which the Company should seek an advisory say-on-pay vote on the compensation of its named executive officers, such as Proposal 3 of this Proxy Statement. As discussed in greater detail below, the Board believes that an annual frequency (i.e., one year) is the optimal frequency for the say-on-pay vote. Shareholders are not voting to approve or disapprove the Board’s recommendation. Instead, shareholders may cast their votes on their preferred voting frequency by choosing any of the following four options with respect to this proposal:
•One year;
•Two years;
•Three years; or
•Abstain.
While the Company will continue to monitor developments in this area, the Company’s current policy provides for an annual say-on-pay vote. The Board believes that an advisory vote on executive compensation that occurs every year continues to be the most appropriate and therefore our Board recommends that you vote for a one-year interval for the advisory say-on-pay vote on executive compensation. In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation will allow the Company’s shareholders to provide the Company with direct and more frequent input on the Company’s compensation philosophy, policies, and practices as disclosed in the proxy statement every year. Specifically, because the Company makes its compensation decisions on an annual basis, we believe that our shareholders should have an annual opportunity to provide advisory approval of these decisions. We also believe that an annual frequency vote provides the highest level of accountability and direct communication with our shareholders. Additionally, an annual advisory vote on executive compensation is consistent with the views expressed by our shareholders through our shareholder engagement program.
The Board will take the results of the vote into account when deciding when to call for the next advisory vote on executive compensation. However, because this vote is advisory and not binding on the Board in any way, the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option receiving the highest number of votes.
In accordance with Section 14A of the Exchange Act, the next say-on-frequency vote will be held at our 2029 Annual Meeting of Shareholders.
Vote Required
Under our Code of Regulations, approval of this proposal requires the affirmative vote of the holders of the greater of (i) a majority of the shares required to constitute a quorum for such meeting, in which case abstentions and broker non-votes have the effect of votes “Against” the proposal, and (ii) a majority of the shares voted on such proposal, in which case abstentions and broker non-votes are disregarded and have no effect on the outcome of the vote.
Your Board of Directors unanimously recommends a vote for “1 YEAR” as the frequency of future advisory shareholder votes on executive compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
The following table sets forth information with respect to the only persons known to us to own beneficially more than five percent of our outstanding Class A or Class B Common Shares as of March 31, 2023, unless as otherwise specified:

	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned		Percentage of Combined Voting Power of All Classes of Common Shares
Name and Address of Beneficial Owner	Class A	Class B(1)	Class A	Class B
Jay L. Schottenstein	14,552,709(2)	7,720,154(2)	22.3%	99.8%	57.4%
4300 East Fifth Avenue
Columbus, OH 43219
Schottenstein RVI, LLC	7,928,117(2)	7,298,593(2)	12.2%	94.4%	49.6%
4300 East Fifth Avenue
Columbus, OH 43219
BlackRock, Inc.	8,422,753(3)	—	14.7%	—	7.1%
55 East 52nd Street
New York, NY 10055
The Vanguard Group	5,827,126(4)	—	10.2%	—	4.9%
100 Vanguard Boulevard
Malvern, PA 19355
______________________________
(1)Each Class B Common Share of Designer Brands Inc. is exchangeable into one Class A Common Share.
(2)Mr. Schottenstein beneficially owns 14,552,709 Class A Common Shares of Designer Brands Inc. in the aggregate. This includes (i) 26,100 Class A Common Shares held by the Jerome Schottenstein Fund A Revocable Trust, of which Mr. Schottenstein acts as co-trustee and has shared power to vote and dispose of such shares; (ii) 997,328 shares held by the Jay Schottenstein Revocable Trust 2009, of which Mr. Schottenstein acts as co-trustee and has shared power to vote and dispose of such shares; (iii) 63,754 shares held by the Lori Schottenstein 1984 Subchapter S Trust, of which Mr. Schottenstein is co-trustee and has shared power to vote and dispose of such shares; (iv) 56,814 shares held by the Saul Schottenstein Subchapter S Trust #4, of which Mr. Schottenstein is trustee and has sole power to vote and dispose of such shares; (v) 40,000 shares held by the Geraldine Schottenstein Trust UAD 07/01/1998 Amended & Restated 08/14/2008, of which Mr. Schottenstein is co-trustee and has shared power to vote and dispose of such shares; (vi) 236,528 Class A Common Shares held by Schottenstein SEI, LLC (“SSEI”) (Mr. Schottenstein is manager of SSEI); (vii) 1,273,099 shares held by Schottenstein Realty LLC, of which Mr. Schottenstein is a member by virtue of various family trusts, a director, Chairman and Chief Executive Officer and has shared power to vote and dispose of such shares; (viii) 483,375 Class A Common Shares that Mr. Schottenstein has a right to purchase within 60 days of March 31, 2023; (ix) 629,524 Class A Common Shares held by Schottenstein RVI, LLC (“Schottenstein RVI”) (Mr. Schottenstein is manager of Schottenstein RVI); (x) 1,161,436 Class A Common Shares held by Susan S. Diamond, her spouse, and certain of her lineal descendants and affiliates (the Diamond Affiliates), of which Mr. Schottenstein has sole voting power with respect to such shares, pursuant to a voting agreement; and (xi) 1,864,597 Class A Common shares held by Jubilee Limited Partnership of which Mr. Schottenstein acts as trustee of trusts that hold the shares of the general partner of Jubilee Limited Partners and has sole power to vote dispose of such shares.
Also included in the aggregate number of Class A Common Shares that Mr. Schottenstein beneficially owns are the following Class B Common Shares that may be converted into Class A Common Shares on a one-for-one basis at any time: (i) 71,905 Class B Common Shares held by the Jay Schottenstein Revocable Trust 2009; (ii) 349,656 Class B Common Shares held by SSEI; and (iii) 7,298,593 Class B Common Shares held by Schottenstein RVI.
(3)Based solely upon information contained in Amendment No. 1 to Schedule 13G filed with the SEC on January 26, 2023, as of December 31, 2022, BlackRock, Inc. has sole voting power over 8,336,450 shares, shared voting power over 0 shares, sole dispositive power over 8,422,753 shares, and shared dispositive power over 0 shares.
(4)Based solely upon information contained in Amendment No. 14 to Schedule 13G filed with the SEC on February 9, 2023, as of December 30, 2022, The Vanguard Group, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, has sole voting power over 0 shares, shared voting power over 89,595 shares, sole dispositive power over 5,690,066 shares, and shared dispositive power over 137,060 shares.
The information with respect to beneficial ownership is based upon information furnished by the shareholder or information contained in filings made with the SEC.

Security Ownership of Management and Directors
The following table sets forth, as of March 31, 2023, information with respect to our Class A and Class B Common Shares owned beneficially by each director and named executive officer individually, and by all directors and executive officers as a group:

	Number of Shares Beneficially Owned(1)(2)		Percentage of Shares Beneficially Owned(3)		Percentage of Combined Voting Power of All Classes of Common Shares
Name	Class A	Class B	Class A	Class B
Peter S. Cobb	65,617	--	*	--	*
Elaine J. Eisenman	138,932	--	*	--	*
Deborah L. Ferrée	1,284,425	--	2.2%	--	1.1%
Douglas M. Howe	135,221	--	*	--	*
William L. Jordan	555,488	--	1.0%	--	*
Joanna T. Lau	107,851	--	*	--	*
Jared A. Poff	240,509	--	*	--	*
Roger L. Rawlins	1,530,527	--	2.7%	--	1.3%
Jay L. Schottenstein(4)	14,552,709	7,720,154	22.3%	99.8%	57.4%
Joseph A. Schottenstein(5)	1,431,012	--	2.5%	--	1.2%
Harvey L. Sonnenberg	70,660	--	*	--	*
Allan J. Tanenbaum(6)	199,210	--	*	--	*
Joanne Zaiac	54,088	--	*	--	*
Rich A. Paul	7,118	--	*	--	*
Tami J. Fersko	7,118	--	*	--	*
All directors and executive officers as a group (17 persons)**	19,372,840	7,720,154	28.6%	99.8%	60.2%
_________________________________________
*    Represents less than 1% of outstanding Common Shares.
**    Includes shares held by Mary Turner and James S. Weinberg who are not named in the table.
(1)Each Class B Common Share of Designer Brands is exchangeable into one Class A Common Share.
(2)Except as otherwise noted, the persons named in this table have sole power to vote and dispose of the shares listed. This table includes Class A Common Shares identified in the following table as to which the named person has the right to acquire beneficial ownership upon the options exercisable and restricted stock units vesting within 60 days of March 31, 2023, and upon the payment of vested deferred share units on a one-for-one basis upon retirement from the Board within 60 days of March 31, 2023:

Beneficial Owner	Stock Options Exercisable within 60 days of March 31, 2023	Share Units Vesting within 60 days of March 31, 2023
Peter S. Cobb	--	65,617
Elaine J. Eisenman	--	123,363
Deborah L. Ferrée	843,725	--
Douglas M. Howe	--	135,221
William L. Jordan	284,910	--
Joanna T. Lau	--	49,607
Jared A. Poff	65,118	--
Roger L. Rawlins	491,715	--
Jay L. Schottenstein	483,375	--
Joseph A. Schottenstein	--	--
Harvey L. Sonnenberg	--	60,095
Allan J. Tanenbaum	--	149,245
Joanne Zaiac	--	5,528
Rich Paul	--	--
Tami Fersko	--	--
All directors and executive officers as a group (17 persons)**	2,266,298	588,676

(3)The percentage is based upon 57,188,687 Class A Common Shares and 7,732,743 Class B Common Shares outstanding on March 31, 2023, plus the number of shares a person has the right to acquire within 60 days of March 31, 2023.
(4)Please see footnote (2) to the table above under “Security Ownership of Certain Beneficial Owners” for additional information about Mr. Schottenstein’s beneficial ownership.
(5)Includes 1,273,099 shares held by Schottenstein Realty LLC, of which Mr. Schottenstein is an Executive Vice President and has shared power to vote and dispose of such shares, and 31,050 shares held by various family trusts of which Mr. Schottenstein is co-trustee and has shared power to vote and dispose of such shares.
(6)Mr. Tanenbaum pledged 27,746 shares as security for a line of credit in fiscal 2016.
The foregoing information with respect to beneficial ownership is based upon information furnished by each director or executive officer, or information contained in filings made with the SEC.
Equity Compensation Plan Information
The following table sets forth additional information, as of January 28, 2023, about our Class A Common Shares that may be issued upon the exercise of options and other rights under our existing equity compensation plans and arrangements, divided between plans approved by our shareholders and plans or arrangements not submitted to our shareholders for approval. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options, warrants, and other rights and the number of shares remaining available for future grants, excluding the shares to be issued upon exercise of outstanding options, warrants, and other rights.

	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights(1)(2)(3)	(b) Weighted-average exercise price of outstanding options, warrants, and rights(2)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3)
Equity compensation plans approved by security holders	10,906,840	$26.16	6,067,058
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	10,906,840	$26.16	6,067,058
_________________________________________
N/A - Not applicable
(1)DSW Inc. 2005 Equity Incentive Plan, as amended and restated in 2021.
(2)Includes 2,685,713 shares issuable pursuant to the exercise of outstanding stock options, 6,790,795 shares issuable pursuant to restricted stock units, 968,617 shares issuable pursuant to performance-based restricted stock units, and 461,715 shares issuable pursuant to director stock units. Since the restricted stock units, performance-based restricted stock units, and director stock units have no exercise price, they are not included in the weighted average exercise price calculation in column (b).
(3)LTI Plan.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our executive officers, directors, and “beneficial owners” of more than 10% of our Class A common stock to file stock ownership reports and reports of changes in ownership with the SEC. Based on a review of those reports and written representations from the reporting persons, we believe that during fiscal 2022, all transactions were reported on a timely basis except for one Form 4 for each of Ms. Zaiac, Ms. Fersko, and Mr. Rich due to administrative error.
VIRTUAL MEETING INFORMATION
Attending the Virtual 2023 Annual Meeting
The 2023 Annual Meeting will be a virtual-only meeting conducted exclusively by live audio cast. There will not be a physical location for our 2023 Annual Meeting, and you will not be able to attend in person. We believe that the virtual platform provides greater shareholder participation, as shareholders can virtually attend the 2023 Annual Meeting regardless of their physical location.
To participate in the virtual meeting, please visit www.virtualshareholdermeeting.com/DBI2023 and enter the 16-digit control number included in your Notice, on your proxy card, or on the instructions that accompanied your proxy materials. Accordingly, only authenticated shareholders who owned shares of our common stock as of the close of business on April 21, 2023, will be able to participate in the 2023 Annual Meeting. You may begin to log into the meeting platform beginning at 10:45 a.m. Eastern Time on Thursday, June 15, 2023. The meeting audio cast will begin promptly at 11:00 a.m. Eastern Time on June 15, 2023.
The virtual meeting platform is fully supported across browsers running the most updated version of applicable software and plug-ins. Please ensure that you have a strong Wi-Fi connection wherever you intend to participate in the meeting. Please also give yourself sufficient time to log-in, allow ample time for the check-in procedures, and ensure you can hear the streaming audio before the meeting starts. Help and technical support for accessing and participating in the virtual meeting will be available by following the instructions on the virtual meeting website (see “Other Important Information” for additional details).
Shareholders will be able to submit questions online during the 2023 Annual Meeting, and our CEO or General Counsel will answer shareholder questions during the live Q&A session. To ensure the meeting is conducted in a manner that is fair to all shareholders, the chair of the meeting may exercise broad discretion in recognizing shareholders who wish to participate, the order in which questions are asked, and the amount of time devoted to any one question. We will answer questions relevant to meeting matters that comply with the meeting rules of conduct during the 2023 Annual Meeting, subject to time constraints. However, we reserve the right to exclude questions that are not pertinent to meeting matters or to edit profanity or other inappropriate language. Questions regarding personal matters or matters not relevant to meeting matters will not be answered. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition. Questions relevant to meeting matters that we do not have time to answer during the meeting will be posted to our website following the meeting. By virtually attending the 2023 Annual Meeting, shareholders agree to abide by the agenda and procedures for the 2023 Annual Meeting.
Voting at the Virtual 2023 Annual Meeting
You may vote online during the virtual 2023 Annual Meeting by following the instructions provided at www.virtualshareholdermeeting.com/DBI2023. Please have your Notice, proxy card, or VIF available when you access the virtual meeting website.
We encourage shareholders to vote before the 2023 Annual Meeting. Most shareholders have a choice of voting before the 2023 Annual Meeting by proxy over the internet, by telephone, or by using a traditional proxy card or VIF. Refer to the Notice or your proxy card or VIF to see which options are available to you and how to use them. The internet and telephone voting procedures are designed to authenticate shareholders’ identities and to confirm that their instructions have been properly recorded.
Other Important Information
Although the live audio cast is available only to Designer Brands’ shareholders as of the record date, a replay of the meeting will be made available on our website after the meeting and will remain available for approximately 30 days following the meeting. If you encounter any technical difficulties with the virtual meeting website on the meeting day, please call the technical support number that will be posted on the virtual meeting log-in page. Technical support will be available starting at 10:45 a.m. Eastern Time and until the meeting has finished.

OTHER MATTERS
Shareholder Director Nominees
The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders for the 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”), provided that the recommendation is submitted in writing, between February 17, 2024, and April 16, 2024, to Designer Brands Inc., 810 DSW Drive, Columbus, Ohio 43219, Attention: Corporate Secretary. If the date of the 2024 Annual Meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the 2023 Annual Meeting, or in the case of a special meeting of shareholders, nominations for director must be received by our Corporate Secretary within seven days after we mail or otherwise provide public notice of the meeting.
Each such submission must include the requisite information as set forth and in accordance with our Code of Regulations.
Shareholder Proposals
In order to be considered for inclusion in the Company’s proxy materials distributed to shareholders prior to the 2024 Annual Meeting, a shareholder proposal in compliance with Rule 14a-8 under the Exchange Act must be received by Designer Brands no later than December 30, 2023. Written requests for inclusion should be addressed to: Corporate Secretary, 810 DSW Drive, Columbus, Ohio 43219. It is suggested that you mail your proposal by certified mail, return receipt requested.
In order for proposals of shareholders made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by our Corporate Secretary at the above address by March 14, 2024. In addition, shareholders who intend to solicit proxies in support of director nominees other than the company’s nominees must comply with the additional requirements of Rule 14a-19(b).
Shareholder Communications to the Board of Directors
Shareholders and interested parties may communicate with the Board or individual directors (including the non-employee or independent directors as a group) directly by writing to the directors in care of our Corporate Secretary, 810 DSW Drive, Columbus, Ohio 43219, in an envelope clearly marked “shareholder communication.” Such communications will be provided promptly and, if requested, confidentially to the respective directors.
General Information
A copy of the Form 10-K for the fiscal year ended January 28, 2023, as filed with the SEC, will be sent to any shareholder without charge upon written request, addressed to the Investor Relations Department, 810 DSW Drive, Columbus, Ohio 43219.
Management is not aware of any other business being properly brought before the 2023 Annual Meeting. However, if any other matters shall properly come before such meeting, it is the intention of the persons named in the form of proxy to vote such proxy in accordance with their best judgment on such matters.
It is important that proxies be returned promptly. Therefore, whether or not you expect to virtually attend the 2023 Annual Meeting, you are urged to complete and submit your proxy.
Householding
Shareholders who share the same last name and address will receive one package containing a separate Notice for each individual shareholder at that address. Shareholders who have elected to receive paper copies and who share the same last name and address will receive only one set of our Annual Report on Form 10-K and Proxy Statement, unless such shareholders have notified us that they wish to continue receiving multiple copies. This method of delivery, known as “householding,” will help ensure that shareholder households do not receive multiple copies of the same document, helping to reduce our printing and postage costs, as well as saving natural resources.
If you hold our stock certificates or have book-entry shares at Computershare, you can opt out of the householding practice and receive prompt delivery of a separate copy of the materials by calling 1-866-540-7095 (toll-free) from the U.S. and Canada, or 1312-360-5129 from other countries, or by writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department. If you would like to opt out of this practice and you are a beneficial holder, please contact your bank or broker.
If you are receiving multiple copies of proxy materials at your household and would prefer to receive a single copy of these materials, please contact Computershare at the above numbers or address. If you are a beneficial holder, please contact your bank or broker.

# DESIGNER BRANDS

DSW
DESIGNER SHOE WAREHOUSE
THE SHOE COMPANY
CROWN VINTAGE
Hush Puppies
Jessica Simpson
Keds
KELLY & KATIE
LE TIGRE
THE ORIGINAL TIGER
LUCKY BRAND
MIX NO. 6
topo athletic
VINCE CAMUTO

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V14280-P87265 ! ! ! For All Withhold All For All Except For Against Abstain ! !! ! !! DESIGNER BRANDS INC. To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the director nominee(s) on the line below. DESIGNER BRANDS INC. 810 DSW DRIVE COLUMBUS, OH 43219 ATTN: CORPORATE SECRETARY 01) Harvey L. Sonnenberg 02) Allan J. Tanenbaum 03) Peter S. Cobb 04) Douglas M. Howe 2. Ratification of the appointment of Deloitte & Touche LLP as our independent registered accounting firm for the fiscal year ending February 3, 2024. 4. Advisory vote on the frequency of shareholder votes on the compensation of named executive officers. 3. Advisory vote on the compensation paid to our named executive officers in the fiscal year ended January 28, 2023. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney-in-fact, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer(s) and specify the title(s) of such officer(s). The Board of Directors recommends you vote FOR each of the following director nominees: The Board of Directors recommends you vote FOR proposals 2 and 3. The Board of Directors recommends you vote 1 YEAR for proposal 4. NOTE: The proxy holders are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting and any postponements, continuations, or adjournments thereof. 1. Election of Directors: ! !!! 3 Years1 Year 2 Years Abstain VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 14, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/DBI2023 You may attend the meeting via the Internet and vote online during the virtual meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 14, 2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

V14281-P87265 DESIGNER BRANDS INC. 810 DSW DRIVE, COLUMBUS, OHIO 43219 ANNUAL MEETING OF SHAREHOLDERS - JUNE 15, 2023 THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned shareholder of Designer Brands Inc. (the "Company") hereby appoints Michelle C. Krall and Jared A. Poff, or either of them individually, as attorneys and proxies with full power of substitution to vote all common shares of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the "2023 Annual Meeting") of the Company to be held via live audio cast at www.virtualshareholdermeeting.com/DBI2023 on Thursday, June 15, 2023 at 11:00 a.m., Eastern Time, and at any postponements, continuations, or adjournments thereof, with all of the powers such undersigned shareholder would have if personally virtually present at the 2023 Annual Meeting, for the purposes listed on the reverse side. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE WITH RESPECT TO A MATTER, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS (PROPOSAL 1), "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING FEBRUARY 3, 2024 (PROPOSAL 2), "FOR" THE ADVISORY VOTE ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS IN THE FISCAL YEAR ENDED JANUARY 28, 2023 (PROPOSAL 3), "1 YEAR" ON THE ADVISORY VOTE ON THE FREQUENCY OF SHAREHOLDER VOTES ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS (PROPOSAL 4), AND IN THE DISCRETION OF THE PROXY HOLDER(S) ON ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE 2023 ANNUAL MEETING AND ANY POSTPONEMENTS, CONTINUATIONS, OR ADJOURNMENTS THEREOF. Continued and to be signed on reverse side Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 2022 Annual Report on Form 10-K are available at www.proxyvote.com.